MINING SERVICES INTERNATIONAL CORPORATION
                            8805 SOUTH SANDY PARKWAY
                                SANDY, UTAH 84070


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD NOVEMBER 7, 2001



TO THE SHAREHOLDERS OF MINING SERVICES INTERNATIONAL CORPORATION:


         A special meeting of the shareholders (the "Special Meeting") of Mining Services International Corporation (the "Company") will be held at the Hampton Inn located at 10690 South Holiday Park Drive, Sandy, Utah 84070, on November 7, 2001. The Special Meeting will convene at 2:00 p.m., local time, to consider and take action on the following proposals:


         (1) To sell substantially all of the assets, subsidiaries and certain joint venture interests of the Company's explosives manufacturing, services and supply business (the "Asset Sale") pursuant to an Asset Purchase Agreement as amended, dated November 30, 2000, by and among Union Espanola de Explosivos S.A., Union Espanola de Explosivos-MSI International, S.A., Mining Services International, Inc., and the Company (the "Purchase Agreement"). A copy of the Purchase Agreement and amendments thereto are attached as Appendix A to the accompanying Proxy Statement.

         (2) To amend the Company's Articles of Incorporation to change the Company's name to "Nevada Chemicals, Inc." immediately following the consummation of the Asset Sale. A copy of the proposed amendment is attached as Appendix B to the accompanying Proxy Statement.

         (3) To transact such other business as may properly come before the Special Meeting or any adjournment(s) thereof.


         ONLY OWNERS OF RECORD OF THE 7,314,260 SHARES OF THE COMPANY'S COMMON STOCK OUTSTANDING AS OF THE CLOSE OF BUSINESS ON OCTOBER 9, 2001 (THE "RECORD DATE"), WILL BE ENTITLED TO NOTICE OF AND TO VOTE AT THE SPECIAL MEETING. EACH SHARE OF COMMON STOCK IS ENTITLED TO ONE (1) VOTE.


         THE ATTENDANCE AT AND/OR VOTE OF EACH SHAREHOLDER AT THE SPECIAL MEETING IS IMPORTANT, AND EACH SHAREHOLDER IS ENCOURAGED TO ATTEND. PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY MAIL THE ENCLOSED PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                              MINING SERVICES INTERNATIONAL CORPORATION
                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/  John T. Day
                              John T. Day, President and Chief Executive Officer

Sandy, Utah
Dated: _____________, 2001

                    MINING SERVICES INTERNATIONAL CORPORATION
                            8805 SOUTH SANDY PARKWAY
                                SANDY, UTAH 84070


                                 PROXY STATEMENT


         This Proxy Statement is being furnished to shareholders of Mining Services International Corporation (the "Company") to seek their approval of the sale of the explosives business of the Company. This sale will fundamentally affect the future direction of the Company.

         The Company operates in the specialty chemicals industry, with operations in (i) the production of sodium cyanide for use in gold mining, and
(ii) the manufacture, supply, and sale of explosives and complementary products and services in the domestic and foreign mining and construction markets. The Company has negotiated the sale of its explosives and complimentary products and services business.

         The assets associated with the Company's explosives business in the United States are held directly by the Company and through its subsidiaries, Tennessee Blasting Services, LLC ("TBS"), Green Mountain Explosives, Inc. ("GME") and O'Brien Design Associates, Inc. ("ODA") The foreign operations associated with the explosives business are primarily held by foreign subsidiaries of the Company, MSI Chemicals Limited, Cayman Mining Services Limited, Central Asia Chemicals Limited, MSI Russia LLC and MSI International Holding Company Limited. Essentially all of the assets and operations associated with the explosives business held by the Company and Green Mountain Explosives, the Company's ownership interest in Tennessee Blasting Services, LLC and O'Brien Design Associates, the stock of the Company's foreign subsidiaries, and interests in the Company's foreign joint ventures, other than its 50% interest in West Africa Chemicals, Ltd. and its 51% interest in Turon-MSI Ltd (collectively the "Explosives Business"), will be sold, subject to approval by the Company's stockholders, to subsidiaries formed for that purpose by Union Espanola de Explosivos S.A., a privately-held Spanish company based in Madrid, Spain. The newly formed subsidiaries will be funded and owned in part by current members of the Company's management. Union Espanola de Explosivos is a major, Spanish-based entity engaged in the explosives, defense, sport cartridges and nitrochemicals industries.

--------------------------------------------------------------------------------
         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE ASSET SALE; PASSED ON THE MERITS OR FAIRNESS OF THE ASSET SALE; OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE OF THE ASSET SALE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         YOUR CONSIDERATION OF MANAGEMENT'S PROPOSALS AND VOTE AT THE SPECIAL MEETING ARE VERY IMPORTANT. PLEASE CAREFULLY READ THIS PROXY STATEMENT AND THE ATTACHED MATERIALS AND DATE, SIGN, AND RETURN THE ENCLOSED PROXY SO YOUR SHARES CAN BE VOTED AT THE SPECIAL MEETING.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
         THIS PROXY STATEMENT AND FORM OF PROXY ARE FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT OCTOBER 10, 2001.
--------------------------------------------------------------------------------

         The following is a brief summary of the terms of the Explosives Business sale to UEE, which should be read in conjunction with the more detailed explanations of these and other items included later in this Proxy Statement:

* The Company is selling its Explosives Business, including physical assets, contractual rights, accounts receivable, customer relationships, licensing agreements, intellectual property, and the name "Mining Services International" to UEE. The company expects to enter into a management agreement with UEE for UEE to manage the operations of Turon-MSI Ltd. (See "Proposal 1: The Asset Sale--Terms of the Asset Sale--Non-Competition Obligations.") (See "Proposal 1: The Asset Sale--Terms of the Asset Sale--Sale of Assets.")

* As consideration for the purchase of the Company's Explosives Business, subject to certain adjustments, UEE will pay the Company $6.35 million in cash at the closing of the transaction and will assume all liabilities of the Company associated with the Explosives Business existing at the date of closing. These liabilities were reflected on the Company's balance sheet as of June 30, 2001, at approximately $13.12 million. In addition, UEE will assume a note payable to the Company for funds advanced to the Explosives Business by the sodium cyanide operations of the Company in the principal amount of $1 million, which will be paid to the Company, together with interest of 8-1/2% per annum, over a five-year period. Additionally the Company has advanced to Tennessee Blasting Services $200,000 (which can be increased to a total of $300,000 at the reasonable request of UEE) with interest at a rate equal to the Company's borrowing rate from its principal bank (currently prime plus .25%). This note is secured by a conditional guaranty of UEE and is due and payable December 31, 2001. The purchase price is subject to adjustment based on: (i) changes in assets and liabilities associated with the Explosives Business between June 30, 2000, and the closing of the Asset Sale; and (ii) the ultimate collection of the accounts receivable acquired by UEE in the transaction. UEE has the right to offset any reductions in the purchase price arising from the contractual adjustments or any indemnification obligations of the Company against the amounts otherwise payable under the terms of the $1 million note. (See "Proposal 1: The Asset Sale--Terms of the Asset Sale--The Purchase Price.")

* A UEE subsidiary will make employment offers to all of the Company's employees working within the Explosives Business, including senior management other than Dr. Day, and the Company expects that nearly all of its Explosives Business employees will become employees of a UEE subsidiary. (See "Proposal 1: The Asset Sale--Terms of the Asset Sale--Sale of Assets.")

* The Company will adopt a deferred compensation plan for its management-level employees, which will be assumed by UEE on completion of the Asset Sale. (See "Proposal 1: The Asset Sale--Terms of the Asset Sale--Related Agreements.")

* Seven members of the current management of the Company or certain of its subsidiaries, Duane Moss, David Reddick, Richard Clayton, Douglas Later, Wade Newman, John O'Brien, and Mitchell Green, will collectively acquire approximately 10.1% of one of the subsidiaries formed by UEE to purchase the Explosives Business upon the closing of the Asset Sale, and, subject to the satisfaction of certain conditions, may increase their ownership interest up to approximately 14.1% of such subsidiary five years later. (See "Proposal 1: The Asset Sale--Terms of the Asset Sale--Related Agreements.")

* Dr. John Day, a director of the Company and its current president and chief executive officer, will remain in those positions with the Company but will also enter into a three-year consulting agreement with UEE, pursuant to which he will initially devote between 77 and 123 hours per month to UEE, decreasing over the term of the agreement to approximately 77 hours per month. (See "Proposal 1: The Asset Sale--Terms of the Asset Sale--Related Agreements.")

* The Company will purchase an aggregate of 59,682 shares of the Company's common stock at $4 per share, or a total of $238,728, from five management employees, forgive $58,000 of indebtedness in exchange for 13,500 shares held by another member of management, and purchase 28,009 shares from another member of management at $9.92 per share, or a total of $277,850, in satisfaction of prior contractual obligations. Each of these members of management will also agree to waive all rights they have under existing employment agreements and compensation plans and will agree to the termination of all options held by them. (See "Proposal 1: The Asset Sale--Terms of the Asset Sale--Related Agreements.")

* The Company will be prohibited from competing in the explosives industry for a period of seven years subsequent to the closing of the Asset Sale, other than its continued operations through its West Africa Chemicals Ltd. joint venture on a scale similar to the current operations.

* The Company will retain its Cyanco joint venture interest, which will remain fully staffed with approximately 30 full-time employees, the real property and improvements at which its corporate facilities are located, its 50% interest in West Africa Chemicals, Ltd. and, subject to the proposed management agreement, its joint venture interest in Turon-MSI. The Company will lease its corporate facilities to a UEE subsidiary at a rent based on rents for similar properties in the surrounding locality. (See "Proposal 1: The Asset Sale--Plans for the Company Subsequent to the Asset Sale.")

* In connection with the sale of the Explosives Business to UEE and its subsidiaries, the Company will change its corporate name to "Nevada Chemicals, Inc." (See "Proposal 2: Corporate Name Change.")

         The explosives industry has been undergoing significant consolidation, and all of the major competitors of the Company are significantly larger than the Company and have access to greater resources. The consolidation of the explosives industry has occurred following the consolidation in the mining industry where the ownership in larger mines are being held by fewer, but larger companies, increasing pressure on suppliers to consolidate. The Company's board of directors (the "Board") concluded that in order to remain competitive, the Explosives Business would have to be significantly expanded. However, such expansion would require a major capital expenditure or a merger with, or acquisition of, other entities involved in the explosives industry. The Company explored a number of alternatives, including acquiring complementary businesses, seeking financing to fund the growth of the Explosives Business, and using internally generated funds and newly developed products to expand the Explosives Business. Historically, the Company has been able to use the excess cash flow generated by its sodium cyanide business to provide support in expanding the Explosives Business. However, as the gold mining industry has slowed as a result of persistent low gold prices, this business, while remaining profitable, has decreased, reducing the cash available to the Company from this source. At the same time, the trading price for the common stock of the Company has remained low, making it difficult to negotiate an acquisition or seek equity funding without significantly diluting the interests of existing shareholders. Consequently, the Company has been unable to expand the Explosives Business significantly on terms acceptable to the Board.

         Faced with concerns over whether the Company could maintain its competitive position without expansion, ultimately the Board explored the possible sale of the Explosives Business, leading to the agreement with UEE. The Board believes the sale of the Explosives Business to UEE to be in the best interest of the Company and its shareholders. On December 12, 2000, the last trading day prior to the announcement of the sale of the Explosives Business to UEE, the closing price for the Company's Common Stock was $1.562.

         Since the Company is selling UEE the right to continue to use the name "Mining Services International" in connection with the Explosives Business, the Company is also seeking your approval to change its corporate name to "Nevada Chemicals, Inc."

         A great deal of additional information about the Company and the proposals to be submitted to shareholders is contained in the remaining parts of this Proxy Statement. Shareholders are encouraged to review this information thoroughly and to promptly return the enclosed proxy so that their shares can be voted at the Special Meeting.

         Proxies are being solicited by the Company. In addition to this solicitation by mail, the directors, officers, and employees of the Company may solicit proxies by mail, telephone, facsimile transmission, or in person. Such persons will not receive additional compensation in connection with any solicitation but may be reimbursed for reasonable out-of-pocket expenses. All proxy solicitation costs will be paid by the Company.

         The enclosed proxy, even though executed and returned to the Company, may be revoked at any time before it is voted, either by giving a written notice, mailed or delivered to the secretary of the Company so it is received prior to the Special Meeting, by submitting a new proxy bearing a later date prior to the Special Meeting, or by voting in person at the Special Meeting. If an executed proxy is returned to the Company without specific direction, the proxy will be voted in accordance with the Board's recommendations. The Board has unanimously recommended the adoption of all proposals submitted to the shareholders.

         For a discussion of special factors to be considered in connection with the Asset Sale, see the discussion under "SPECIAL FACTORS" beginning on page 7. For a discussion of certain risks associated with the proposals to shareholders, see the discussion under "RISK FACTORS" beginning on page 18.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

         This Proxy Statement and accompanying materials contain certain forward-looking statements and information relating to the Company and its business that are based on the beliefs of management of the Company and assumptions made concerning information currently available to management. Such statements reflect the current views of management of the Company and are not intended to be accurate descriptions of the future. The discussion of the future business prospects of the Company is subject to a number of risks and assumptions, including the completion of the proposed transaction with UEE, the ability of the Company to successfully use and invest proceeds from the sale of the Explosives Business, the performance of the cyanide industry and its effect on the Company's Cyanco joint venture, the ability of the Company to attract and retain talented senior management, the ability of UEE to meet its obligations to the Company that are not satisfied at the closing of the Asset Sale, the success of the marketing efforts of the entities with which the Company has agreements, and the ability of the Company to compete with larger, more established entities. Should one or more of these, or other, risks materialize, or if the underlying assumptions of management prove incorrect, actual results of the Company may vary materially from those described. The Company does not intend to update these forward-looking statements, except as may occur in the regular course of its periodic reporting obligations.

                                TABLE OF CONTENTS

                                                                                                               Page
PROXY STATEMENT...................................................................................................i
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION.....................................................................vii
SUMMARY...........................................................................................................1
   SPECIAL MEETING................................................................................................1
   THE AGREEMENT..................................................................................................2
   CORPORATE NAME CHANGE..........................................................................................4
   SUMMARY PRO FORMA FINANCIAL INFORMATION OF THE COMPANY.........................................................5
   SUMMARY HISTORICAL FINANCIAL INFORMATION OF THE COMPANY........................................................6
SPECIAL FACTORS...................................................................................................7
   BACKGROUND AND REASONS FOR THE ASSET SALE......................................................................7
     The Company's and John Day's Reasons for the Asset Sale......................................................7
     Negotiations of the Company with Third Parties...............................................................8
     UEE'S Reasons for the Asset Sale.............................................................................9
     The Managers Reasons for the Asset Sale......................................................................9
     Negotiations with UEE.......................................................................................10
     Chronology of Negotiations with UEE.........................................................................11
   FAIRNESS OF CONSIDERATION.....................................................................................15
   SOURCE OF FUNDING.............................................................................................23
   COSTS OF TRANSACTION..........................................................................................24
   Expenses......................................................................................................24
   FEDERAL INCOME TAX CONSEQUENCES...............................................................................24
   BENEFITS AND DETRIMENTS OF ASSET SALE.........................................................................26
RISK FACTORS.....................................................................................................28
   IMMEDIATELY FOLLOWING THE ASSET SALE, THE COMPANY'S BUSINESS WILL HAVE A NARROWED FOCUS.......................28
   THE COMPANY WILL LACK MANAGEMENT, EMPLOYEES, AND INFRASTRUCTURE FOLLOWING THE ASSET SALE......................28
   THE COMPANY WILL FACE FUTURE STRATEGIC ISSUES.................................................................28
   FOLLOWING THE ASSET SALE, THE COMPANY WILL BE PRIMARILY DEPENDENT ON A SINGLE PRODUCT.........................29
   THE COMPANY WILL BE DEPENDENT ON THE CYANIDE AND GOLD MINING INDUSTRIES.......................................29
   IF THE ASSET SALE IS NOT CONSUMMATED, THE COMPANY MAY NEED ADDITIONAL CAPITAL.................................29
   THE FACTORS THAT HAVE NEGATIVELY AFFECTED THE EXPLOSIVES BUSINESS MAY CHANGE..................................29
   THERE ARE SEVERAL CONDITIONS TO THE CLOSING OF THE EXPLOSIVES BUSINESS SALE...................................29
   NASDAQ MAY SEEK TO DELIST THE COMPANY'S STOCK FROM ITS MARKET.................................................30
   THE USE OF THE PROCEEDS FROM THE ASSET SALE IS IN THE BOARD'S DISCRETION......................................30
   A LOW STOCK PRICE FOR THE COMPANY'S COMMON STOCK MAY RESULT IN UNSOLICITED ACQUISITION PROPOSALS..............30
   THE COMPANY MAY BECOME LIABLE FOR CERTAIN AMOUNTS UNDER THE PURCHASE AGREEMENT................................31
PROPOSAL 1:  THE ASSET SALE......................................................................................32
   RECOMMENDATION OF THE BOARD OF DIRECTORS......................................................................32
   PLANS FOR THE COMPANY SUBSEQUENT TO THE ASSET SALE............................................................33
   TERMS OF THE ASSET SALE.......................................................................................34
   Sale of Assets................................................................................................34
   Explosives Business Assets and Interests......................................................................35
   Assumed Liabilities...........................................................................................35
   The Purchase Price............................................................................................35
   Closing.......................................................................................................36
   Related Agreements............................................................................................37
   Representations and Warranties................................................................................41
   Operations of the Company Prior to Closing....................................................................41



                                                                                                               Page

   No Solicitation Provision.....................................................................................42
   Non-Competition Obligations...................................................................................42
   Termination of the Purchase Agreement.........................................................................42
   Termination Fee...............................................................................................43
   Indemnification; Survival of Representations and Warranties...................................................43
   RIGHTS OF EXECUTIVES..........................................................................................43
   INTEREST OF MANAGEMENT OR DIRECTORS IN ASSET SALE.............................................................43
   ACCOUNTING TREATMENT OF THE ASSET SALE........................................................................44
   GOVERNMENT AND REGULATORY APPROVALS...........................................................................44
   APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS...................................................................44
   REQUIRED VOTES................................................................................................44
PROPOSAL 2:  CORPORATE NAME CHANGE...............................................................................45
   REQUIRED VOTES................................................................................................45
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS............................................................45
   Pro Forma Consolidated Balance Sheet..........................................................................46
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS................................................51
June 30, 2001....................................................................................................51
SELECTED HISTORICAL FINANCIAL DATA...............................................................................53
SELECTED QUARTERLY HISTORICAL FINANCIAL DATA.....................................................................54
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION......................................................55
AND RESULTS OF OPERATIONS........................................................................................55
   RESULTS OF OPERATIONS.........................................................................................55
Historical six months ended June 30,.............................................................................55
   Pro Forma Adjustments.........................................................................................55
   Pro Forma Consolidated........................................................................................56
   PRO FORMA FINANCIAL RESULTS ASSUMING COMPLETION OF ASSET SALE.................................................56
     Three-months ended June 30, 2001 vs. 2000...................................................................56
     Six-months ended June 30, 2001 vs. 2000.....................................................................57
     Liquidity and Capital Resources.............................................................................60
   INFLATION.....................................................................................................61
BUSINESS OF THE COMPANY SUBSEQUENT TO ASSET SALE.................................................................63
   GENERAL.......................................................................................................63
   CYANCO JOINT VENTURE INTEREST.................................................................................66
   COMPETITION...................................................................................................67
   DEPENDENCE ON CUSTOMERS.......................................................................................67
   PATENTS, TRADEMARKS AND LICENSES..............................................................................67
   RAW MATERIALS.................................................................................................67
   EMPLOYEES.....................................................................................................68
   WEST AFRICA CHEMICALS JOINT VENTURE INTEREST..................................................................68
   ENVIRONMENTAL COMPLIANCE......................................................................................68
   OTHER GOVERNMENTAL REGULATIONS................................................................................68
   PROPERTY......................................................................................................68
   LEGAL PROCEEDINGS.............................................................................................69
MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS..........................................................69
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................71
   IDENTITY AND BACKGROUND OF OFFICERS, DIRECTORS, AND AFFILIATES OF THE COMPANY.................................73
   SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.......................................................78
   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................................................78
SHAREHOLDER PROPOSALS............................................................................................78
OTHER MATTERS....................................................................................................78
INDEPENDENT PUBLIC ACCOUNTANTS...................................................................................79
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................79
AVAILABLE INFORMATION............................................................................................79
INDEX TO FINANCIAL STATEMENTS....................................................................................80


                   QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

         Q.   Who are the Company and UEE?

         A. Mining Services International Corporation (the "Company" or "MSI") is a leading innovator, manufacturer and supplier of high quality explosives and specialty chemicals vital to the construction and mining industries. The Company has operations in North America, South America, Central Asia, Russia and Africa. The principal offices of the Company are located at 8805 South Sandy Parkway, Sandy, Utah 84070, and its phone number is (801) 233-6000.

         Union Espanola de Explosivos S.A. is a privately-held Spanish corporation based in Madrid, Spain, and is the largest explosives manufacturer in Europe and one of the largest in the world, with activities on all major continents and other operations in initiation systems, defense, sport cartridges and nitrochemicals. Union Espanola de Explosivos' consolidated annual sales for 2000 were approximately 250 million Euros, its earnings before interest, taxes, depreciation and amortization (EBITDA) was 47 million Euros in 2000, and it currently has approximately 1,800 employees. Its headquarters are located at Av. Del Partenon, 16-5a Pl., Campo de las Naciones, Madrid, Spain, and its phone number is 34-91-722-0100.

         Q.   Why is the Company selling the Explosives Business?

         A. As a result of the consolidation occurring in the explosives industry, the Board concluded that the Company would need to significantly expand the Explosives Business in order to maintain its market share and remain competitive. After exploring alternatives, the Board concluded that, given the limited resources available to the Company, it would be more advantageous to the Company to sell its Explosives Business.

         Q.   What will I receive as a result of the sale?

         A. All of the proceeds of the sale will be paid to the Company. You will not receive anything directly, unless the Board elects to make a distribution with a portion of the proceeds. The Board has not reached a decision as to the ultimate application of the proceeds. Until such a decision is arrived at and implemented, the proceeds will be placed in short-term financial instruments.

         Q.   What will I own after the sale?

         A. You will continue to own shares in the Company, which will change its name to "Nevada Chemicals, Inc." The Company will have ongoing operations in the chemicals industry, producing and marketing sodium cyanide for sale to the gold mining industry through its Cyanco joint venture with Degussa Corporation. The Company will also retain its 50% interest in West Africa Chemicals Ltd., a joint venture with Chemicals Holdings International, a subsidiary of the Omnia Group, located in South Africa and its 51% interest in Turon-MSI Ltd., located in Uzbekistan, although it is anticipated that UEE will manage the operations of Turon-MSI and be entitled to any benefits from such operations. West Africa Chemicals has explosives operations in Ghana, Africa. The Company is considering several strategic options with respect to its West Africa Chemicals interest. The Company will also have the proceeds of the Asset Sale available to it for potential use in future growth or acquisitions. With respect to Turon-MSI, the Company is negotiating a management agreement with UEE whereby UEE-MSI will manage the operation and retain all income and obligations therefrom until the Company's interest in Turon-MSI can be successfully transferred to UEE-MSI. Under the proposed management agreement, UEE-MSI is expected to indemnify the Company against any loss or obligation which may arise from the operation of Turon-MSI.

         Q.   What risks and other factors should I consider?

         A. You should review the information under the captions "SPECIAL FACTORS" beginning on page 7 and "RISK FACTORS" beginning on page 18 for a discussion of certain risks and other factors associated with the transaction.

         Q.   What is the recommendation of the Board of Directors?

         A. The Board of Directors has unanimously recommended that shareholders vote in favor of the sale of the Explosives Business and changing the Company's name to "Nevada Chemicals, Inc."

         Q.   How do I make sure my vote is counted?

         A. Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the shareholders' meeting. You may attend the meeting in person, whether or not you submit a proxy. If your shares are held by your broker, you cannot vote your shares directly. You should give your broker instructions as to how you wish your shares to be voted. You should follow the directions provided by your broker regarding how to transmit those instructions.

         Q.   Can I change my vote after mailing my proxy?

         A. Yes. You may change your vote by delivering a signed notice of revocation, or a signed proxy that bears a later date, to the Company prior to the shareholders' meeting, or by attending the shareholders' meeting and voting in person. Certain shareholders of the Company who have signed an agreement with UEE to vote in favor of the proposal to sell the Explosives Business may not change their vote.

         Q.   Who can I call with questions?

         A.  You may  call  John  Day or  Duane  Moss of the  Company  at  (801)
233-6000.

                                     SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information, including the financial statements, appearing elsewhere herein. Shareholders are urged to read this Proxy Statement and the appendices attached hereto carefully and in their entirety. Capitalized terms used in this Proxy Statement shall have the meaning ascribed to them herein.

SPECIAL MEETING


Date, Time, and Place:    The special meeting of the shareholders of the Company
                          will be held November 7, 2001, at 2:00 p.m., local time, at the Hampton Inn located at 10690 South
                          Holiday Park Drive, Sandy, Utah 84070.


Purpose of the Special    The  Special  Meeting  is being held to  consider  and
Meeting:                  approve the following matters:

                          (1) To authorize the sale of the Explosives Business (the "Asset Sale") pursuant to an Asset Purchase Agreement, dated November 30, 2000, as amended, by and among the Company and Union Espanola de Explosivos S.A., and its newly-formed subsidiaries, Union Espanola de Explosivos-MSI International, S.A., and Mining Services International, Inc. (the "Purchase Agreement"). A copy of the Purchase Agreement and amendments thereto are attached as Appendix A to this Proxy Statement. (See "Proposal 1: The Asset Sale.")

                          (2) To amend the Company's Articles of Incorporation to change the Company's corporate name to "Nevada Chemicals, Inc." (the "Corporate Name Change"). A copy of the proposed amendment is attached as Appendix B to this Proxy Statement. (See "Proposal 2: Corporate Name Change.")

                          (3) To transact such other business as may properly come before the Special Meeting or any adjournment(s) thereof.


Record Date:              The close of business on October 9, 2001.


Shares Outstanding and    On the Record  Date,  there were  7,314,260  shares of
Entitled to Vote:         Common Stock of the Company outstanding, each entitled
                          to cast one vote at the Special Meeting.

Quorum: The bylaws of the Company require that holders of a majority of the voting power of issued and outstanding Common Stock be in attendance at the Special Meeting, in person or by proxy, in order to constitute a quorum.

Required Votes:           The affirmative  vote of a majority of the outstanding
                          shares of common stock is required to approve the sale of the Explosives Business. Assuming that a majority of the shares of the Company's common stock are represented at the Special Meeting, the affirmative vote of a majority of the votes cast at the Special
                          Meeting is  required  to approve  the  Corporate  Name
                          Change.

THE AGREEMENT

Union Espanola de         Union Espanola de Explosivos--MSI International,  S.A.
Explosivos--MSI           ("UEE-MSI"),  is a  newly-organized  subsidiary of UEE
International, S.A.:      formed  to  hold  the  Explosives   Business'  foreign
                          subsidiaries  and  joint  venture  interests,   Mining
                          Services   International,   Inc.,   and   intellectual
                          property. UEE-MSI's North American offices will be located at 8805 South Sandy Parkway, Sandy, Utah
                          84070.

Mining Services           Mining  Services   International,   Inc.,  a  Delaware
International, Inc.:      Corporation (formerly known as UMSI Acquisition Corp.)
                          (collectively  with  UEE  and  UEE-MSI,  "UEE"),  is a
                          newly-organized    subsidiary   of   UEE-MSI    formed
                          specifically   to  hold  and  operate  the  Explosives
                          Business  located in North  America.  Mining  Services
                          International, Inc.'s North American offices will be located at 8805 South Sandy Parkway, Sandy, Utah
                          84070.

Conditions to             The Purchase  Agreement  provides that the  respective
Consummation              obligations  of the Company and UEE to consummate  the
of the Asset Sale:        Asset Sale are conditioned  upon,  among other things,
                          the   fulfillment  of  the  agreements  and  covenants
                          contained in the Purchase Agreement, the continued validity of the representations and warranties made by the parties, the lack of any material adverse change to the Explosives Business, the approval of the Asset
                          Sale by the Company's shareholders, approval of a working line of credit, and obtaining consents of certain third parties to the assignment of material contracts of the Explosives Business. (See "Risk
                          Factors:  Conditions  to Closing of Sale of Explosives
                          Business.")

Closing Date:             If the sale of the Explosives  Business is approved by
                          the shareholders, the Company anticipates consummating the transaction shortly following the Special Meeting
                          (the "Closing"). Pursuant to the terms of the Purchase
                          Agreement, if the Asset Sale is not consummated by October 31, 2001, either party may terminate the Purchase Agreement.

Termination:              The Purchase  Agreement may be terminated prior to the
                          Closing  upon  the   occurrence  of  certain   events,
                          including,  among other things,  (a) by mutual written
                          consent of the  parties;  (b) by the Company or UEE if
                          the Asset Sale shall not have been  consummated  on or
                          before  October 31, 2001; (c) by the Company or UEE if
                          certain  conditions  had not been  satisfied or waived
                          prior to August  31,  2001,  which  they have now been
                          either  satisfied or  waived;(d) by the Company or UEE
                          if any  governmental  entity  has  issued a  permanent
                          injunction or prohibition of the  transaction;  (e) by
                          the Company or UEE if the Company's  shareholders fail
                          to approve the  transaction;  (f) by the Company if it
                          has entered into a "Superior  Proposal,"  as that term
                          is defined in the Purchase Agreement,  for the sale of
                          the Company's Explosives Business;  (g) by the Company
                          if  the  Board  approves  or  recommends  a  "Superior
                          Proposal,"  and  if  the  Company  has  complied  with
                          certain provisions set forth in the Purchase Agreement
                          regarding  a  "Superior  Proposal;"  (h) by UEE if the
                          Company solicits or commences negotiations  concerning
                          an alternative acquisition proposal; (i) by UEE if the
                          Company's  Board  withdraws,  changes  or  refuses  to
                          reaffirm its recommendation to shareholders to approve
                          the  Asset  Sale,   or   recommends   an   alternative
                          transaction to shareholders; (j) by UEE if discovery of an environmental condition within the Explosives
                          Business occurs which could, in UEE's sole opinion, subject UEE to environmental liability, investigation, audit or proceeding; (k) by UEE if the Company shall have materially breached its obligations with respect to a "Superior Proposal;" l) by UEE if a "Material
                          Adverse Effect," has occurred or is likely to occur, as that term is defined in the Purchase Agreement; and
                          (m) by either party if the other party materially breaches its representations or warranties or fails to perform its covenants or agreements and such breach continues without cure for a period of 30 days after the breaching party's receipt of notice.

Termination Fee:          If the Purchase Agreement is terminated as a result of
                          certain  occurrences  or reasons,  as set forth in the
                          Purchase Agreement, then the Company will be obligated
                          to pay a  termination  fee of  $200,000  to UEE,  plus
                          reimburse UEE for  reasonable  out-of-pocket  expenses
                          associated  with  the   transaction,   not  to  exceed
                          $500,000.

Business Consequences     If the Asset Sale is not consummated, the Company will
of Terminating            continue to conduct the  Explosives  Business and will
the Purchase Agreement:   re-evaluate  the ways in which it can seek to maximize
                          the value of this business. (See "Risk Factors.")

Financial Accounting      The Company will recognize a financial accounting loss
Consequences:             of approximately  $324,000, net of tax benefits.  (See
                          "Notes to Unaudited Pro Forma  Consolidated  Financial
                          Statements.")

Federal Tax               The sale of the  Explosives  Business  will not have a
Consequences:             tax  consequence  for individual  shareholders  of the
                          Company solely as a result of their share ownership.

Fairness Opinion:         Christenberry  Collet  &  Company,  Inc.  ("CCCO"),  a
                          Kansas City,  Missouri-based  investment banking firm,
                          was  retained  by the Company to provide an opinion as
                          to the  fairness,  from a financial  point of view, of
                          the consideration to be received by the Company in the
                          Asset  Sale.  After  reviewing  the terms of the Asset
                          Sale,  the  Company,  the  Explosives  Business,   the
                          explosives industry,  the Company's  competitors,  and
                          other factors,  CCCO determined that the consideration
                          the Company  will receive in the Asset Sale is fair to
                          the Company's  shareholders  from a financial point of
                          view.  Because of the revision of the  purchase  price
                          pursuant  to  the  May  Amendment,  in May  2001  CCCO
                          reexamined the terms of the transaction and determined
                          that  the  revised   consideration  the  Company  will
                          receive in the Asset Sale is fair to the Company's shareholders from a financial point of view. A copy of CCCO's opinion letter to the Board, including all updates thereto, is attached to this Proxy Statement as Appendix C.

CORPORATE NAME CHANGE

Reasons for the           The assets  being sold to UEE include the right to use
Corporate Name Change:    the  name  "Mining  Services  International"  that  is
                          associated with the Company's explosives products and services. As a consequence, the Purchase Agreement requires that the Company change its corporate name in connection with the Closing. The Board proposes that the Company change its corporate name to "Nevada
                          Chemicals, Inc." upon consummation of the transaction.
                          A copy  of the  proposed  amendment  to the  Company's
                          Articles of Incorporation changing the Company's name is attached as Appendix B to this Proxy Statement.

SUMMARY PRO FORMA FINANCIAL INFORMATION OF THE COMPANY

         The following table sets forth selected unaudited pro forma financial data for the six months ended June 30, 2001, and for the years ended December 31, 2000, 1999, and 1998, and summarizes the estimated pro forma effect of the sale of the Explosives Business on the Company's financial position and results of operations. The statement of operations data assumes that the Asset Sale occurred at the beginning of each of the respective periods and the balance sheet data assumes that the Asset Sale occurred on June 30, 2001. The pro forma data may not be indicative of the results of operations and financial position of the Company in the future, or as it might have been had the transaction been consummated on the respective dates assumed. As shareholder approval is required to dispose of the Explosives Business, the proposed disposal is not being reported in the historical financial statements and selected financial data as discontinued operations until such approval is obtained. The pro forma information is presented in the same format as the financial statements, but it presents all periods, since this transaction does qualify for discontinued operations treatment. The selected unaudited pro forma financial data should be read in conjunction with the Company's consolidated historical financial statements and Unaudited Pro Forma Consolidated Financial Information included elsewhere in this Proxy Statement. Please refer to the Company's financial statements attached to this Proxy Statement for further explanation and detail.

Statement of Operations Data:

                                            Pro Forma Giving Effect to
                                            Sale of Explosives Business

                                         Six Months
                                           Ended              Year Ended           Year Ended           Year Ended
                                       June 30, 2001        Dec. 31, 2000       Dec. 31, 1999(1)       Dec. 31, 1998
                                      -----------------     ---------------    -------------------    ----------------

Total revenue                         $        867,000      $    2,066,000      $    2,880,000         $    5,101,000
                                      ----------------      --------------      --------------         --------------
Costs and expenses:
  Costs of sales                                80,000             144,000              73,000                302,000
  General & admin                              293,000             818,000             700,000                479,000
  Impairment of assets                               -                   -             776,000                      -
                                      ----------------      --------------      --------------         --------------
Total costs and expenses                       373,000             962,000           1,549,000                789,000
                                      ----------------      --------------      --------------         --------------

Income before provision
  for income taxes                             494,000           1,104,000           1,331,000              4,320,000


Provision for income taxes                    (165,000)           (309,000)           (514,000)            (1,519,000)
                                      ----------------      --------------      --------------         --------------

Income from continuing
   operations                         $        329,000      $      795,000      $      817,000         $    2,801,000
                                      ================      ==============      ==============         ==============

Earnings per common share
   from continuing operations
  Basic                               $           0.05      $         0.11      $         0.11         $         0.38
                                      ================      ==============      ==============         ==============
  Diluted                             $           0.05      $         0.11      $         0.11         $         0.37
                                      ================      ==============      ==============         ==============

Balance Sheet Data:
                                As of
                             June 30, 2001
                             -------------

  Total assets               $   22,423,000
  Total liabilities          $    2,052,000
  Stockholder's equity       $   20,371,000
  Book value per share       $         2.79
_________________________

(1) For the year ended December 31, 1999, the Company realized an extraordinary gain of $1,599,000 related to the extinguishment of a deferred obligation. As a result, the Company reported net income of $725,000 and earnings per share of $.10.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

Operating Results Data:


                                                                               For the Year Ended
                                                                                  December 31,
                                            June 30,              ------------------------------------------------
                                              2001                 2000               1999               1998
                                      ---------------------   ----------------   ----------------  ---------------

 Operating revenues                      $  21,251,000         $ 39,130,000       $ 30,608,000      $ 29,865,000
 Income (loss) from operations                 148,000           (5,715,000)        (1,209,000)        5,819,000
 Net income (loss)                              (6,000)          (4,031,000)          (874,000)        3,872,000

 Earnings (loss) per common
   share - diluted
      Income (loss) from
        continuing operations                     (.00)                (.55)              (.12)              .52
      Income (loss) extraordinary
        items                                        -                    -                .22                 -
      Net income (loss)                           (.00)                (.55)               .10               .52

 Cash dividends declared
   per common share                               .000                 .000               .025              .025

 Earnings to fixed cost ratio                    3.4:1             (8.38):1             4.04:1             242:1

Balance Sheet Data:
                                 As of
                             June 30, 2001
                             -------------

  Total assets               $    35,718,000
  Total liabilities          $    15,490,000
  Stockholder's equity       $    20,228,000
  Book value per share       $          2.77

--------------------------------------------------------------------------------

                                 SPECIAL FACTORS

--------------------------------------------------------------------------------

BACKGROUND AND REASONS FOR THE ASSET SALE

The Company's and John Day's Reasons for the Asset Sale

         Over the past few years the Company has taken significant steps to prepare both the sodium cyanide business and the Explosives Business with multiple platforms for growth and to take advantage of industry opportunities as they become available. This has included focusing the Explosives Business on niches, expanding the products offered to include packaged explosives and accessories and positioning its international and North American businesses so that they can effectively compete in the long run. The Company was also able to develop additional technologies, which have been patented, in the sodium cyanide business in order to provide additional products, which may have the potential to significantly increase the current sodium cyanide market available to the Company's joint venture in the Western U.S. and potentially other areas of the world.


         The Board and John Day believe that at this time the explosives services, sales and supply industry is a mature market dominated by competitors much larger than the Company, including Orica, Dyno Nobel, Sasol, UEE, Nelson Brothers and Austin Powder. Most of these competitors have been aggressive in consolidating the explosives industry over the last few years by forming joint ventures with or purchasing explosives distributors, purchasing or investing in raw materials manufacturers and forming world wide purchasing and supply contracts. This consolidation has been costly, but has been necessary as the mining and quarry industries (which are the primary target industries for explosives) have also consolidated as the mining industry leaders have aggressively expanded their holdings in an effort to better control their markets and have thus put price pressure on their suppliers requiring lower margins forcing them to consolidate to obtain volume in order to maintain profit levels. Consequently, The Board and John Day believe that the growth of the Explosives Business must come relatively quickly and primarily from securing market share from other competitors through concentrating in niche markets and service, which often have high entrance costs as experienced in the drilling and blasting niche, but which have better margins for smaller companies. In order to be successful in competing for market share in the niche markets, The Board and John Day believe that the Company would need to be substantially larger and more vertically integrated with its raw material suppliers to compete effectively and would need to continue making significant investments in capital assets, such as plants and equipment, securing raw material sources and developing new products and services. The Company also sees similar opportunities and challenges for growth and development in the sodium cyanide business; however, the Company believes that its joint venture in liquid sodium cyanide is the low cost producer in its market area and enjoys the dominant market position in the Nevada sodium cyanide market. In contrast, the Company is not at this time dominant in the large explosives markets and does not own or control its ammonium nitrate sources, which is a key raw material for explosives, especially for bulk explosives predominately used in large coal, metals and quarry mines, In addition, given the limited size and cash resources of the Company, the need for improving profitable performance combined with the high cost of acquiring capital assets and new product development, The Board and John Day concluded that at this time maximum value for the shareholders in both the short- and long-term could be realized through retaining the sodium cyanide business and selling the Explosives Business.


         The Board concluded that by adopting a strategy to sell or merge the Explosives Business now, the Company would better be able to focus on the superior opportunities in the sodium cyanide business and other opportunities that may potentially be available to the Company in other specialized chemicals processing. This strategy was supported by John Day, CEO and President of the Company, because of his involvement with and support of the Board's decision and because he is an integral party to the development of both the Cyanco joint venture and its underlying technology. However, John Day has also been an integral part of the Explosives Business from the beginning of the Company and is the only member of the founding participants left in the Company who created or acquired the explosives technology for the Company. Consequently, UEE requested his involvement as a consultant during the transition period. The Board accepted this part of the Asset Sale as both necessary and reasonable.

Negotiations of the Company with Third Parties

         The Board determined that the likely targets for sale or merger of the Explosives Business included entities already engaged in the explosives industry, which have an established capital infrastructure and major presence in the explosives market, thus having a reasonable likelihood of surviving the current consolidation or which could be positioned for later consolidation. The Company also considered other potential purchasers such as investment companies, but no serious investors materialized, presumably because the Company's size, market capitalization, limited market position in the industry, cash flow position, complexity in ownership structure and reporting requirements with joint ventures, and involvement in hazardous materials does not provide a desired template.


         Preliminary discussions took place with the first company ("Company A") in June of 1999 regarding a merger or a purchase of the Company. Company A approached the Company since its newly appointed development officer had experience in the gold mining industry as a purchaser of Cyanco's product. Consequently, he contacted John Day to discuss the possibility of acquiring Cyanco as a significant growth platform in expanding its Company A's chemicals division. An acquisition of all or a controlling interest of the Company's shares was generally discussed as a possible means to acquire the interest in Cyanco. Company A did not have a particular interest in the Explosives Business, but it provided another possible growth platform since Company A had recently acquired a significant market position in the aggregates industry, which is a major user of explosives in the extraction process. Company A withdrew its interest in August of 1999 after initial discussions and preliminary due diligence that occurred over a period of two months. The reasons for such withdrawal was not discussed with the Company; however, it was understood that an acquisition of the Company by Company A would be difficult for Company A to consummate since it was already heavily indebted due to its other recent acquisitions in the fall of 1999.

         The Company also began discussions with another independent company ("Company B") regarding a potential merger in the summer of 1999. Because Company B, which was engaged in the explosives business and was familiarity with the Company's explosives technology and management team through a subsidiary company and needed additional explosives technology to expand its current markets, it approached the Company, to explore the possibility of a merger of its subsidiary with the Company. Negotiations between the Company and Company B continued throughout the fall of 1999 and into 2000 in an effort to evaluate consolidateing resources and technology to better compete in the international explosives market. Company B and the Company had compatible technologies and Company B had a solid management team involved in several international niches. Company B proposed a merger of its subsidiary involved in explosives with the Company by which the Company would remain the surviving entity. The Company and Company B also reviewed the possibility of merging the Explosives Business of the two companies through either a joint spin-off or a joint venture. Discussions were held and were led, on behalf of the Company, either by the Chairman of the Board at that time, Nate Wade, or by Stephen Fleischer, a former board member, accompanied by certain officers of the Company, including John Day, Duane Moss and David Reddick. The alternatives of a spin-off or joint venture were eliminated by the parties due to the perceived complexity involved in such transactions and because these alternatives involved several international joint ventures, entities and tax jurisdictions. The contemplated merger of Company B's explosives subsidiary and additional assets of Company B with the Company in exchange for newly issued shares of the Company's common stock was initially valued by Company B so as to warrant obtaining at least 50% of the shares of the Company. However, the Company felt that the relative values were such that the current shareholders of the Company should retain at least 60% ownership. These calculations assumed a valuation range of between $30 million and $40 million for the Company, including the Cyanco operations that are retained by the Company under the terms of the UEE transaction. The two companies never reached agreement on their relative valuations and formal negotiations ceased in December of 1999. Informal discussions continued, but finally in June of 2000 all discussions with Company B regarding a possible transaction were terminated as it became clear the parties would not be able to agree on relative valuations.

         In February of 2000, John Day was approached by an independent company ("Company C") to discuss the potential purchase or consolidation of a portion of the Company's Explosives Business with Company C and other unidentified companies which Company C had in mind or had contacted, in the explosives manufacturing and distribution business in an effort to form a larger competitive group in North America in particular. This inquiry was likely prompted due to the long-time association, which John Day had with the CEO of Company C. During this brief period, Company C made an informal verbal proposal to form such a group on a private basis with the idea of later taking the new entity public. Due to internal problems within Company C, which developed shortly thereafter, the discussion was discontinued at the request of Company C in the early spring of 2000.

         John Day was involved in discussions with each of the above companies, Duane Moss was involved in discussions with Companies A and B and David Reddick was only involved in discussions with Company B. Other inquiries and solicitations were made by John Day during 1999 and 2000 to key executives in approximately eight other explosives and raw material companies with the intent to explore potential interest they may have in the Company's Explosives Business. Richard Clayton assisted John Day as the main contact with two of the eight companies. The eight companies were generally solicited by way of oral discussions with principle officers of the companies. Although five of the companies contacted expressed no interest, some interest was expressed by three of these additional companies in possibly carving out parts of the Company's Explosives Business or the cyanide business, but none had an interest in purchasing the whole Explosives Business of the Company. Because the Board determined that the most advantageous position for the Company would be a transaction involving the entire Explosives Business, the discussions did not advance to the stage of defining specific terms.


         Based on its desire to expand into the North American explosives market, UEE contacted the Company about a potential transaction in April 2000. In preliminary discussions, the Company concluded that the valuation placed on the Company by UEE in 2000 was superior to that offered by Company B. For example, based on the consideration proposed by UEE for the Explosives Business, had the transaction been a merger of the entire Company, it would have provided the current shareholders of the Company with approximately the valuation necessary to achieve the 60% ownership target that was set by the Board in discussions with Company B. Consequently, the Company thus focused on the UEE opportunity as having a reasonable likelihood of meeting its objectives. In addition to value, other considerations such as management focus, availability of cash resources for further development of the cyanide business or opportunities determined by the Board were factors influencing the Board to accept a purchase proposal over a merger alternative.

         Based on these developments, the Company agreed to enter into exclusive negotiations with UEE to finalize the details of the proposed transaction. This exclusivity agreement was entered into on July 31, 2000, and, pursuant to amendments, was extended to November 30, 2000. During this exclusivity period, the Company retained the right to evaluate any proposals extended to it with respect to the Explosives Business, but agreed not to solicit any such proposals. No proposals superior to the terms of the transaction with UEE were received.

UEE'S Reasons for the Asset Sale


         During the last half of the 1990s, UEE underwent a restructuring process which strengthened its financial position and stature in the civil explosives industry. By the later part of the decade, UEE had reached a financial position which allowed it to consummate international acquisitions. Since 1997, UEE has acquired entities in Bolivia, France and Italy. Additionally, during the past three years there has been a significant amount of consolidation in the civil explosives industry worldwide, and particularly in the United States.


         At the beginning of the year 2000, UEE lacked a significant presence in the North American market, the largest and most competitive market in the world, and believed that the existing consolidation process presented an opportunity for it to enter the North American market. Because UEE believed that the industry-wide consolidation process was not going to present opportunities for much longer, UEE felt it was an appropriate time for it to start looking for possible acquisition candidates in the United States. Through industry rumors, UEE had heard that MSI would consider a potential sale of its explosives business or an alliance with a larger company such as UEE. For that reason UEE contacted MSI in April 2000 and after conducting preliminary due diligence concluded that an acquisition of MSI's explosives business would provide it with the desired entry into the North American civil explosives market.

The Managers Reasons for the Asset Sale


         The Managers were not involved in developing the strategy of the Board to sell the Explosives Business and the primary role of seeking opportunities was left in the hands of the Board and John Day. In addition, the Managers, other than Duane Moss, in house legal counsel, did not participate in the negotiation or structuring of the transaction with UEE. However, once the Asset Sale was solidified with UEE, the Managers' primary interest was to secure their continued employment and to satisfy the requirement by UEE that they invest in the new entity being created to acquire the Explosives Business. Since all of the Managers' involvement in the Company has been with the Explosives Business rather than with the cyanide business, except for Duane Moss, who was involved with Cyanco's legal and development activities as part of his responsibilities, and Wade Newman, who had a limited involvement in consolidating financial results, the Managers wanted to secure their management positions in the

Explosives Business. The Managers were satisfied that the deferred compensation plan and employment agreements with UEE-MSI were adequate to transfer their current potential for earnings from stock options and termination arrangements with the Company to a similar opportunity in UEE. Due to the requirement that the Managers, as a group, purchase at least 12 to 15% of the new UEE subsidiary, the offer from the Board to acquire stock of the Company held by the Managers at $4.00 per share and the offer by UEE to Loan up to 55% of the investment amount (see the table on page ___) was acceptable to the Managers as a means to provide them adequate financing for the investment commitment.

Negotiations with UEE

         UEE approached the Company in April of 2000 with its initial proposal to evaluate purchasing all of the shares or assets of the Company. After preliminary discussions in April and May, during which time the Company was still in discussions with other companies, UEE determined to focus on acquiring only the assets and/or entities involved in the Explosives Business since its primary motive was to acquire an explosives enterprise by which it could gain an acceptable entry into the US explosives market and its board of directors determined that it did not want to purchase the cyanide business in which it had no expertise. Since UEE's proposal had two main objectives (1) to acquire the Explosives Business and (2) to retain key MSI executives, and since the Board had a strong interest in continuing its business and increasing its value in the cyanide industry, the Company and UEE agreed to an asset purchase by UEE of the Explosives Business. The executives of the Company identified by UEE to be retained by the Explosives Business after the consummation of the Asset Sale were Duane Moss, Senior Vice-President and General Counsel; David Reddick Vice-President; Douglas Later, Vice-President of Research and Development; Richard Clayton, Vice-President of Marketing; Wade Newman, Chief Financial Officer; John O'Brien, President of O'Brien Design Associates, Inc., a subsidiary of the Company; and Mitchell Green, President of Green Mountain Explosives, Inc., a subsidiary of the Company (collectively the "Managers")., Not only were the Managers requested by UEE to remain with the Explosives Business, but as a requirement of the Asset Sale, they were asked to make a collective capital investment of up to 20%, but not less than 12% (at closing the Managers have 10.1%, but with deferred shares by the fifth year it will be 14.1%), in the UEE subsidiary formed to acquire the Explosives Business. The individual percentages and financing of the Managers' investment was left up to the Managers to determine. UEE also requested that John T. Day, CEO and President of the Company, be available on retainer for consulting services for a limited period after the closing, not to exceed three years. Consequently, due to the potential conflict of interest these requests by UEE created, the Board appointed Jim Sight, an independent Board member, as the lead negotiator for the Company in the transaction and as such he negotiated the crucial elements of the Asset Sale. Mr. Sight was particularly qualified for this role, as a non-shareholder in the Company, he was independently and intimately familiar with the mining and the chemicals businesses having experience as a significant investor in two major companies in mining and chemicals, including explosives, and serves on the board of both the Company and a major coal mining company. Garfield Cook, who was a former President of a major explosives company, Ireco Chemicals, which later was acquired by one of the Company's leading competitors, Dyno Nobel, for which Mr. Cook remained as President for an additional several years, was also charged with a key role in the negotiations. Mr. Cook is also an independent board member and non-shareholder in the Company. Nate Wade and Jim Solomon, as independent directors, were also asked by the Board to be involved in the negotiations with UEE as time permitted and each attended at least one or more meetings with UEE either in New York, Salt Lake City or Madrid, Spain. In addition to being involved generally in the negotiations with UEE, Garfield Cook was also asked to act on behalf of the Board to negotiate the terms for the termination of the Managers' employment and stock option agreements with the Company and to help provide a financial incentive for the Managers to accept the investment terms proposed by UEE. The Board did not consider formalizing a special committee of disinterested directors to negotiate the Asset Sale since six out of the seven directors were not asked by UEE to participate in the transaction after the date of closing. Additionally, the Board believed that the manner in which the Asset Sale was negotiated fairly represented the interests of the unaffiliated shareholders from a procedural point of view. John Day, as CEO of the Company, who is retaining his ownership in the Company and will not become an employee or equity holder of UEE or any of its subsidiaries, is the Board's primary contact and assistant in the negotiations and the Company's outside legal counsel was retained to provide legal advice for the Company in all stages of the Asset Sale. Duane Moss, the Company's general counsel, assisted outside counsel in drafting legal documents and correspondence and attended most meetings as Secretary of the Company and the Board. No Manager represented any of the other Managers in the negotiations and no Manager assisted UEE in any part of the negotiations. UEE was represented by its executive officers, outside legal counsel, and financial advisors. Santander Investment Securities, Inc. ("Santander") provided general financial advisory and investment bankingservices to the Management of UEE in connection with the Asset Sale and assisted UEE in its negotiations with the Company and the structuring of the Asset Sale. UEE executives handled most of the negotiations although representatives from Santander, who attended three of the negotiating sessions were regularly consulted regarding various strategic matters throughout the negotiations. The Company and UEE ultimately reached a final agreement for the purchase of the

Explosives Business, which was signed on November 30, 2000, and the signature pages were placed into escrow. Following satisfaction of the conditions for release from escrow, which included delivery of the Company's and UEE's disclosure schedules in connection with the Purchase Agreement, delivery by the Company of ancillary agreements related to the sale, and the delivery to UEE of stockholder agreements by certain of the major stockholders of the Company, the signature pages were released from escrow and the Purchase Agreement was publicly announced on December 13, 2000.



Chronology of Negotiations with UEE


         As set forth above, the negotiations between the Company and UEE extended over a number of months. The following summarizes the chronology of the negotiations and material contacts between UEE and the Company. In April of 2000, John Day (the Company's President and CEO and a member of the Board) visited UEE's corporate offices in Madrid, Spain, where he met with Messrs. Sanchez-Junco, Castane, Magub, Olaso and Soto, members of UEE's management to generally discuss the nature of UEE's interest in purchasing assets or shares of the Company. Messrs. Magub, Soto and Olaso came to the United States in May of 2000, to visit certain of the Company's facilities and to further acquisition discussions with John Day and Garfield Cook (a director of the Company). At the beginning of June 2000, Nate Wade and Jim Solomon (Board members), along with John Day and Duane Moss traveled to Spain and toured certain of UEE's operations with the purpose of understanding the culture, nature and quality of UEE's explosives business. While there, the parties held preliminary discussions regarding the intent of UEE to purchase only the Explosives Business and other terms of the transaction, prior to the performance of due diligence. Later in June of 2000, Messrs. Sanchez-Junco, Castane, Olaso and Soto and their professional advisors met in New York with Jim Sight (a Board member of the Company), John Day, Nate Wade and Jim Solomon, where initial price negotiations occurred. In July, Jim Sight, John Day, Duane Moss and David Reddick (Vice-President of the Company) traveled to Spain where they met with Messrs. Sanchez-Junco, Castane, Olaso, Soto, and Camino of UEE, along with their professional advisors, where the exclusivity agreement with UEE was negotiated. Since John Day, Duane Moss and David Reddick were the primary officers involved in international operations of the Company, discussions were also held regarding the international territories, opportunities and limitations that would be placed on the Explosives Business once it became a subsidiary of UEE. The discussions regarding the international markets had little impact on the transaction itself; however, they had significant implications for the international involvement of the new UEE subsidiary and its Managers once the Asset Sale was consummated with UEE. David Reddick did not participate in any other negotiation meetings regarding the terms of the Asset Sale, except in relation to the employment issues regarding the termination from MSI and the employment and investment issues regarding UEE-MSI.

         During August of 2000, following UEE's initial due diligence, Messrs. Olaso and Soto of UEE met in New York with all of the Managers and John Day, where introductions were made and discussions with the Managers occurred in relation to the requirement for their individual investment in the new entity, the general willingness of UEE to help partially finance the investment by loans and the basic commitment to have a United States based management team for the new UEE subsidiary. Later in August, Messrs. Olaso and Soto again met with all of the Managers in Salt Lake City to further determine the level of investment interest and employment requirements for each of the Managers in the new purchasing entity. Garfield Cook also worked individually with each of the Managers in determining the level of financial commitment which would be needed to provide sufficient remuneration for foregoing their employment and stock option rights in the Company and to provide the Managers with enough incentive to encourage their acceptance of the aggregate investment of approximately $1.4 million in the new UEE subsidiary required by UEE. In September of 2000, Jim Sight, John Day, Duane Moss and outside counsel to the Company met in Spain with Messrs. Sanchez-Junco, Castane, Olaso, and Soto of UEE, along with their professional advisors, where negotiations regarding the Purchase Agreement and price occurred. Two meetings in October occurred in New York, in which UEE personnel, Messrs. Sanchez-Junco, Castane, Olaso, Soto, and Gastanaduy took part, along with Garfield Cook, John Day, the Managers and outside counsel for the Company, where the parties negotiated final terms of the employment agreements, stock subscription agreements, loans to the Managers and a stockholders agreement between UEE and the Managers with respect to governance and ownership issues relating to the proposed UEE subsidiary, which the Managers and UEE would be funding.. In November of 2000, John Day, Duane Moss and outside counsel again met in Salt Lake City with Messrs. Olaso and Gastanaduy, where the parties negotiated the final form of the Purchase Agreement and related documents. All material terms of the Purchase Agreement were reviewed and approved by the Board. John Day then met in New York with Messrs. Sanchez-Junco, Olaso, Soto and Gastanaduy for the signing of the Purchase Agreement later in November.

         After the initial contacts between UEE and MSI, the parties agreed that prior to UEE starting a due diligence process, the parties needed to agree on a preliminary price estimate, which was subject to modification after UEE's due diligence. Based on certain three-year projections prepared by MSI's management and UEE's knowledge of the civil explosives industry, the parties arrived at a preliminary price target of $10.25 million plus the assumption of all the liabilities connected to the Explosives Business. MSI advised UEE that this price was sufficient to permit UEE to conduct due diligence.

         During the due diligence process UEE formed its own view of (i) the Explosives Business, (ii) its strengths and weaknesses, (iii) its future potential and (iv) its future capital requirements. UEE conducted an internal evaluation of the Explosives Business and concluded that the Explosives Business was worth no more than $7.75 million plus the assumption of all the liabilities connected with the Explosives Business. A negotiation session followed between UEE and MSI in which the parties agreed to a reduction in the purchase price to $7.75 million plus the assumption of all the liabilities connected with the Explosives Business. In these negotiations, the parties agreed that (i) UEE would not purchase MSI's headquarters building, which had an estimated value of $1.25 million, (ii) UEE would not be able to purchase the explosives business in Ghana due to a prohibition against selling the business to a competitor in the applicable joint venture agreement between MSI and its partner (a value of approximately $.5 to $.8 million), and (iii) UEE would assume the obligation to pay the deferred compensation of the managers of $.525 million.


         In April 2001, when MSI finalized its financial statements for the year ended December 31, 2000, it became apparent that TBS had performed significantly worse than what MSI had estimated. TBS' underperformance was such that it could even be considered a "material adverse effect" on the Explosives Business under the terms of the Purchase Agreement, which would have triggered UEE's rights to terminate the agreement. The underperformance not only made UEE change its view on the potential of the TBS business, but also led UEE to question the future viability of TBS. For these reasons, the parties negotiated a $1.4 million purchase price reduction. In exchange for this price reduction, UEE agreed to exclude TBS's financial performance subsequent to May 25, 2001 from having any effect on the purchase price adjustment formula at closing and UEE guaranteed a $200,000 loan from Nevada Chemicals to TBS, which was the minimum amount required to keep TBS in operation. TBS remains part of the Explosives Business which is being acquired by UEE.


         Also during the fall of 2000, Garfield Cook, the co-chairman of the board, negotiated on behalf of the Company with the Managers and UEE to work out the details of the Managers' termination from the Company and to help provide an adequate method and incentive for assisting the Managers to finance their approximately aggregate $1.4 million investment requirement in the new UEE subsidiary. As part of his assignment Mr. Cook was also asked by the Board to insure that any remaining obligation of the Company to the Managers would be extinguished, including those relating to potential obligations arising under termination of employment contracts, stock options, accrued vacation and any other potential general liability or claims of breach, discrimination or wrongdoing against the Company. Consequently, after several weeks of negotiations, the Company agreed to provide a conditional deferred compensation plan of approximately $525,000 to the Managers, which was based primarily on the value of rights granted under current employment contracts and future stock option value which would be lost upon their termination from the Company. The Company was successful in convincing UEE to assume the obligation to pay the deferred compensation as part of the price negotiations for the Asset Sale and was able to convince the Managers to agree among themselves to distribute the deferred compensation in approximately proportionate amounts to the level of stock investment each was making in the new UEE subsidiary. As an additional financial aid to enable the Managers to finance their investment in the new company, the Managers made a proposal to the Board to have the Company repurchase Company stock they individually owned at $4.00 per share. The Company agreed to repurchase an amount of shares which would enable the Managers to adequately finance the cash required in the investment, including payment of related income taxes as was acceptable to the parties. Even though this price was a premium over the trading value of the stock at the time, it was believed by the Managers that the $4.00 price purchase was an adequate price for the stock being repurchased since the consummation of the Asset Sale, including the cash to be received, together with the remaining value of its interest in Cyanco and the office building, resulted in a fair valuation of the Company of approximately $30 to $40 million as the Board had earlier targeted. As a special consideration to Mr. Richard Clayton, who proposed that the Company use his remaining Company stock to pay down $54,000 of a $58,000 note payable to the Company, Mr. Cook recommended to the Board that the Company also forgive the remaining principal amount owing on the note of $4,000. The Board approved the deferred compensation plan and the stock repurchase at $4.00 per share since the investment by the Managers in the new entity was required as part of the Asset Sale and the value being paid by the Company to the Managers was reasonable in the context of the Asset Sale. The Managers will use the amounts they receive from the deferred compensation plan and the stock repurchase together with loans made to them by UEE to finance their investment in UEE-MSI.

         Wade Newman, Doug Later, Richard Clayton and David Reddick (as a group of four Managers), Mitchell Green, individually, and Jack O'Brien, individually, each retained their own outside counsel to represent them in the negotiations between them and the Company and between them and UEE with respect to termination of employment contracts and option agreements with the Company and employment, stock subscription, stock pledge and loan agreements with respect to UEE. Duane Moss did not retain outside counsel to represent him. In addition, at the request of UEE, the Managers collectively selected from a group of two recommended investment/financial advisors, Norman Loebbecke & Associates, an independent financial and investment advisory group, located in Salt Lake City ("NLA"). NLA reviewed all of the essential documents relating to the Asset Sale, the initial draft of the fairness opinion rendered by CCCO and the documents relating to the employment and investment of the Managers in UEE-MSI. The primary focus of NLA's engagement was to meet in person or communicate by telephone with each individual Manager, at his request, to provide whatever consulting was necessary to help the Manager understand the terms of the employment agreements with UEE-MSI and the related stock and loan agreements defining their investment in UEE-MSI from a financial point of view. No valuation or fairness opinion, report, analysis or recommendation regarding the Asset Sale was prepared or submitted in writing to the Managers by NLA. A summary of the oral discussions with the Managers is included in a summary document, which is attached as Appendix D hereto and is available for inspection and copying by any shareholder of the Company or representative of any shareholder of the Company during regular business hours. NLA's fee of approximately $13,500 was paid by UEE as required by the parties to the Asset Sale.

         In October 2000, the Company talked to two investment banking firms to discuss the potential of having them review the transaction and advise the Board on the fairness of the sale of the Explosives Business to the Company's shareholders from a financial point of view. Due to the reputation and availability of CCCO to immediately begin an investigation, the Board recommended that CCCO be retained to review the transaction and prepare an opinion as to the fairness of the sale of the Explosives Business from a financial point of view. CCCO did not participate in the negotiations or structuring of the transaction with UEE.

         The Agreement was executed on November 30, 2000, and the signature pages were placed into an escrow arrangement pending satisfaction of certain conditions. The conditions were satisfied and the signature pages released from escrow on December 12, 2000, and the transaction was publicly announced the following day.

         Subsequent to the execution of the Agreement with UEE, the Managers had a meeting in March of 2001 in Salt Lake City with Messrs. Sanchez-Junco, Castane, Olaso, Soto and Camino, where discussions were held with respect to business plans for the explosives operations. Shortly thereafter, the Company advised UEE that its operations for the year 2000 fell significantly below expectations due primarily from the operating loss at TBS. The Company and UEE had expected TBS to break even during its first full year of operations. Instead, TBS had a loss of approximately $1.1 million. This significant loss led UEE to believe that TBS would be unable to achieve the results that the Company and UEE had projected for it over the long term. As a result UEE requested a renegotiation of certain terms of the Purchase Agreement before closing, including the purchase price. Accordingly, in April, 2001, Jim Sight, John Day and Duane Moss again met in Spain with Messrs. Sanchez-Junco, Castane, Olaso, Soto, and Camino, where certain terms of the Asset Sale were renegotiated, as discussed below.

         Because the Company concluded that the underlying value of the Company had been negatively impacted by the results at TBS and to prevent UEE from invoking their right to terminate the Purchase Agreement based on a material adverse change to the business, the Company and UEE agreed to an amendment dated May 10, 2001 (the "May Amendment"), which provided the following changes, among others, regarding the Purchase Agreement: (i) the purchase price was reduced to $6.35 million from the earlier agreed upon amount of $7.75 million, (ii) the date after which either party could terminate the Purchase Agreement was extended to July 31, 2001, and (iii) changes were made to the purchase price adjustment mechanism and the treatment of certain accounts receivable. The purchase price adjustment calculation now excludes any net operating loss at TBS subsequent to May 25, 2001, and the post-closing calculation of uncollected accounts receivable will not include any amounts due to the Company from TBS. CCCO reviewed the amendments to the Asset Purchase Agreement and reviewed updated financials of the Company in order to update as of May 18, 2001 the opinion it had rendered on November 29, 2000, and concluded that the sale of the Explosives Business was still fair to the Company's shareholders from a financial point of view.

         On May 10, 2001, after several weeks of discussions, including meetings in both Madrid and Salt Lake City, the parties, in addition to the May
Amendment, also entered into a cooperation agreement (the "Cooperation Agreement"). Pursuant to the Cooperation Agreement, UEE and the Company agreed that the Company would consult with UEE on: (i) personnel policies and procedures; (ii) decisions relating to financial and accounting matters; (iii) material expenditures and capital transactions; (iv) sales and marketing strategies; and (v) certain other development matters. Pursuant to the Cooperation Agreement, the Company will continue to be managed by its current management. However, UEE and the Company are obligated to communicate in good faith prior to significant business decisions being made and UEE agreed to provide its good faith advice on such business matters to the Company. The Company retains the sole right to make all decisions in regard to the Explosives Business after consulting with UEE and attempting in good faith to resolve any objections of UEE in a manner consistent with their mutual business interests.

         The Company and UEE entered into an additional amendment to the Purchase Agreement on August 1, 2001 (the "August Amendment"), which extended the required closing date to October 31, 2001. The August Amendment also gave both the Company and UEE the right to terminate the Purchase Agreement if the following conditions to the Closing of the transaction are not either satisfied or waived by the appropriate party by August 31, 2001: (i) obtaining the necessary third-party consents to the Asset Sale and (ii) obtaining a commitment for a line of credit by UEE for the Explosives Business which relieves the Company from its liabilities under its existing line of credit. If UEE is unable to obtain a line of credit by Closing, the Company has agreed to provide it with up to $4.5 million in bridge financing for a period not to exceed 60 days subsequent to Closing. The Company will hold a security position equal to that currently held by the financial institution providing the existing line of credit in the event that it provides this bridge financing. By August 31, 2001 UEE was able to obtain a bank commitment for a line of credit to become effective at Closing. In addition all of the third-party consents to the Asset Sale have been either satisfied or waived by UEE and the Company. Furthermore, MSI received the right to solicit and obtain appropriate financing in the event the Closing does not occur before the Company's current line of credit expires on November 30, 2001 or in case the Asset Sale is terminated by UEE, if the Purchase Agreement is extended beyond October 31, 2001.


         In addition, the Company and UEE have agreed in principle to an additional amendment with respect to O'Brien Design Associates, Tennessee Blasting Services, and Turon-MSI, all of which are subsidiaries of the Company and part of the Explosives Business for purposes of the Asset Sale, including the calculation of the purchase price (although UEE agreed to exclude TBS's financial performance subsequent to May 25, 2001 from having any effect on the purchase price adjustment formula at closing). TBS remains part of the Explosives Business which is being acquired by UEE. Prior to Closing, O'Brien Design Associates will be merged into a newly formed limited liability company which will then be transferred to UEE. The Company and UEE have concluded negotiations with the individual minority owners of Tennessee Blasting Services regarding a restructuring of its ownership and a refinancing in light of its poor performance. All of the minority owners of TBS have relinquished their ownership rights. Consequently, the Company effectively owns 100% of TBS, compared to its previous ownership interest of 51%, and the entire ownership of which will be transferred to UEE in the Asset Sale for no additional consideration. Finally, due to restrictions in the organizational documents of Turon-MSI, the parties expect that Turon-MSI will not be transferred to UEE at the Closing and that they will enter into a management agreement under which UEE will provide management services to Turon-MSI in return for the right to receive all benefits form the operations of Turon-MSI. UEE is expected to indemnify the Company for all liabilities or obligations of the Turon-MSI business under the management agreement. The amendment covering these items will not affect the purchase price the Company will receive upon consummation of the Asset Sale. It is the intent of the parties to have Turon-MSI transferred to UEE as soon as the transfer can be acceptably made with the obligation on the part of UEE to pay for all out-of-pocket costs of the transfer when it shall occur.

         With respect to O'Brien Design Associates ("ODA"), the Company and UEE have resolved a business conflict (the "ODA Business Conflict") between: (i) certain agreements entered into between UEE and a third-party unrelated to the transaction; and (ii) an existing supply agreement between ODA and a European explosives company. The ODA Business Conflict has been resolved by UEE obtaining a waiver from some of its obligations under the agreements referred to in clause
(i) above. Moreover, in order to transfer certain agreements without having to obtain third-party consents (which are unrelated to the ODA Business conflict), the Company and UEE have agreed in principal that UEE will acquire ODA rather than the assets held by ODA. Prior to Closing, ODA will be merged into a newly formed limited liability company which will at the Closing be transferred to UEE.

         As currently amended, the essential terms of the Asset Purchase Agreement include a cash payment at closing of $6.35 million (subject to certain adjustments as discussed under "Terms of the Asset Purchase" below), assumption by UEE of two intracompany notes (notes owed by the Explosives Business to the Company's wholly-owned subsidiary, Nevada Chemicals, Inc.), the first of which is a $1,000,000 note payable to the Company over five years (the "Nevada Note") and the second of which is a $200,000 promissory note payable to the Company the "TBS Note"), and assumption or payment of essentially all of the liabilities associated with the Explosives Business, which as of June 30, 2001, totaled approximately $13.12 million. The intracompany notes are added to the consideration being paid because they are eliminated on consolidation on MSI's financial statements, but when they are assumed by a third party, in this case UEE, they should not be eliminated, but should be added to the consolidated liabilities of MSI being assumed by UEE. The cash portion of the purchase price will be paid from cash and credit facilities currently available to UEE. (See "Proposal 1: The Asset Sale--Terms of the Asset Sale--The Purchase Price.")

         The sale to UEE includes all of the Company's explosives related business, except West Africa Chemicals and Turon-MSI Ltd. West Africa Chemicals provides explosives services and supplies in Ghana, Africa and Turon-MSI provides explosives in Uzbekistan. Since September 2000, UEE and the Company have engaged in discussions regarding the purchase by UEE of the Company's interest in West Africa Chemicals ("WAC"). WAC is a joint venture between the Company and Chemical Holdings International, Limited from South Africa formed to manufacture bulk explosives in Ghana. UEE was interested in acquiring the Company's interest in WAC in connection with the transactions that are described herein. However, pursuant to the shareholders agreement between Chemical Holdings International and the Company, Chemical Holdings International has a veto on the transfer of the Company's interest in WAC, and Chemical Holdings International has made it clear that it would exercise its veto to prevent a transfer to UEE of the Company's interest in WAC. The Company and UEE thus agreed to exclude WAC from this transaction. However, since September 2000, several meetings have been held between UEE and representatives of Chemical Holdings International and the Company regarding a potential acquisition by UEE of 100% of the equity interest of WAC. As of the date hereof, no agreement has been reached. If the interest in WAC is retained by the Company, the Company will evaluate whether it would be more beneficial to continue, sell or discontinue this operation, subject to compliance with its joint venture agreements. (See "Business of the Company--West Africa Chemicals Joint Venture Interest.") With respect to Turon-MSI, the parties are contemplating that the business will be managed by UEE pursuant to a management agreement with the Company until it can be acceptably transferred to UEE. The legal transfer is currently impractical under the laws of Uzbekistan and the terms of the joint venture agreement, between the Company and an entity controlled by an Uzbekistan government controlled entity, which prohibits transfers without consent and has a right of first refusal in the event of transfer of ownership interest. The consent cannot currently be obtained and the right of first refusal has certain restrictions under Uzbekistan laws unfavorable to the Asset Sale. It is the Company's belief that such transfer can be completed in the next two to three years.

FAIRNESS OF CONSIDERATION

         The negotiating efforts on behalf of the Company were led by an independent director, Jim Sight with the help of other independent directors including Garfield Cook, Jim Solomon and Nate Wade, assisted by John Day. The terms of the Purchase Agreement and its amendments are no less favorable to the

Company than what would be expected to be negotiated with disinterested third parties. Neither UEE, the Company, nor any of their respective officers and directors previously held, or currently hold, an interest in the other. However, the Managers will become employees of UEE and minority investors in UEE's new explosives subsidiary in connection with the sale of the Explosives Business. Of the six independent directors, only Nate Wade and Bryan Bagley are shareholders of the Company and all, but Frances Flood and Bryan Bagley, were involved in the negotiations and finalization of the Purchase Agreement. The independent directors were informed at each major step of the negotiations and actively participated in approving the Asset Sale. The Company thus believes that for the above stated reasons the unaffiliated stockholders of the Company were fairly represented in the negotiations of the Asset Sale.

         The  Company,   UEE,  the  Managers  and  John  Day  believe  that  the
transaction is procedurally fair to the Company's stockholders, including unaffiliated stockholders. In reaching this conclusion the Company, UEE, the Managers and John Day also considered (i) that John Day and the Managers, as the affiliated shareholders, hold only 11.4% percent of the shares of the Company's common stock, (ii) that the independent directors of the Company negotiated on behalf of all of the Company's stockholders, including unaffiliated stockholders, (iii) that a majority of all of the Company's stockholders need to approve the Asset Sale and not a majority of unaffiliated stockholders, (iv) that although an unaffiliated representative did not negotiate exclusively on behalf of the unaffiliated shareholders the negotiations with UEE were led by one of the disinterested members of the Board and the negotiations with the Managers was also led by a disinterested member of the Board, (v) that John Day and Duane Moss, who are involved in the transaction with UEE, were involved in the negotiations of the Asset Sale and (vi) that no special committee of disinterested board members was appointed. The items set forth in clauses (i),
(ii) and (iv) were factors supportive of the conclusion of the Company, UEE, the Managers and John Day and the items set forth in clauses (iii), (v) and (vi) were factors that were not supportive of the conclusion of the Company, UEE, the Managers and John Day. With respect to negotiations with other potential purchasers contact discussions were primarily held with officers of the company, including John Day, Duane Moss, David Reddick and Richard Clayton. Discussions with only UEE and Company B reached a level where definitive terms and structure for a potential transaction were developed and in each case primary negotiations were led by disinterested members of the Board of Directors of the Company. In the case of UEE by Jim Sight and in the case of Company B, former board member Stephen Fleischer and Garfield Cook. With respect to Company B, the structure was a merger and consequently there would have been no "going private" concerns.

         The Company believes that, based upon the financial performance of the Explosives Business, the financial performance of the Company's cyanide production business, and the opinion regarding the fairness of the transaction to the Company's shareholders, the sale of the Explosives Business to UEE is fair to the Company's shareholders, including unaffiliated shareholders. In making this determination, the Company considered the negative factors that CCCO did not separately conclude that the consideration to be received by the Company was fair to the Company's unaffiliated shareholders, and that CCCO did not consider, nor provide an opinion upon: (i) the Company's repurchase of shares of its common stock from the Managers for the price of $4.00 per share, which is above the current trading price of the stock; (ii) the forgiving by the Company of an employee receivable in the amount of $4,000; (iii) the terms of Dr. John Day's consulting agreement with UEE; (iv) the providing by the Company of any bridge loan financing to UEE or any of its subsidiaries following the Closing;
(v) the terms of the deferred compensation plan between the Company and the Managers, except to the extent that the assumption of such plan is included in the consideration that the Company will receive from UEE in the Asset Sale, which will provide $525,000 to the Managers and which will be assumed by UEE upon consummation of the Asset Sale. The Company expressly adopts the discussions and opinion of CCCO, as contained in the fairness opinion it provided, as its own. No representative has been retained by the Company's non-employee directors to act solely on behalf of the Company's unaffiliated shareholders or to prepare a report concerning the fairness of the transaction with UEE. The Company has made no provision in connection with the transaction with UEE to grant unaffiliated shareholders access to corporate files of the Company or to obtain counsel or appraisal services at the Company's expense. Affiliates of the Company will vote their shares in connection with the proposals to shareholders, and there is no requirement that the Asset Sale be approved by the vote of unaffiliated shareholders. (See "Special Factors--Fairness Opinion Provided to the Company" and "Proposal 1: The Asset Sale--Recommendation of the Board of Directors.")


         The   following   factors  were  the  most  heavily   weighted  in  the
deliberations  and  considerations  that  ultimately  formed its belief that the terms of the Asset Sale are fair to the Company and all of its shareholders, including the unaffiliated shareholders: (i) that the consideration to be received for the Explosives Business, when compared with the current and historical market prices of the Company's common stock, including the decline of such market value over the course of the past several years, is fair and consistent with the overall value of the Explosives Business as a component of the total market value of the Company's common stock; (ii) that the consideration the Company will receive in the Asset Sale is fair, when compared with the intrinsic value of the Company as a whole, and the Explosives Business as a component of such total value; (iii) that financial indicators, such as the net book value of the Company's common stock, and other traditional valuation methods, such as valuing the Company and the Explosives Business as a going concern and in a hypothetical liquidation sale, and analyses comparing the revenue, cash flow and sales of the Company and the Explosives Business with other similar companies and operations, result in the terms of the Asset Sale being fair and support the belief that the Explosives Business is being sold for fair consideration; (iv) that, based upon preliminary discussions with other companies regarding potential corporate transactions with the Company such as mergers or asset sales, the terms of the Asset Sale were more advantageous to the Company than the terms discussed with such other companies, and that the terms of the Asset Sale resulted in the Company receiving fair consideration for the Explosives Business and that the total consideration to be received by the Company in the Asset Sale would be in excess of what could be expected to be received in other potential transactions; (v) that UEE's requirement that the Managers invest in such subsidiary necessitated the Company and UEE through a combination of loans from UEE, deferred compensation funded by UEE, purchase by the Company of shares of common stock of the Company owned by the Managers at above current trading prices and the forgiveness of certain debt of one of the Managers to aid the Managers in such investment, including certain tax consequences that would thereby occur, is fair and was a crucial aspect of the Asset Sale and without such agreement by the Managers, UEE and the Company no sale to UEE could have occurred and (vi) that the Managers and other employees of the Explosives Business would be offered employment by one of the UEE subsidiaries or entities acquired in the Asset Sale.


         Dr. John T. Day, the Company's President and Chief Executive Officer, and a member of the Board, believes, based upon the financial performance of the Explosives Business, the financial performance of the Company's cyanide production business, the deliberations and discussions of the Board (in which he participated), the factors considered by the Board and the fairness opinion provided by CCCO, that the sale of the Explosives Business to UEE is fair to the Company's shareholders, including unaffiliated shareholders. In making this determination, Dr. Day considered the negative factors that CCCO did not separately conclude that the consideration to be received by the Company was fair to the Company's unaffiliated shareholders, and that CCCO did not consider, nor provide an opinion upon: (i) the Company's repurchase of shares of its common stock from the Managers for the above market price of $4.00 per share;
(ii) the forgiving by the Company of an employee receivable in the amount of $4,000; (iii) the terms of Dr. John Day's consulting agreement with UEE; (iv) the providing by the Company of any bridge loan financing to UEE or any of its subsidiaries following the Closing; and (v) the terms of the deferred compensation plan between the Company and the Managers, except to the extent that the assumption of such plan is included in the consideration that the Company will receive from UEE in the Asset Sale, which will provide $525,000 to the Managers, that is to be assumed by UEE upon consummation of the Asset Sale. Dr. Day expressly adopts the discussions and opinion of CCCO, as contained in the fairness opinion that it provided, and the conclusions and recommendations of the Board, as contained in this Proxy Statement, as his own. Dr. Day has signed an agreement obligating him to vote all shares over which he has control in favor of the Asset Sale, and, as a member of the Board, is recommending that the shareholders of the Company approve the Asset Sale. (See "Special Factors--Fairness Opinion Provided to the Company" and "Proposal 1: The Asset Sale--Recommendation of the Board of Directors.")

         The following factors were the most heavily weighted by Dr. Day in the deliberations and considerations that ultimately formed his belief that the terms of the Asset Sale are fair to the Company and all of its shareholders, including the unaffiliated shareholders: (i) that the consideration to be received for the Explosives Business, when compared with the current and historical market prices of the Company's common stock, including the decline of such market value over the course of the past several years, is fair and consistent with the overall value of the Explosives Business as a component of the total market value of the Company's common stock; (ii) that the consideration the Company will receive in the Asset Sale is fair, when compared with the intrinsic value of the Company as a whole, and the Explosives Business as a component of such total value; (iii) that financial indicators, such as the net book value of the Company's common stock, and other traditional valuation methods, such as valuing the Company and the Explosives Business as a going concern and in a hypothetical liquidation sale, and analyses comparing the revenue, cash flow and sales of the Company and the Explosives Business with other similar companies and operations, result in the terms of the Asset Sale being fair and support the belief that the Explosives Business is being sold for fair consideration; (iv) that, based upon preliminary discussions with other companies regarding potential corporate transactions with the Company such as mergers or asset sales, the terms of the Asset Sale were more advantageous to the Company than the terms discussed with such other companies, and that the terms of the Asset Sale resulted in the Company receiving fair consideration for the Explosives Business and that the total consideration to be received by the Company in the Asset Sale would be in excess of what could be expected to be received in other potential transactions; (v) that UEE's requirement that the Managers invest in such subsidiary necessitated the Company and UEE through a combination of loans from UEE, deferred compensation funded by UEE, purchase by the Company of shares of common stock of the Company owned by the Managers at above current trading prices and the forgiveness of certain debt of one of the Managers to aid the Managers in such investment, including certain tax consequences that would thereby occur, is fair and was a crucial aspect of the Asset Sale and without such agreement by the Managers, UEE and the Company no sale to UEE could have occurred and (vi) that the Managers and other employees of the Explosives Business would be offered employment by one of the UEE subsidiaries or acquired entities involved in the Asset Sale and (vi) that the Managers and other employees of the Explosives Business would be offered employment by one of the UEE subsidiaries or acquired entities involved in the Asset Sale.


         The Managers each have concluded that the terms and conditions of the sale of the Explosives Business to UEE are fair to the shareholders of the Company, including the Company's unaffiliated shareholders, based upon the following factors: (i) the conclusions with respect to fairness adopted by the Board, which each of the Managers adopt as his own; (ii) the fact that the Board, on which a majority of the members are not members of management or affiliated with the transaction, has unanimously approved the Asset Sale and recommended that shareholders approve and adopt the Purchase Agreement and the transactions contemplated thereby; (iii) the fact that the terms and conditions of the Purchase Agreement were the result of good faith negotiations between the Board and UEE and their respective advisors; (iv) the fact that CCCO issued to the Board opinions that, as of the date of such opinions, based upon and subject to various considerations, assumptions and limitations stated therein, the purchase price to be received by the Company pursuant to the Purchase Agreement is fair to the holders of shares of common stock of the Company from a financial point of view, which opinion the Managers each believe was rendered to the Board by an independent financial advisor after analyzing the Asset Sale; (v) the fact that the terms and conditions of the individual employment contracts, joint venture agreement, subscription agreement for shares of stock in UEE-MSI, loan agreements with UEE with required pledging of shares of stock of UEE-MSI, the potential receipt of deferred compensation funded by UEE and the termination agreements from the Company were the result of good faith negotiations between the Managers, the Board and UEE and their respective advisors; and (vi) the other factors taken into account by the Board, which each of the Managers adopts as his own. Since the Managers are not members of the Company's board, did not obtain their own independent opinion regarding the fairness of the transaction to the shareholders and (with the exception of Duane Moss) did not take part in the detailed discussions between the Board and CCCO, were not privy to the discussions between UEE and the Board regarding the Asset Sale, nor have any part or have made any consideration with respect to the Company and its plans subsequent to the Asset Sale, the Managers have made no recommendation to the shareholders, including unaffiliated shareholders, of the Company regarding voting for or against the Asset Sale. After reasonable inquiry, the Company believes that the Managers will vote shares over which they have voting control in favor of the Asset Sale.

         The   following   factors  were  the  most  heavily   weighted  in  the
deliberations and considerations that ultimately formed each of the Manager's belief that the terms of the Asset Sale are fair to the Company and all of its shareholders, including the unaffiliated shareholders (i) that the consideration the Company will receive in the Asset Sale is fair, when compared with the intrinsic value of the Company as a whole, and the Explosives Business as a component of such total value; (ii) that financial indicators, such as the net book value of the Company's common stock, and other traditional valuation methods, such as valuing the Company and the Explosives Business as a going concern and in a hypothetical liquidation sale, and analyses comparing the revenue, cash flow and sales of the Company and the Explosives Business with other similar companies and operations, result in the terms of the Asset Sale being fair and support the belief that the Explosives Business was being sold for fair consideration; (iii) that UEE's requirement that the Managers invest in such subsidiary necessitated the Company and UEE through a combination of loans from UEE, deferred compensation funded by UEE, purchase by the Company of shares of common stock of the Company owned by the Managers at above current trading prices and the forgiveness of certain debt of one of the Managers to aid the Managers in such investment, including certain tax consequences that would thereby occur, is fair to the managers and was a crucial aspect of the Asset Sale and without such agreement by the Managers, UEE and the Company no sale to UEE could have occurred; (iv) that the Managers and other employees of the Explosives Business would be offered employment by one of the UEE subsidiaries or acquired entities involved in the Asset Sale and (v) the Managers relied on clauses (i), (ii), (iii) and (vi) because it had no reason to believe that the Board was not in good faith exercising its fiduciary duties to the Company and its shareholders, including the Company's unaffiliated shareholders.The managers did not receive or conduct independent studies which would have enabled the managers to consider, on their own, whether or not the loans from UEE, deferred compensation funded by UEE in the amount of $525,000, purchase by the Company of shares of common stock of the Company owned by the Managers at $4.00 per share, which was above current trading prices, and the forgiveness of certain debt of one of the Managers was fair to the shareholders, including unaffiliated shareholders of the Company.

         UEE has concluded that the Purchase Agreement and the Asset Sale, including the Purchase Price, the assumption of certain liabilities pursuant to the terms of the Purchase Agreement and the other terms and conditions of the Purchase Agreement and the Asset Sale, are fair to the Company and its shareholders, including the Company's unaffiliated shareholders, based upon the following factors: (i) the conclusions and recommendations of the Board, which UEE adopts as its own; (ii) the fact that the Board, consisting of directors not affiliated with UEE or the Managers, has unanimously approved the Asset Sale and recommended that shareholders approve and adopt the Purchase Agreement and the transactions contemplated thereby; (iii) the fact that the Purchase Price and the other terms and conditions of the Purchase Agreement were the result of good faith negotiations between the Board and UEE and their respective advisors; (iv) the fact that the Board received an opinion which was later updated to reflect the change in the consideration to be paid to the effect that, as of the date of such opinions, based upon and subject to various considerations, assumptions and limitations stated therein, the Purchase Price to be received by the Company pursuant to the Purchase Agreement is fair to the holders of shares of common stock of the Company from a financial point of view, which opinion UEE believes was rendered to the Board by an independent financial advisor after analyzing the Asset Sale; (v) the fact that during the substantial period of time which would elapse between the announcement of the execution of the Purchase Agreement and the consummation of the transactions contemplated thereby, following the Special Meeting to be held to vote upon the Asset Sale, there would be more than sufficient time and opportunity for other persons to propose alternative transactions to the Asset Sale, and that the terms of the Purchase Agreement authorize, subject to certain procedures and limitations, the Company to (x) furnish or provide access to information concerning the Company to third parties who indicate in writing a willingness to make an acquisition proposal for consideration which would exceed the value of the consideration provided for in the Purchase Agreement, after taking into account all relevant factors, including any conditions to such proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the person making the proposal to finance the transaction contemplated thereby and any required governmental or other consents, filings and approvals and (y) terminate the Purchase Agreement in order to permit the Company to enter into a business combination transaction with a third party; and (vi) the other factors taken into account by the Board, which UEE adopts as its own. (See "Special Factors--Fairness Opinion Provided to the Company" and "Proposal 1: The Asset Sale--Recommendation of the Board of Directors.")

         Each of the factors set forth in clauses (i) through (vi) above support UEE's conclusion that the purchase price and the Asset Sale are fair to the Company and its shareholders, including the Company's unaffiliated shareholders. UEE relied (a) on clauses (i), (ii), (iv) and (vi) because it had no reason to believe that the Board was not in good faith exercising its fiduciary duties to the Company and its shareholders, including the Company's unaffiliated shareholders, (b) on clause (iii) based on its view and interpretation of its negotiations with the Company and because of the Board's fiduciary duties to the Company and its shareholders, including the Company's unaffiliated shareholders and (c) on clause (v) based on the information UEE received from the Company since the execution of the Purchase Agreement regarding the absence of acquisition proposals from third parties which are superior to the proposed transaction. UEE also considered its ability to finance in cash the Purchase Price. Santander provided general financial advisory and investment banking services to the management of UEE in connection with the Asset Sale and assisted UEE in its negotiations with the Company but did not conduct an appraisal of the Company or any of its assets or give a fairness opinion with respect to the Asset Sale or any other transaction involving the Company, consequently, no documents are available or are attached as exhibits.

         The Company, the Managers or UEE do not know of any other executive officers, directors or affiliates, other than those disclosed herein who own shares of the Company directly or indirectly.

FAIRNESS OPINION PROVIDED TO THE COMPANY

         The Company retained Christenberry Collet & Company, Inc. ("CCCO") to provide a fairness opinion, which was later updated to reflect amendments to the Purchase Agreement (the "Opinions") with respect to the financial consideration the Company is receiving from UEE in the sale of the Explosives Business. CCCO provided its original opinion on November 29, 2000, and its updated opinion on May 18, 2001. CCCO is an investment-banking firm based in Kansas City, Missouri, specializing in corporate finance and mergers and acquisitions. The Company retained CCCO after initial discussions with them and other financial advisors. Based upon several factors, including responsiveness, reputation, cost and experience, the Company ultimately decided to retain CCCO. The following summary of the Opinions is qualified in its entirety by the full text of the Opinions, which are attached to this Proxy Statement as Appendix C, and which detail the procedures CCCO performed, the assumptions it made, the matters it considered, and the scope and limits of the review it undertook in preparing the Opinions.

         The Company paid CCCO $38,000 plus expenses and update charges, for its services in providing the Opinions. CCCO has consented to the inclusion of the Opinions in this Proxy Statement. Prior to retaining CCCO to provide the Opinions, the Company had no relationship with CCCO. CCCO made no recommendations to the Company with respect to consideration that should be received for the Explosives Business, and played no part in negotiating the terms of the transaction with UEE.

         CCCO was engaged by the Company solely to provide an opinion on the fairness of the financial terms of the Asset Sale after they had been negotiated by the parties. CCCO provided no opinion on any other matter, including the legal structure of the Asset Sale, its accounting treatment or its tax consequences. CCCO did not provide an opinion regarding the Company's repurchase of shares of its common stock from the Managers at the above market price of $4.00 per share, the terms of Dr. Day's consulting agreement with UEE, the providing by the Company of any bridge financing to UEE following Closing, or with respect to the deferred compensation plan to be assumed and funded by UEE, except to the extent that the assumption of such deferred compensation plan is included in the consideration the Company will receive from UEE in the Asset Sale. The Opinions is based on the economic, market, financial and other conditions existing as of the date of the Opinions, as updated.

         The CCCO Opinions are addressed to the Company's Board of Directors and do not provide any recommendation to the Company's shareholders as to how they should vote when considering the Asset Sale proposal. In arriving at its Opinions, CCCO performed the following procedures:

o Reviewed the Purchase Agreement and ancillary documents in their draft form, which drafts were substantially similar to the final executed agreements;

o Reviewed the May Amendment in its draft form, which draft was substantially similar to the final executed amendment, and the executed Purchase Agreement;

o Reviewed the consolidated and business-level financial statements of the Company for the three years ended December 31, 2000, 1999, and 1998, as well as various other related documents;

o Reviewed information supplied by the Company, including a financial forecast for the year 2000, which was used by CCCO for its first opinion given during the fourth quarter of 2000 to estimate operations for the remaining of the year 2000. The financial forecast for the year 2000 was the only one supplied by the Company to CCCO;

o Discussed with the Company's management, and management of certain of its subsidiaries, the current state of the Explosives Business, its prospects, and the estimated liquidation value of the Explosives Business;

o Compared the results of the Explosives Business with that of certain other companies engaged in the explosives industry;

o Conducted a review of the financial condition of the Explosives Business, including its liquidity and capital position;

o Compared the financial terms of the Asset Sale with the financial terms of certain other mergers and acquisitions deemed relevant;

o Reviewed documentation provided by the Company's management that outlines the results of the Company's prior efforts to sell the Explosives Business;

o Toured certain of the Company's facilities and reviewed its Explosives Business operations;

o Reviewed relevant information prepared by experts within the explosives industry; and

o        Performed  other  analyses  and  reviewed  other   information   deemed
         appropriate and necessary by CCCO in reaching its opinion regarding the fairness of the Asset Sale from a financial point of view.

         CCCO performed valuation estimates of the Explosives Business using the following three methods: (i) assuming the orderly liquidation of the Explosives Business, (ii) estimating the enterprise value of the Explosives Business, or its value as a going concern, and (iii) comparing the Explosives Business with comparable companies. These valuations are customary methods of analysis in determining the value of a business. The numerical figures used in the subsequent paragraphs are from both the original and the updated opinion, except where separate figures from the two opinions appear. The analyses performed by CCCO for each of the two opinions occurred as of the date each of the opinions were given, and took into account the terms of the Asset Sale and the financial conditions as of such times.

         Orderly liquidation. CCCO estimated that in an orderly liquidation, the gross value of the Explosives Business would range from approximately $ 11.05 million to $ 17 million (updated from the analysis used in the original opinion, where the values ranged from $12.05 million to $18 million). Deducting the liabilities of the Explosives Business, as well as expenses that would be associated with such a liquidation, from this gross liquidation value resulted in an estimated net liquidation value range for the Explosives Business of between a negative $2.17 million and a positive $3.79 million, with an average of approximately $1.69 million (the analysis from the original opinion reported a range of a negative $1.68 million to a positive $4.28 million, with an average of $2.18 million). According to the Asset Sale terms, the Company will sell the Explosives Business to UEE, UEE will assume approximately $13.12 million in liabilities associated with the Explosive Business and the Company will receive $7.55 million for the Explosives Business, representing the $6.35 million cash that UEE will pay the Company at Closing and the $1.2 million principal amount of the promissory notes payable to the Company by the Explosives Business, which are being assumed by UEE and will be paid to the Company by UEE over five years following Closing. The $1.2 million principal amount of the promissory note is included as an item of additional compensation because the note is a related party note from one of the subsidiaries which currently is eliminated upon consolidation. Once the note is assumed in the transaction by UEE it becomes an additional consideration. Under the original terms of the Asset Sale, the Company was to receive, as consideration for the Explosives Business, $7.75 million at Closing, a promissory note from UEE for $1.02 million, and UEE was to assume $11.05 million in liabilities.

         Enterprise value. CCCO also looked at several financial and statistical methods of valuing the Explosives Business as an enterprise, or an ongoing business concern, whether retained and operated by the Company or sold to another entity, such as UEE. An enterprise valuation analyzes the free cash flow expected to be produced by the fixed assets of a business, and does not take into account a company's working capital (largely accounts receivable and accounts payable), since working capital is not considered to add to the going concern value of a company. Based on information provided by the Company and its management, CCCO analyzed the enterprise value of the Explosives Business based both on the Company retaining the Explosives Business and selling the Explosives Business. CCCO performed the enterprise analysis using discount rates, the Company's weighted average cost of capital, and EBITDA and revenue multiples. CCCO applied growth rates of between 0% and 8%, and determined the most applicable growth rates for the Explosives Business to be between 2.5% and 4%, which industry experts estimate as the growth rate for the explosives industry. CCCO used the Company's estimated weighted average cost of capital of 15% as the discount rate, but also included a range of typical discount rates related to manufacturing businesses of between 12.5% and 20%, based upon CCCO's review, concentrating on discount rates of between 15% and 17.5%. Because the Explosives Business has had a negative EBITDA during recent financial periods, CCCO could make no meaningful conclusions with respect to EBITDA. However, CCCO did perform analyses with respect to EBITDA of up to $1 million (and, in the original analysis of up to $2 million). CCCO also reviewed the revenue multiple of the Explosives Business under parameters deemed relevant and appropriate by CCCO, analyzing revenue of between $30 million and $40 million, comparing revenue multiples of between .20x and .35x, with the focus occurring on revenue between $32.5 million and $35 million, and multiples of between .20x and .25x. Using this information, CCCO's enterprise analysis resulted in estimated values of the Explosives Business ranging from $1.25 million to $8.75 million. In the original analysis, CCCO compared revenue multiples of between .20x and .50x, concentrating between .20x and .30x, and a revenue range of $28 million to $32 million, concentrating between $29 million and $30 million. This original analysis produced an estimated value of the Explosives Business of between $5.8 million and $9.6 million. Under the enterprise method, CCCO valued the consideration the Company is receiving for the Explosives Business in the Asset

Sale at approximately $13 million (approximately $15 million in the original analysis), which is the total of the cash and the promissory notes to be received by the Company at Closing, plus the Company's interest bearing debt being assumed by UEE, less the cash on the Company's balance sheet at the time of the valuation. For the purposes of the enterprise value analysis, the accounts payable associated with the Explosives Business that are being assumed by UEE,approximately $6.68 million, ($6.32 million under the original analysis) were excluded from the consideration for the Explosives Business, since such components of working capital are not viewed as a component of the going-concern value of a business under the enterprise value analysis. CCCO analyzed the sale of the Explosives Business according to the enterprise value analysis because it believes that such analysis produces helpful results in the evaluation of the fairness, from a financial point of view, of the consideration the Company will receive from UEE in the Asset Sale.

         Comparable valuation. CCCO also compared the sale of the Explosives Business with publicly-held companies or businesses with similarities to the Explosives Business. The comparison entities included the following: Orica Group, Mississippi Chemical, Mitcham Industries, Metalline Mining Co., LSB Industries, Canyon Resources and Earth Sciences. CCCO selected these companies for comparisons because each of them has explosives operations to some extent. The lack of a significant pool of companies with operations similar to the Company, and the fact that many of these comparable companies are based in foreign countries, reduces the reliability of comparing their explosives businesses to the Explosives Business. In this analysis, CCCO compared and analyzed the consideration being paid for the Explosives Business with the current market values of the comparable companies, in the context of the relative multiples of EBIT, EBITDA and revenue. When compared to the market values of the comparable companies, CCCO determined that the terms of the Asset Sale represent that a fair value, with respect to the market valuation of these companies, is being paid for the Explosives Business. The Company will be receiving a "net" amount of $7.55 for the Explosive Business, consisting of cash in the amount of $6.35 million and promissory notes totaling $1.2 million, representing the notes owed by the Explosives Business to the Company over time up until July 2006. Under the original analysis, the "net" amount to be received for the Explosives Business was approximately $8.75 million.

         In performing its review and formulating its opinions, CCCO relied upon the accuracy and completeness of all financial and other information it was provided, in writing or otherwise, and did not independently verify such information. The Board, based on its review for accuracy and completeness of the financial information, projections, assumptions and other information provided by management to CCCO, believes that the reliance by CCCO on the information provided to it by the Company was reasonable.

         Based upon the foregoing and other factors it deemed relevant, CCCO provided the opinion that the consideration to be received by the Company in exchange for the Explosives Business is fair to the Company's shareholders from a financial point of view.

         The analyses performed by CCCO and summarized above are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company or its advisors, neither the Company, CCCO, nor any other person assumes responsibility if future results or actual values are materially different from the results of analyses based on forecasts or assumptions. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be acquired or bought or sold either at the time of such analyses or at any time in the future.

         CCCO's Opinions are attached as Appendix C hereto and are available for inspection and copying by any shareholder of the Company or representative of any shareholder of the Company during regular business hours.

         CCCO's Opinions are necessarily based upon market, economic, financial, and other conditions as they existed and could be evaluated as of the date of the Opinions and any subsequent change in such conditions would require a reevaluation of such Opinions. Although subsequent developments may affect its Opinions, CCCO has assumed no obligation to update, revise, or reaffirm it.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. The summary of CCCO's analyses set forth above summarizes the material analyses presented to the Company's board of directors but is not a complete description of the presentation by CCCO or the analyses performed by CCCO in connection with preparing its Opinions. In arriving at its Opinions, CCCO did not attribute any particular weight to any analyses or factors considered by it, but rather made subjective, qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, CCCO believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of considering the foregoing summary without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the CCCO presentation to the Company's board of directors and CCCO's Opinions.

SOURCE OF FUNDING

         The total amount of funds required by UEE to consummate the Asset Sale is estimated to be $6.35 million, subject to certain adjustments pursuant to the terms of the Purchase Agreement. UEE is obligated to pay $1.2 million, plus interest, pursuant to the Nevada Note and the TBS Note. Principal and interest payments under the Nevada Note are due annually beginning on July 31, 2002 until July 31, 2006. Principal and interest payments on the TBS Note are due on December 31, 2001. UEE expects to obtain all such funds from existing resources and internally generated funds, including cash on hand and short-term liquid investments, as well as from existing lines of credit currently maintained by UEE. The Asset Sale is not subject to UEE obtaining financing. However, prior to August 31, 2001 the Asset Sale was subject to UEE securing a $4.5 million all purpose credit facility for the on-going operations of the Explosives Business (the "Line of Credit") that would be used to replace the Company's existing line of credit. This condition was waived as of that date and on September 7, 2001 UEE obtained a commitment for a replacement line of credit.

         The Company's current line of credit would have expired August 30, 2001, but the Company has received an extension to November 30, 2001, upon the payment of an extension fee and an increase in the interest rate applicable to the loan for the extension period to prime plus 3%. Under the terms of the August Amendment, the Company and UEE have agreed to cooperate to obtain a commitment for a new working capital line of credit for the Explosives Business on or before August 31, 2001. This loan commitment was obtained and a loan agreement was signed between UEE and the bank on September 5, 2001. The loan agreement is conditioned on the closing of the Asset Sale. In addition, UEE has granted permission for the Company to negotiate financing which will replace the Company's existing line of credit on November 30, 2001, should the Asset Sale not be consummated. The Company is currently in the process of obtaining this backup facility.

         At Closing the Company will use funds in the amount of $570,578from its existing cash resources to purchase 101,191 shares of the Company's stock owned by the Managers, including 28,009 shares owned by Jack O'Brien being redeemed under a prior agreement, not related to the Asset Sale, in the amount of $277,850. (See "Proposal 1: The Asset Sale--Terms of the Asset Sale--Related Agreements.")

COSTS OF TRANSACTION

Expenses

         In  connection  with the  negotiation  and  execution  of the  Purchase
Agreement, the closing of the Asset Sale, the preparation of this Proxy Statement, the solicitation of proxies, and related items the Company, UEE, and the Managers expect to incur the following estimated expenses (all amounts are in thousands).



                                                           Total Expenses      Total Expenses expected
                                                              expected            to be incurred by
                       Expense Category                   to be incurred in          the Company
                                                         the transaction by
                                                             all parties
                                                         ------------------   -------------------------


         Legal Fees                                           $ 1,247                 $    308
         Accounting Fees and Expenses                         $   108                 $     15
         Fairness Opinion and Financial Advisors              $   579                 $     40
         Costs of Proxy Solicitation                          $    47                 $     47
         Other                                                $    29                 $     29
                                                              -------                 --------
         Total                                                $ 2,010                 $    439

         To the extent that costs have been incurred in Spanish pesetas, they have been converted to U.S. dollars on the basis of 195 pesetas to each dollar. All of the foregoing expenses will be paid by the parties from cash reserves available to them.

FEDERAL INCOME TAX CONSEQUENCES

         The following summary of the federal income tax consequences of the Asset Sale by the Company is not intended to be tax advice to any person, nor is it binding upon the Internal Revenue Service. In addition, no information is provided herein with respect to the tax consequences of the Asset Sale under applicable foreign, state, or local laws.

         In connection with the Asset Sale, the Company will incur a net financial accounting loss of approximately $324,000. That loss will include a projected tax benefit from the Asset Sale of approximately $318,000. The Company has projected that, for federal income tax purposes, it will not have any net tax losses from the Asset Sale which are not fully utilized as offsets against taxable income.

         As described in "Proposal 1: The Asset Sale- Terms of the Asset Sale - Related Agreements" on pages____ above, in connection with the Asset Sale, the Company will redeem from the Managers shares of common stock of the Company owned by the Managers, other than certain shares held in their accounts under the Company's 401(k) plan ("401(k) Shares"). The share purchase price will be $4.00 per share in the case of Messrs. Moss, Reddick, Later, Newman and Green, $9.92 per share in the case of Mr. O'Brien (as established in a 1998 contract, unrelated to the Asset Sale), and $4.30 per share in the case of Mr. Clayton (payable by offset against certain indebtedness from Mr. Clayton to the Company). Except as noted below, each Manager will recognize (i) taxable income to the extent that the amount paid for his shares exceeds his tax basis in those shares, and (ii) taxable loss to the extent that the amount paid for his shares is less than his basis in the shares. That gain or loss will be capital gain or loss so long as the shares have been held for investment, with long term capital gain or loss treatment if the shares have been held for longer than 12 months.

         Notwithstanding the foregoing, if after the envisioned redemptions a Manager continues to own Company shares, directly or indirectly through attribution from family members and related entities (including 401(k) Shares), and the redemption does not result in a greater than 20% reduction in the Manager's total direct and indirect ownership interest in the Company, the amount paid for his shares will be taxed as a dividend. Generally, dividends are taxed at ordinary income rates to the extent of the distributing company's accumulated and/or current year earnings and profits. Any excess is then treated as tax free to the extent of the basis of the shares redeemed and as capital gain thereafter. The Company does not expect that any portion of the redemption price paid for shares will be taxed as dividend. Additionally, to the extent that the amount paid by the Company for the shares exceeds the fair market value on the date of redemption, except in the case of Mr O'Brien, the excess will be treated as compensation to the Managers, taxable at ordinary income rates and subject to employment tax withholding, rather than as consideration paid for the shares. Amounts payable to Managers under the Deferred Compensation Plan will likewise constitute taxable wages to the Managers for income tax purposes in the year actually or constructively received by the Managers.

         Since UEE is assuming the obligation to pay deferred compensation under the Deferred Compensation Plan, the Company will not receive any deduction for such amounts when paid. Nor can the Company deduct any portion of the share redemption price that is treated as a dividend or capital expenditure for shares.

         As also disclosed on page ____ above, Dr. Day will receive consulting payments from UEE or a UEE subsidiary for three years following the Asset Sale pursuant to a consulting agreement (the "Consulting Agreement"). To the extent these payments are for services rendered, they will constitute ordinary compensation income to Dr. Day subject to regular income taxes as well as self-employment taxes in the years received.

         Section 280G of the Internal Revenue Code of 1986, as amended, (the "Code") prohibits a corporation from deducting "excess parachute payments."
Section 4999 of the Code imposes a 20% excise tax on the recipients of "excess parachute payments." If the compensation paid to any Company officer (whether paid by the Company, UEE or any related entity) that is contingent on the Asset Sale exceeds 2.99 times the officer's average annual W-2 compensation from the Company for the five tax years preceding the year of sale (or such shorter period as he worked for the Company), then the officer has an excess parachute amount equal to the amount by which that compensation exceeds the greater of (i) one times his average annual W-2 compensation for the five year period, or (ii) the amount which he establishes by clear and convincing evidence is reasonable compensation for services to be rendered. Assuming the payments to Dr. Day and the Managers under the Consulting Agreement and the Employment Agreements are reasonable compensation for services to be rendered, the other payments being made to Dr. Day and the Managers in connection with the Asset sale will not be sufficiently great to result in parachute payment treatment.

         Under the Code, payments made pursuant to agreements entered into within one year before a change in control are deemed to be contingent on that change in control. Thus, payments under the Deferred Compensation Plan, the Consulting Agreement and the Managers' new employment agreements with UEE-MSI (the "Employment Agreements"), as well as any excess purchase price paid for the shares of the Managers, will be deemed compensation that is contingent on a change in control of the Company's assets for purposes of the excess parachute payment rules. To the extent that the payments to be received under the Consulting Agreement and Employment Agreements will be reasonable compensation for services to be rendered, the payments will not constitute excess parachute payments.

         In connection with the Asset Sale, UEE-MSI will acquire the foreign subsidiaries, foreign joint venture interests and intellectual property of the Explosive Business from the Company and its subsidiaries, and Mining Services International, Inc. will acquire the domestic assets of the Explosives Business from the Company and its subsidiaries. None of UEE, UEE-MSI, or Mining Services International, Inc. will be subject to United States federal income tax in connection with the acquisition of the assets of the Explosives Business from the Company and its subsidiaries. For United States federal income tax purposes, Mining Services International, Inc. and UEE-MSI will have a tax basis in the assets acquired from the Company and its subsidiaries equal to the purchase price paid by them for such assets. For this purpose, the purchase price paid by Mining Services International, Inc. and UEE-MSI for the assets of the Explosives Business will include the amount of any liabilities assumed by them in connection with the Asset Sale and the amount of any expenses incurred by them in connection with the negotiation and execution of the Purchase Agreement and the acquisition of the assets of the Explosives Business.

         Consummation of the  transaction  will not result in any federal income
tax   consequences   to  shareholders  of  the  Company  in  their  capacity  as shareholders.

         THE FOREGOING IS ONLY A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE SALE OF ASSETS. EACH AFFILIATE OF THE COMPANY IN THIS TRANSACTION AND HOLDER OF SHARES OF COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE TRANSACTION (INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS).

BENEFITS AND DETRIMENTS OF ASSET SALE

         The sale of the Explosives Business is the culmination of the Board's review of the business and operations of the Company and the evaluation of the strategic alternatives available to it. Despite the increases in revenues from the Explosives Business over the past few years, the Explosives Business has operated at a loss since the beginning of 2000. The Board determined that the Explosives Business needed to be expanded substantially in order for the Company to avoid losing market share and to be able to recognize a profit on operations. However, the Company did not have the financial resources available to it to undertake this expansion on its own. After exploring various alternatives, the board ultimately determined that the sale of the Explosives Business to UEE was in the best interest of the Company and its shareholders, including unaffiliated shareholders.

         The advantages of the proposed transaction with UEE are that it will relieve the Company of operations that are not currently profitable and will provide the Company with cash resources. At the same time, it will eliminate the bulk of the liabilities of the Company and all of its shareholders, including unaffiliated shareholders, thereby improving its balance sheet and flexibility in dealing with future business contingencies or opportunities that may arise. The Company believes that it can continue to operate its Cyanco joint venture on a profitable basis and may be able to expand those operations as a result of its improved financial position.

         The potential negative effects of the transaction are the withdrawal of the Company from the Explosives Business, so that if there is a general market improvement in the civil explosives industry, or if the Explosives Business now owned by the Company substantially expands, the Company and all of its shareholders, including unaffiliated shareholders would not participate in such expansion. The sale of the Explosives Business will limit the Company to a single industry, the production and sale of cyanide, that is extremely dependent upon the gold mining industry over which the Company exercises no control. The gold mining industry has been in a state of decline and the gross revenues of Cyanco decreased from $37 million in 1998 to $21.5 million in 1999, with a rebound to $28.5 million in 2000. The future of this business will depend to a substantial extent on the health and vitality of the gold mining industry in the states surrounding Nevada, where the Company's cyanide operations are located. The size of the operations of the Company managed by the Company will not be directly reflected on the financial statements as a result of the financial convention applicable to the Cyanco operations. Cyanco is a joint venture with Degussa Corporation in which each entity owns an equal interest. As a result, the revenues and expenses of the joint venture are not consolidated with the financial statements of the Company and only 50% of the earnings of the joint venture are included as revenue in the Company's financial statements. Consequently, investors and others reviewing an investment in or the potential of the Company may determine that its operations are of such insignificant amounts so as to make the Company unattractive. In addition, it is a possibility that Nasdaq could take the position that the joint venture operations are not ongoing active business operations and seek to delist the common stock of the Company. If this occurred, the liquidity in the common stock would decrease, which may have an adverse effect on the stock price.

         In weighing both the positive and negative aspects of the proposed transaction, the board of directors unanimously determined that it is in the best interests of the Company to proceed and recommended that the shareholders approve the proposed transaction.

         With respect to John Day and with respect to the unaffiliated shareholders of the Company, the benefits and detriments of the Asset Sale are the same as those expressed above for the Company, with the exception that Dr. Day may receive additional benefit for payment for consulting fees under his consulting agreement with UEE. However, it is expected that the time spent by

Dr. Day consulting with UEE will provide an offset against the Company's obligation to pay him under his existing employment contract. Dr. Day retains all of his interest in the Company, which is approximately 7.7% ownership of the Company's common stock on a fully diluted basis. This represents an interest in the net worth of the Company as of June 30, 2001 on a proforma basis as if the Asset Sale had taken place of approximately $1.7 million and an interest in income (loss) for the first six months of 2001 of $25.3 thousand, for the years ended on December 31, 2000, 1999, and 1998 of $61.2 thousand, $62.9 thousand and $215.7 thousand, respectively.

         With respect to the Managers, the benefits of the Asset Sale include the five-year employment contracts with the UEE subsidiary, the opportunity to be involved in a larger organization engaged in the explosives industry and the potential for long-term value based on the investment in the new company. The new UEE subsidiary, which will be capitalized with cash in the amount of approximately $3.4 million, will be better financed than the current Explosives Business. There will also be advantages in being part of a larger international diversified enterprise. In addition, the aid provided by UEE and the Company, by way of purchasing shares of the Company's stock owned by the Managers at $4.00 per share, providing loans and potential deferred compensation to the Managers all assisting the Managers to make an equity investment in UEE-MSI, was viewed as a necessary and positive aspect of the Asset Sale. The detriments for the Managers include being obligated to invest cash, pay accelerated taxes at an average of 35% (including state income taxes) of the amount by which the amount they receive exceeds their tax basis, and risk personal assets by reason of loans owed to UEE in order to maintain their employment, sharing risks associated with the Explosives Business as a part owner of the new UEE subsidiary and disposing of their shares of the Company's stock when market trading prices are depressed and at a time when the Company is repositioning itself for increased shareholder value. There are both significant benefits and risks associated with employment during a change of control where the parent is a foreign entity, has a distinct cultural heritage and uses a different first language. The Managers, as a group (individual ownership percentage in the new company, amount paid and amount of loans are disclosed on page____), will own approximately 10.1% at Closing (with the ability to increase their percentage ownership to 14.1 % within five years on a fully diluted basis) of the net worth of the new UEE subsidiary which will have a projected net worth at the time of closing of approximately $9,500,000, or as a group owning 14.1% a proportionate net worth totaling $1,340,000. The Managers will have debt against that value of approximately $725,400 at Closing resulting in a net cash value at Closing to the Managers of $ 614,600. All of the Managers are selling their full interest in the Company, with the exception of approximately 14,700 shares held in the Company's 401K plan for David Reddick and Duane Moss, consequently, as a result of the Asset Sale, they will no longer have any significant interest in the net worth or income of the Company after the Closing.

--------------------------------------------------------------------------------

                                  RISK FACTORS

--------------------------------------------------------------------------------

IMMEDIATELY FOLLOWING THE ASSET SALE, THE COMPANY'S BUSINESS WILL HAVE A NARROWED FOCUS.

         The sale of the Explosives Business will significantly narrow the focus of the Company. Following the sale, the Company will be primarily dependent upon the results of its Cyanco joint venture. Cyanco is a 50/50 joint venture between the Company's wholly-owned subsidiary, Nevada Chemicals, Inc. ("Nevada Chemicals") and Degussa Corporation. Cyanco manufactures and sells liquid sodium cyanide used in the extraction of gold and other metals from ore deposits in the western United States. While the Company believes that Cyanco is well positioned in its industry, the business of Cyanco is entirely dependent upon the gold mining industry, which has been severely depressed in recent years. In addition to Cyanco, the Company will also remain a joint venture partner with Chemicals Holding International in West Africa Chemicals. The Company has previously written off its investment in West Africa Chemicals for financial reporting purposes and currently recognizes income or loss only as cash is received or is distributed. The West Africa Chemicals joint venture has not been material to the Company's operations in the past and is not expected to be in the future. The Company is considering various strategic options with respect to West Africa Chemicals.

THE COMPANY WILL LACK MANAGEMENT, EMPLOYEES, AND INFRASTRUCTURE FOLLOWING THE ASSET SALE.

         Upon consummation of the Asset Sale, the Company will have a dramatically reduced number of employees, particularly at the management level. The Company's Cyanco joint venture will remain fully and independently staffed, and none of its employees, including its management, will be leaving to UEE as part of the sale of the Explosives Business. Dr. John T. Day, the Company's President and Chief Executive Officer, will remain in those capacities for the Company and continue devoting time to the management of Cyanco's day-to-day operations. Dr. Day will, however, also serve as a consultant to UEE following the Asset Sale, and is expected to do so for three years. The time Dr. Day will have available to devote to the Company's management and operations will vary, depending upon the demands of the Company and UEE. The remaining members of the Company's management and management of the Company's explosives subsidiaries in the United States will become employees of UEE. These include Duane Moss, David Reddick, Dr. Douglas Later, Richard Clayton, Wade Newman, Mitchell Green and John O'Brien. (See "Terms of the Asset Purchase--Related Agreements.") Upon consummation of the Asset Sale, the Company will have significantly reduced its personnel, other than those employed in connection with the Cyanco joint venture, to approximately three employees. The infrastructure to support the potential growth of the Company's business or to operate any business or investment that may be acquired by the Company in the future may need to be increased in the future. There can be no assurance that qualified individuals will be available on terms acceptable to the Company.

THE COMPANY WILL FACE FUTURE STRATEGIC ISSUES.

         The Company believes that the proceeds from the sale of the Explosives Business may enable it to expand the business and operations of the Company through strategic partnering, product expansion, acquisition, investment or other long-term business strategies. However, there can be no assurance that the Company will be able to find any suitable opportunity to expand or grow its business, either internally or externally. Any decision to use the proceeds to acquire assets or product lines or a new business will be made at the board level and will not be submitted to the shareholders unless shareholder approval of the Asset Sale is required or the board determines shareholder approval would be advantageous. (See "Proposal 1: The Asset Sale--Plans for the Company Subsequent to the Asset Sale.")

FOLLOWING THE ASSET SALE, THE COMPANY WILL BE PRIMARILY DEPENDENT ON A SINGLE PRODUCT.

         On completion of the sale of the Explosives Business, the Company will be largely dependent on the results of Cyanco's operations. This joint venture manufactures and sells sodium cyanide to the gold mining industry in the western United States. The use of sodium cyanide in gold mining leaching is subject to significant regulation as a result of environmental and health concerns. Changes to the regulatory framework, the development of alternative leaching methods, or changes in the cost of raw materials could materially adversely impact the volume and profitability of sodium cyanide sales and hence the results of operations of Cyanco and the Company.

THE COMPANY WILL BE DEPENDENT ON THE CYANIDE AND GOLD MINING INDUSTRIES.

         The Company's Cyanco joint venture is dependent entirely upon the gold mining industry, because the sole use of the sodium cyanide Cyanco produces is in the mining of precious metals, primarily gold and silver. Gold prices, and therefore the gold mining industry, have been depressed for the last several years. Because the Company will be primarily relying upon Cyanco's results following the Asset Sale, general conditions in the gold mining industry will affect the Company's overall results much more directly than in the past. Continued depression, or further deterioration, in the gold mining industry may have material adverse effects upon the Company.

IF THE ASSET SALE IS NOT CONSUMMATED, THE COMPANY MAY NEED ADDITIONAL CAPITAL.

         If the sale of the Explosives Business is not consummated for any reason, the Company may require additional capital in order to fund capital expenditures necessary for anticipated growth. The Company had $1,338,000 in cash and cash equivalents at June 30, 2001, which may be insufficient to allow the Company to successfully expand the Explosives Business. The Company would require additional capital in order to expand through increased market share or acquisitions. The Company therefore expects that it may need to seek additional financing if the Asset Sale is not consummated. There can be no assurance that such financing would be available to the Company or, if available, could be obtained on terms acceptable to the Company.

THE FACTORS THAT HAVE NEGATIVELY AFFECTED THE EXPLOSIVES BUSINESS MAY CHANGE.

         The Company  has  entered  into the  agreement  to sell the  Explosives
Business to UEE based on current factors in the explosives industry. This industry may begin expanding in the future or competitive conditions in the industry may change in such a way as to make the Explosives Business more attractive and profitable. If this occurs subsequent to the sale, the Company will no longer have an interest in the Explosives Business and will not be able to benefit from the improved conditions. The Company has agreed that, with the exception of the Company's interest in the West Africa Chemicals joint venture, it will not operate in the explosives industry or own investments in companies operating in the explosives industry for seven years following the Asset Sale.

THERE ARE SEVERAL CONDITIONS TO THE CLOSING OF THE EXPLOSIVES BUSINESS SALE.

         There are several conditions to the closing of the sale of the Explosives Business. Even if the sale is approved by the shareholders, there can be no assurance that all of the other conditions will be met or waived by the parties. In such event, the sale of the Explosives Business would not be completed. These conditions include: no material adverse change in the Company or the Explosives Business, continued operation of the Explosives Business in the ordinary course, approval from necessary governmental agencies, approval of a working line of credit to UEE, and receipt of necessary third-party consents. If the Asset Sale does not close for any reason, the Company will not be able to recover its costs and expenses incurred in connection with the proposed Asset Sale, may be obligated to pay UEE a termination fee, and would be required to explore other alternatives for its Explosives Business.

NASDAQ MAY SEEK TO DELIST THE COMPANY'S STOCK FROM ITS MARKET.

         The Company's largest shareholder, the BLA Trust, received its shares from a shareholder who had been the subject of Nasdaq disciplinary proceedings in the past, and as a consequence, had agreed to a voting trust with respect to such shares. The Company and the BLA Trust have agreed that the shares held by the BLA Trust are no longer subject to the voting trust and will be permitted to vote at the Special Meeting. In addition, other shares held or acquired by the prior shareholder may be subject to the voting agreement. In the event that Nasdaq concludes that shares are voted in violation of the voting agreement, Nasdaq could seek to delist the Company's common stock. In the past, Nasdaq has taken the position that companies without active business operations do not meet its informal listing requirements. The Company believes that its active participation in the Cyanco and West Africa Chemicals joint ventures, and the leasing of its corporate office building, is sufficient to meet Nasdaq requirements. However, there can be no assurance that Nasdaq will not take the position that the Company is not actively engaged in business operations, and may therefore seek to delist the Company's common stock from the Nasdaq stock market. Additionally, if the trading price for the common stock does not remain above one dollar, Nasdaq would seek to delist the Company's common stock. If the Company's stock is delisted from Nasdaq for any reason, this could result in decreased investor interest in the stock and decreased information available about transactions in the stock, leading to reduced liquidity and perhaps reduced stock prices for the Company's shareholders.

THE USE OF THE PROCEEDS FROM THE ASSET SALE IS IN THE BOARD'S DISCRETION.

         Subject to certain potential adjustments, the Company will receive $6.35 million in cash upon the closing of the transaction, and expects to receive more than $1,200,000 over five years in principal and interest payments pursuant to the promissory notes from the Explosives Business transferred to UEE. The use and application of these proceeds has not yet been determined by the Board. Any future decision as to the application of these proceeds will be made by the Board. Any decision with respect to the acquisition of a new line of business, the expansion of the Company's existing business, or a shift in the business focus of the Company will not be submitted to the shareholders unless it is required to be approved by the shareholders under the Company's organizational documents, state corporate laws, the federal securities laws, or the requirements of Nasdaq, or the directors determine it to be advantageous to do so.

THE COMPANY MAY DETERMINE TO ACQUIRE AN INTEREST IN A PRIVATELY-HELD COMPANY WITHOUT AUDITED FINANCIAL INFORMATION.

         The Company could determine to acquire an interest in a privately-held company that does not have audited financial statements, requiring the Company to rely upon unaudited financial information with respect to that company. Additionally, such a transaction could require audited financials so that the Company may be precluded or delayed in completing the Asset Sale due to the time and cost involved in conducting an audit.

A LOW STOCK PRICE FOR THE COMPANY'S COMMON STOCK MAY RESULT IN UNSOLICITED ACQUISITION PROPOSALS.

         Immediately following the Asset Sale, and before any uses are made of the Proceeds, the Company will be holding cash and cash equivalents equal to approximately one dollar for every outstanding share of the Company's common stock. If the Company's stock price remains near recent levels or declines, the Company may become the subject of unsolicited acquisition proposals.

THE COMPANY'S COMMON STOCK MAY BE DEEMED TO BE A "LOW-PRICED STOCK" AND SUBJECT TO CERTAIN REGULATORY REQUIREMENTS THAT LIMIT OR RESTRICT THE MARKET FOR SUCH STOCK.

         The SEC has defined a penny stock to be an equity security not listed on Nasdaq or a national securities exchange that has a market price or exercise price of less than $5 per share. Unless exempt, the rules require broker-dealers to deliver, prior to any transaction involving a penny stock, a disclosure schedule explaining important concepts involving the penny stock market, the nature of such market, terms used in such market, the broker-dealer's duties to the customer, a toll-free telephone number for inquiries about the broker-dealer's disciplinary history, and the customer's rights and remedies in case of fraud or abuse in the sale. Shares can only be sold to investors meeting certain suitability requirements. If the Company's common stock is or becomes subject to the existing rules on penny stocks, the market liquidity for the Company's common stock could be severely affected by limiting the ability of broker-dealers to sell the Company's common stock and the ability of shareholders to sell their shares in the secondary market.

THE COMPANY MAY BE FOUND TO BE AN "INVESTMENT COMPANY" UNDER THE 1940 ACT.

         If the Company utilizes the proceeds from the Asset Sale to acquire investment interests, it may become subject to the Investment Company Act of 1940. This would result in the Company being subject to increased administrative filing burdens, costs and oversight.

THE COMPANY MAY BECOME LIABLE FOR CERTAIN AMOUNTS UNDER THE PURCHASE AGREEMENT.

         The Company is potentially liable to UEE for various amounts if certain representations and warranties the Company made in the Purchase Agreement prove to be incorrect, or if previously unknown facts which adversely affect the Explosives Business are discovered. The maximum amount for which the Company could potentially be liable for is $5,000,000, should such an event or events occur.

--------------------------------------------------------------------------------

                           PROPOSAL 1: THE ASSET SALE

--------------------------------------------------------------------------------

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board has determined that the terms of the Purchase Agreement and the Asset Sale are advisable and fair and in the best interests of the Company and its shareholders and the Board has unanimously approved the Purchase Agreement and the transactions contemplated thereby. In reaching its decision to approve the sale of the Explosives Business to UEE, the Board considered the following factors:

              (a) The competitive position of UEE and the strategic fit of its business and the Company's Explosives Business that permitted it to agree to a purchase price that was acceptable to the Company;

              (b) The  terms  of the  transaction  with UEE as  compared  to the
         discussions  and  negotiations   with  other  entities   regarding  the
         Explosives Business or the Company;

              (c) UEE's commitment to hire all of the Explosives Business employees and to lease the Company's corporate office building;

              (d) The fact that other alternatives available to the Company to achieve its strategic objectives, such as expanding the business through acquisition or expansion, were limited in light of the Company's liquidity and capital resources and the difficulty of obtaining necessary financing;

              (e) The conclusion by CCCO, the investment advisor retained by the Company, that the terms of the Purchase Agreement, as amended, are fair to the Company's shareholders from a financial point of view;

              (f) The potential to use the cash generated by this transaction and by the ongoing sodium cyanide business to pursue other alternatives in seeking to build the business of the Company, rather than continuing to invest in the explosives industry; and

              (g) The Board's belief that there existed a general lack of investment interest in entities with a small capitalization engaged in mature industries, particularly those involving hazardous materials such as explosives and sodium cyanide, and the consequent difficulty of obtaining public funding for growth at the present time.

         In approving the sale of the Explosives Business, the Board also considered certain negative aspects of the proposed Asset Sale, including the following:

              (a) The fact that the Company has expended significant resources in preparing the Explosives Business for growth and development, which has not been fully achieved due to the industry downturn in recent years, and which may now begin to show improvement due to recent increases in coal production world-wide if the energy shortage continues;

              (b) The possibility that the explosives industry could expand or that competitive factors in the explosives industry could change in such a way as to favor the Explosives Business at a time at which the Company no longer holds an interest in that business;

              (c) The uncertainty  that exists as to whether the Company will be
         able  to  utilize  the  proceeds   from  the  Asset  Sale  to  increase
         shareholder value and provide ongoing liquidity for the Common Stock;

              (d) Due to the narrowed focus of the Company, the uncertainty of whether the Company will continue to be qualified to trade on the Nasdaq National Market;

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

              (e) The fact that $1,000,000 of the purchase price is payable by way of a note which can be offset by obligations to UEE arising out of purchase price adjustments, uncollected receivables, or the Company's indemnification obligations;

              (f) The fact that the sale of the Explosives Business will result in nearly all of the Company's current management team leaving the Company and becoming employees of UEE;

              (g) The fact that in connection  with most of the management  team members leaving the Company and becoming employees of UEE, the Company has agreed to purchase an aggregate of 101,191 shares of the Company's common stock held by such management employees for above market prices on consummation of the Asset Sale. (See "Terms of the Asset Purchase--Related Agreements.");

              (h) The fact that the Asset Sale would create a financial accounting loss of approximately $324,000;

              (i) The fact that the adjustments to the purchase price provide for less money to be paid to the Company in the event that the net assets of the Company at Closing are less than the June 30, 2000, net assets (less $400,000) or that UEE is unable to collect the accounts receivable assigned to it, and that the Purchase Agreement contains no reciprocal provision requiring UEE to increase the amount paid to the Company if the net assets at Closing exceed the target amount or UEE collects more of the accounts receivable than anticipated;

              (j) The fact that members of the Company's management have interests in the Asset Sale that are different from and in addition to the interests of shareholders;

              (k) The fact that CCCO relied upon certain information that it was supplied by the Company without independent verification of such information, including financial information and public filings by the Company with the Securities and Exchange Commission;

              (l) The fact that CCCO did not consider certain elements of the Asset Sale in arriving at its opinion regarding the fairness of the terms of the Asset Sale to the Company's shareholders, including the repurchase by the Company of shares of its common stock owned by the Managers at the above market price of $4.00, the forgiving of a receivable owed by one of the Managers to the Company in the amount of $4,000, the terms of the consulting agreement between Dr. Day and UEE, the providing by the Company of a deferred compensation plan in the amount of $525,000 to the Managers, which plan will be assumed and funded by UEE, and the providing by the Company of any line of credit financing to UEE following Closing;

              (m) The fact that CCCO only reviewed the Company's financial forecast for the year 2000.

         After considering the matter, including the factors described above, the Board unanimously determined that the Purchase Agreement and the Asset Sale are advisable and fair and in the best interests of the Company and its shareholders. This discussion of the information and factors considered and given weight by the Board is not intended to be exhaustive, but is believed to include all material factors considered by the Board. In reaching the determination to approve and recommend the Purchase Agreement, the Board did not assign any relative or specific weight to the foregoing factors, and individual directors may have given differing weights to different factors.

PLANS FOR THE COMPANY SUBSEQUENT TO THE ASSET SALE

         Following the Asset Sale, the Company will continue to own its Cyanco joint venture interest and will focus its attention and resources primarily on Cyanco's operations. Cyanco is expected to be unaffected by the Asset Sale, and will continue to own its technology and all its other assets. Cyanco is a joint venture with Degussa Corporation, in which the Company has a 50% interest, held by the Company's wholly-owned subsidiary, Nevada Chemicals. In connection with

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

the Company's role in the management and operation of Cyanco, the Company receives a management fee equal to 1 1/2% of Cyanco's annual gross sales. Cyanco produces liquid sodium cyanide for use in the extraction of gold and other metals from ore deposits in the western United States. The Company will also be retaining its interest in West Africa Chemicals, a joint venture that has explosives operations in Ghana, Africa. The Company will be evaluating its West Africa Chemicals interest and exploring available options with respect to it. (See "Business of the Company Subsequent to the Asset Sale.")

         The application of the proceeds received from the Asset Sale has not yet been determined. Amounts received will be retained by the Company and invested in short-term securities, during which time the Board will evaluate strategic alternatives regarding the use of the proceeds. The proceeds may be used for one or more possible alternatives, including expansion, acquisition, redemption of stock, dividends, or working capital. It is not anticipated that the approval of the shareholders will be sought with respect to the application of the proceeds unless required, or the Board determines that it is in the best interests of the Company to do so. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations.")

TERMS OF THE ASSET SALE

         The following is a summary of the material aspects of the Purchase Agreement and is qualified in its entirety by the terms of the Purchase Agreement and amendments thereto included with this Proxy Statement as Appendix A which is incorporated herein by this reference.

Sale of Assets

         Under the terms of the Purchase Agreement, the Company will sell to UEE essentially all of the assets and operations associated with its explosives activities, other than the Company's West Africa Chemicals and Turon-MSI joint venture interests. Under a proposed management agreement, UEE will manage the joint venture interest of the Company in Turon-MSI and be entitled to all profits and benefits therefrom as consideration for its services and it is expected that UEE will indemnify the Company for any liabilities relating to Turon-MSI. Included in the sale will be the manufacturing facilities of the Company and its various patents, technology, contract rights, customers, license agreements, and know-how with respect to the design, manufacturing, and marketing of explosives products and services. The Company will also transfer all cash, cash equivalents, inventory, sales orders, accounts receivable, and operating records associated with the Explosive Business to UEE. The name "Mining Services International," which has traditionally been associated with the Company's explosives operations, is also being sold to UEE. UEE will assume essentially all of the liabilities of the Company associated with the Explosives Business other than contingent liabilities, including United States deferred tax liabilities. These liabilities were reflected on the June 30, 2001, balance sheet of the Company at approximately $13.12 million.

         In addition to its Cyanco, West Africa Chemicals and Turon-MSI joint venture interests, the Company will retain certain items of office equipment, furniture and fixtures, the real estate and buildings in Sandy, Utah currently used as the Company's corporate offices (which will be leased to UEE following the Asset Sale), the Company's tax refunds, certain of the Company's receivables, assets of the Company that are not used primarily in the Explosives Business, and other various items that are immaterial in nature. The Company will retain its 401(k) plan and all tax liabilities and refunds from its subsidiaries, except for those associated with Turon-MSI. The Company's partially self-funded health insurance plan and other benefits accrued by employees of the Explosives Business will be assigned to UEE in connection with the Asset Sale. The Company will retain the liabilities associated with the Company's remaining employees and the employees of Cyanco under its partially self-funded health insurance plan. The Company will also retain liabilities not associated with the Explosives Business in the approximate amount, as of June 30, 2001, of $2.052 million, consisting primarily of a deferred tax liability of $1.725 million.

         In connection with the closing of the Asset Sale, the Company will terminate all of the employees associated with the Explosives Business. However, UEE has agreed to make employment offers to all of such employees, with the intent of maintaining similar salaries and benefits following the Asset Sale. Consequently, it is anticipated that essentially all of the Company's employees working with the Explosives Business will become employees of UEE and will continue to perform essentially the same functions that they currently perform in connection with the Explosives Business, which will minimize the potential

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

obligation   and   exposure  of  the  Company   with  respect  to  the  employee
terminations. Dr. John T. Day, the Company's President and Chief Executive Officer, will remain with the Company in those capacities, but will also serve as a consultant to UEE, for what is expected to be a term of three years. Dr. Day believes that he will have sufficient time available to him to continue to manage the Company and its remaining operations. In connection with the Asset Sale, the remainder of the Company's management team, including managers of its United States wholly-owned subsidiaries, have agreed to become employees and investors in the newly formed subsidiary of UEE, UEE-MSI, that will acquire the Explosives Business. These include Duane Moss, senior vice-president and general counsel to the Company; David Reddick, vice president and director of operations; Dr. Douglas Later, vice-president in charge of research and development; Richard Clayton, vice president and director of marketing; Wade Newman, chief financial officer; Mitchell Green, president of Green Mountain Explosives; and John O'Brien, president of O'Brien Design Associates.

Explosives Business Assets and Interests

         The assets being sold to UEE include cash, receivables, inventory, prepaid expenses, fixed assets, land and improvements, and intangible assets associated with the Explosives Business. The real property and buildings being sold are currently held by the Company's wholly-owned subsidiary, Green Mountain Explosives, which owns real property and land in New Hampshire. UEE will acquire all of the assets and specified operating liabilities of Green Mountain Explosives, but the entity will remain as a non-operating subsidiary of the Company. UEE is also acquiring all of the Company's interest in O'Brien Design Associates and Tennessee Blasting Services.

         UEE will also acquire all of the Company's foreign subsidiaries and joint venture interests other than the Company's interest in West Africa Chemicals and Turon-MSI. The entities and interests being sold to UEE represent explosives operations in Colombia and Russia, as well as entities engaged in activities that support its explosives operations.

Assumed Liabilities

         UEE will assume all liabilities reflected on the June 30, 2000, balance sheet of the Company associated with the Explosives Business and all liabilities arising subsequent to June 30, 2000, in the ordinary course of conducting the Explosives Business. These liabilities include accounts payable and certain other accrued liabilities associated with the Explosives Business. In addition, UEE will assume the obligations of the Company under the terms of all contracts transferred to UEE in connection with the Explosives Business, including its obligations under leases with respect to leased equipment and real property and buildings, all guaranties associated with the Explosives Business, and all liabilities from commitments, quotes, and bids made in connection with the Explosives Business. UEE will also assume an aggregate of $40,000 of warranty work with respect to products previously sold by the Company. The Company must pay for any warranty claims over this amount. UEE is also assuming the $700,000 liability associated with a deferred compensation plan covering members of the Company's current management team (see "Related Agreements"). UEE is also the guarantor, or will assume, obligations to repay $1.2 million advanced internally by the Company to the Explosives Business. Of this amount, $200,000 bears interest at the Company's borrowing rate and is due December 31, 2001. The promissory note for the remaining $1 million bears interest at 8-1/2% per annum and is payable over a five year period. The amount of direct liabilities to be assumed by UEE totaled approximately $13.12 million as of June 30, 2001.

         The Company will continue to have responsibility for all liabilities not associated with the Explosives Business. In addition, the Company will be responsible for all contingent liabilities associated with the Explosives Business that are not reflected on the Company's balance sheet. Included within these retained liabilities are liabilities associated with the Company's Cyanco and West Africa Chemicals joint ventures, certain liabilities that may prove unassignable to UEE, potential environmental, insurance and tax liabilities, potential tort or product liabilities, certain potential liabilities with respect to employees, encumbrances on certain assets, and any potential liabilities associated with litigation matters brought against the Company. Under the proposed management agreement with UEE all obligations and liabilities which are associated with Turon-MSI Ltd. will be the responsibility of UEE. The liabilities reflected on the Company's balance sheet that will be retained by the Company totaled approximately $2.052 million at June 30, 2001, of which approximately $1.725 million represented deferred income taxes.

The Purchase Price

         The purchase price UEE will pay for the Explosives Business, as revised by the May Amendment, will include a cash payment to be made on the Closing Date of $6.35 million, assumption by UEE of obligations to the Company in the amount of the $1,200,000 with interest, of which $200,000 is payable by December 31, 2001, and the remaining $1,000,000 is payable over five years, and assumption by UEE of approximately $13.12 million (as of June 30, 2001) of the Company's direct liabilities. The $1 million obligation bears interest at 8 1/2% per annum, and will be paid in annual installments of principal and interest. The obligation of UEE under this note may be offset by any amounts due to UEE from the Company as a result of a purchase price adjustment or the Company's indemnification obligation under the terms of the Purchase Agreement.

         The purchase price is subject to two potential adjustments. The first adjustment is based on a target value of the net assets associated with the Explosives Business. Subsequent to the Closing, the parties will prepare a balance sheet for the Explosives Business, reflecting the assets and liabilities transferred to UEE in accordance with generally accepted accounting principles, except: (i) depreciation or amortization subsequent to June 30, 2000; (ii) the impairment of the assets of the Explosives Business recognized on the Company's December 31, 2000, balance sheet; and (iii) any operating loss attributable to Tennessee Blasting Services from May 25, 2001, until Closing. In the event that the net assets (assets minus liabilities), determined as set forth above, are more than $400,000 less than the net asset value of the Company at June 30, 2000, of $11,514,709, the purchase price will be reduced. The Purchase Agreement did not contain a provision for an upward adjustment to the purchase price for the following reasons. The parties negotiated a cushion of $400,000 below the net value of the assets at June 30, 2000, to provide some protection to the Company. Based on the recent results of operations of the Company prior to the execution of the Purchase Agreement, and anticipating that the Asset Sale would close in the near future, it was not anticipated that the net asset value would increase prior to Closing. Finally, the purchase price was primarily based on expectations about future performance of the Explosives Business, rather than the value of the assets and the adjustment was designed to protect UEE from an unexpected additional liability that might be discovered prior to Closing. If a dispute arises with respect to the balance sheet or the net asset value transferred to UEE, the matter will be submitted for resolution to a mutually agreeable independent accounting firm for resolution. Based on the preliminary financial information currently available to it, management of the Company does not believe that the purchase price adjustment based on the net asset value at the Closing will be material. These preliminary numbers are, however, subject to change. If the Company is responsible to UEE for any amounts according to the foregoing, it must pay UEE within twenty days of the definitive resolution of the issue.

         The second potential adjustment is based on the collection of certain accounts receivable transferred to UEE. In the event that UEE has been unable to collect the accounts receivable, less an agreed upon reserve of $153,000, within 260 days of Closing, UEE may reassign the uncollected accounts receivable to the Company and the purchase price will be reduced on a dollar for dollar basis. Accounts receivable owed by Tennessee Blasting Services to the Company are not included in the definition of "Accounts Receivable." Because of significant changes in its business, the Company is not currently able to estimate the likelihood of an adjustment based on the collection of the receivables.

Closing

         The Asset Sale will be consummated only if the Purchase Agreement is approved and adopted by the requisite votes of the holders of the Company's Common Stock. The closing of the Asset Sale contemplated by the Purchase Agreement also is subject to the satisfaction of certain other conditions specified in the Purchase Agreement, unless such conditions are waived by the party in whose favor the condition runs (to the extent such waiver is permitted by law). The failure of any such condition to be satisfied, if not waived, would prevent consummation of the Asset Sale.

         The  obligations  of UEE to  consummate  the  Asset  Sale  and  related transactions are subject to satisfaction of, among others, the following conditions: (i) the representations and warranties of the Company contained in the Purchase Agreement will be true and correct in all material respects as of the Closing Date; (ii) the Company will have performed and complied with all of its covenants under the Purchase Agreement in all material respects through the Closing; (iii) the Company will have procured all required third-party consents, which have now been either procured or waived; (iv) there shall have been no material adverse change in the business, property, operations, financial condition, or business relationships of the Company; (v) no action, suit, or proceeding will be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent or prohibit consummation of any of the transactions contemplated by the Purchase Agreement, impose any material limitations on UEE's right to purchase or own some or all of the assets; (vi) the Company has delivered to UEE a certificate to the effect that each of the conditions specified in (i), (ii), (iii), and (iv) above is satisfied in all respects; (vii) all actions to be taken by the Company in connection with consummation of the transactions contemplated by the Purchase Agreement and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated by the Purchase Agreement will be reasonably satisfactory in form and substance to UEE; (viii) the shareholders of the Company shall have approved the Asset Sale; (ix) the parties shall have entered into a lease with respect to the Company's corporate office building; (x) UEE shall have received an adequate opinion from the Company's counsel; (xi) a line of credit reasonably acceptable to UEE shall have been procured, which has been done; (xii) the Company shall have entered into a license agreement with Bulk Mining Explosives with reasonably acceptable terms, which condition has already been fulfilled by the Company; (xiii) certain required certificates relating to non-foreign status and tax matters shall have been received by UEE; (xiv) the parties shall have resolved the business conflict regarding the Company's O'Brien Design Associates subsidiary, which condition has been fulfilled by the parties; (xv) the Company shall have changed its corporate name in a manner acceptable to UEE; and (xvi) UEE shall have completed a due diligence review that does not reveal any facts, developments or circumstances that cause or would be reasonably likely to have a material adverse effect upon the Explosives Business.

         The obligations of the Company to consummate the Asset Sale and related transactions are subject to satisfaction of the following conditions, among others: (i) the representations and warranties of UEE contained in the Purchase Agreement are true and correct in all material respects as of the Closing Date;
(ii) UEE has performed and complied with all of its covenants under the Purchase Agreement in all material respects through the Closing; (iii) no action, suit, or proceeding is pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent consummation of any of the transactions contemplated by the Purchase Agreement; (iv) UEE will have delivered to the Company a certificate to the effect that each of the conditions specified in (i) and (ii) above is satisfied in all respects; (v) the transactions contemplated by the Purchase Agreement are approved by the Company's shareholders; (vi) all necessary consents and approvals shall have been received, which have now been received or waived; (vii) the Company shall have been relieved from its line of credit obligations; (viii) the resolution of the business conflict regarding the Company's O'Brien Design Associates subsidiary shall be acceptable to the Company, which condition has been fulfilled; (ix) UEE shall have guaranteed the payment of the Promissory Note; and (x) the parties shall have entered into a lease with respect to the Company's corporate office building.

Related Agreements

         In connection with the Purchase Agreement, the parties also agreed to enter into a number of related agreements. The Company and UEE will execute a lease agreement for the real property and improvements located in Sandy, Utah, historically used by the Company for its corporate headquarters, upon the closing of the Asset Sale. The lease will be for one year, with an option for an additional year, at a rent based on the rents paid for like properties in the area.

         As a material term of the Asset Sale, UEE required that an acceptable minimum number of the Company's current management team become employees of UEE. As an incentive for such management team members to do so, and to thereby facilitate the Asset Sale, the Company agreed to enter into a deferred compensation plan whereby management level employees who agreed to become employees of UEE would receive certain deferred compensation amounts upon fulfilling the terms of such plan, including employment with UEE for a specified period of time. The following seven management team members of the Company are eligible to collectively receive $525,000 upon the satisfaction of the terms and conditions of the deferred compensation plan: Duane Moss, David Reddick, Dr. Douglas Later, Richard Clayton, Wade Newman, Mitchell Green and John O'Brien. Each of the above managers has agreed to become an employee of UEE, each a "Manager," and collectively the "Managers"). In connection with the Asset Sale, UEE has agreed to assume all obligations of the Company under the deferred compensation plan. Since the plan is contingent on closing the transaction with UEE, the Company has no potential liability under such plan, whether or not the Asset Sale is ultimately consummated. In order to receive the deferred compensation under the deferred compensation plan, which will be applied to purchasing deferred stock in UEE-MSI Duane Moss, David Reddick, Richard Clayton and Doug Later, must remain employed by UEE for five years following the closing of the Asset Sale, unless they are earlier terminated without cause or they resign without good reason as set forth under their employment agreements. In the case of earlier termination without cause, or termination without good reason, the deferred compensation will be used to either pay down debt or purchase the deferred stock in UEE-MSI as the case may be. Wade Newman, Mitch Green and Jack O'Brien will receive stock in UEE-MSI by forgiving the respective deferred compensation owed to them under the deferred compensation plan at the Closing. The reason a Manager would decide to forgive the deferred compensation at closing and receive additional stock or use it in five years to acquire additional stock, is dependent on the choice of tax effect desired by the Manager. Forgiving the deferred compensation at closing for stock received creates an immediate recognition of the deferred compensation as earned income, but any increase in the value of the stock will be treated as capital gain. Under the other option in which the deferred compensation would be deferred at Closing, income tax is deferred until the benefit from the deferred compensation is used to acquire stock, but any increase in value of the stock until such time will be treated as ordinary income.

         The Managers will also become investors in UEE-MSI, UEE's newly-formed explosives subsidiary. The Managers retained an investment advisor to assist them in analyzing their potential investment in UEE-MSI. UEE paid the fees of this investment advisor, which fees were not dependent on whether or not the Managers invested. Each Manager will make an investment consisting of cash, a recourse and/or non-recourse note, and the forgiveness of the amount due to the Manager under the deferred compensation plan assumed by UEE. Each of the Managers also entered into an agreement with UEE, which becomes effective upon the Closing of the Asset Sale, with respect to the management of UEE-MSI. These agreements provide for certain tag along rights, conditional rights for the Managers to elect two members to UEE-MSI's board of directors, certain veto rights and rights of first refusal if any of the Mangers transfers ownership of their shares. The Managers have not entered into any agreement between themselves with respect to the manner of selecting their two board positions nor in exercising other rights granted in the stockholders agreement. Prior to the closing of the Asset Sale, the Managers may enter into an agreement among themselves, which will provide for a voting mechanism to exercise any group rights provided under the stockholders agreement. None of the Managers hold or are acquiring any interest in the UEE parent company.

         A portion of the purchase price of the stock to be acquired by the Mangers in UEE-MSI will be paid by loans made to the Managers by UEE-MSI. As an additional inducement to the Managers to undertake the financial obligations to purchase an equity position in UEE-MSI, the Board agreed to facilitate the ability of the Managers to obtain cash (net of income taxes) needed to adequately finance their cash obligation at Closing and to provide a source of funds to partially satisfy their loan obligations to UEE-MSI by having the Company purchase shares of the Company's common stock owned by five of the Managers (Mr. Moss, Mr. Reddick, Dr. Later, Mr. Newman, and Mr. Green) for $4.00 per share, upon the closing of the Asset Sale. The Board determined that the $4.00 price was justified, despite the lower trading price in the public market, partly because the price was consistent with the overall target value range for the Company implicit in the UEE transaction, and partly because the rights to employment benefits and stock options waived by the Managers were not fully offset by the deferred compensation plan. The purchase of the shares owned by the six Managers will result in an aggregate payment of $292,728 for 73,182 shares of the Company's common stock. Included in the aggregate payment is the amount approved by the Board for the 13,500 shares of the Common Stock owned by Mr. Clayton which will be applied against $54,000 of Mr. Clayton's indebtedness to the Company, which was loaned in 1998 to Mr. Clayton in the principal amount of $58,000 at an interest rate equal to the 30-day LIBOR rate plus 1%. Mr. Clayton will remain responsible for the interest accrued and owing on such loan, but the remaining $4,000 of principal will be forgiven as approved by the Board. In the case of Mr. O'Brien, the Company will satisfy its obligations to Mr. O'Brien under a prior contract by purchasing 28,009 shares of common stock for nine dollars and ninety-two cents ($9.92) per share for a total of $277,849. The Company's obligations arose under the terms of a contract entered into in connection with the Company's purchase of O'Brien Design Associates in 1998 from Mr. O'Brien and his wife, Martha O'Brien. All of the shares of the Common Stock being purchased from the Managers by the Company will be canceled.

         In consideration of the benefits granted to the Managers through the deferred compensation plan and the stock purchases as described above, each of the Managers has released the Company from substantially all obligations subsequent to the Asset Sale that such Manager may be entitled to from the Company, including: all compensation, accrued vacation, potential payments for termination under change of control, future participation in the Company's employee benefit plans, stock option agreements, and any potential claims to which the Managers may otherwise be entitled with respect to their employment with the Company. The Company will continue its obligation to indemnify its officers and directors, including the Managers, for liabilities arising prior to the Asset Sale pursuant to the terms of its bylaws, which indemnification is insured under the Company's directors and officers liability insurance policy. The Company has further agreed to seek to extend the coverage period for claims against the Managers arising during the policy period up to the date of the Asset Sale and for a period of two years following the date of the Closing of the Asset Sale. Each of the Managers is covered under the terms of the directors and officers insurance policy as well as each of the directors of the Company and Dr. Day. The cost of the two-year extension of the policy is set under its terms at approximately $30,000, payable upon the date of extension.

         Dr. Day will remain an employee of the Company and will not be an employee of UEE nor an equity holder in UEE-MSI or any affiliate of UEE, but will have a consulting arrangement with UEE during a transition period. Dr. Day is expected to enter into a three-year consulting agreement with UEE to provide technical and international business development services. Under the terms of the agreement, Dr. Day will initially provide from approximately 77 to 123 hours of time to UEE on a monthly basis, decreasing to approximately 77 hours per month by the end of the three-year term. Dr. Day will receive a monthly fee based on the time he spends consulting for UEE, which is expected to range from $9,250 to $14,900. Dr. Day believes that he will have sufficient time available to manage the Company and its remaining business operations. Dr. Day will be paid an additional compensation amount by UEE of $50,000 on the first anniversary of the consulting agreement, $50,000 on the second anniversary, and $75,000 on the third anniversary. Dr. Day will be prohibited from engaging in business competitive to that of UEE during the term of the consulting agreement, and for two years after its termination. Dr. Day and the Company will, however, be permitted to continue operating and owning the Company's West Africa Chemicals joint venture, on a scale similar to that on which such operations are now being conducted.

         The foregoing discussion of cash, deferred compensation and stock repurchases is summarized in the table below. The terms of these arrangements have been agreed to by the parties, but final documents have not been signed. Consequently, the terms with respect to any specific individual could change prior to closing.


                                                                 Potential
                                               Ownership         ownership
                       MSI Stock to be          in new            in new          Amount of
                       re-purchased by          UEE/MSI           UEE/MSI         Deferred
                         the Company          at Closing/       five years      Compensation        Remaining          Loans
                          (shares)/             Amount           following       Payable by         MSI Stock      Undertaken by
       Name             ($ amount)(1)         Invested(2)         Closing          UEE(2)          (Shares)(3)      Managers(2)
-------------------- -------------------- -------------------- -------------- ------------------ ---------------- -----------------

John Day                    None                 None              None           $175,000           600,804            N/A
Duane Moss             26,803/$107,212      2.488%/357,536         3.667%         $115,000         16,000 held        $196,645
                                                                                                   in MSI 401K
Richard Clayton        13,500/$54,000(4)    1.231%/205,000         2.1%           $ 85,000            None            $112,750
David Reddick          23,979/$95,916       2.154%/325,000         3.333%         $115,000            None            $178,750
Douglas Later           5,000/$20,000       1.731%/243,746         2.5%           $ 75,000            None            $134,060
Jack O'Brien(5)        28,009/$277,850      0.821%/80,048          0.821%         $ 50,000            None            $ 30,048
Mitch Green               900/$3,600        0.821%/80,000          0.821%         $ 50,000            None            $ 26,400
Wade Newman             3,000/$12,000       0.872%/85,000          0.872%         $ 35,000            None            $ 46,750
_________________________

(1) The repurchase of shares of the Company at $4.00 per share, which represents a premium over the currently trading price on the Nasdaq market, was provided to the Managers in part as compensation for releasing the Company from all obligations with respect to stock options, certain accrued benefits, release of employment or termination agreements, and any other claims which the Managers may have against the Company.

(2) The loans reflected in the foregoing table will be made to the Managers by UEE-MSI. The amount of the purchase price that is not reflected as deferred compensation or loans in the above table will be paid by the Managers from cash available to them on the sale of their stock to the Company.

(3) Amounts do not include any current options for the Company's common stock held by the Managers, which will be relinquished upon Closing. Dr. Day's total does include options to acquire 49,500 shares that are currently exercisable.

(4) Richard Clayton's repurchase of stock by the Company will be used to pay a current obligation of his to the Company and the Company is forgiving an additional $4,000 owed by him to the Company pursuant to a loan the Company made to him, in the amount of $58,000, in 1998. The outstanding loan, which continues to accrue interest at a rate equal to the 30-day LIBOR rate, plus 1%, was approximately $66,300 at June 30, 2001, which would leave an outstanding balance to be paid by Mr. Clayton to the Company following the Asset Sale of approximately $8,300.

(5) The price of $9.92 per share for the repurchase of the shares of the Company owned by Jack O'Brien is to satisfy the Company's obligations under a purchase agreement to acquire O'Brien Design Associates entered into by him, his wife Martha and the Company. The 28,009 shares were valued at $9.92 in 1998 and the agreement provided that should the value of the shares decrease, the O'Brien's would be compensated once the manufacturing plant was built and operational. Since the conditions of the agreement have been substantially complied with, the Company agreed to pay out the obligation to the O'Brien's at Closing.

         Shareholders of the Company holding an aggregate of 46% of the issued and outstanding stock entered into stockholder agreements with UEE pursuant to which they agreed to vote in favor of the proposals of management. Each of the shareholders agreed not to sell or transfer shares subject to the agreements, except in accordance with the terms of the agreements. The shareholders also agreed not to respond to inquiries they may receive with respect to competing proposals to acquire the Company or the Explosives Business. The shareholders of the Company who entered into the stockholder agreements with UEE are the BLA Trust, a principal shareholder of the Company, Bryan Bagley, a trustee of the BLA Trust and a director of the Company, John Day, president, chief executive officer, and a director of the Company, Nate Wade, Co-Chairman of the Board and a director, and the Family Partnership of Lex Udy, who retired from the Company in 2000 and is a former officer and director. None of the above mentioned parties are affiliated with UEE in any manner, other than Dr. Day's agreement to provide consulting services to UEE subsequent to the closing. None of the Managers are parties to the foregoing shareholders agreement.

         The Company and UEE have coordinated and cooperated with each other in order to obtain the third-party consents required by the Purchase Agreement and to provide information to other entities with a business relationship by providing information concerning the structure, business, and financing of the post-closing Explosives Business to contractual partners, suppliers, and customers of the Explosives Business. In addition, and in order to fulfill certain of the Company's covenants in the Purchase Agreement, employees of the Company have provided historical and pro forma financial information and administrative support in connection with UEE's efforts to secure a working capital line of credit for the Explosives Business.

         In order to facilitate the cooperation between UEE and the Company until the Closing Date, UEE and the Company have entered into a Cooperation Agreement. The agreement essentially provides a waiver of liability and indemnification to UEE for consultation and input into decision-making processes of the Company necessary so that the Company can carry on business in the ordinary course, while providing UEE with assurance that its input is considered until the Purchase Agreement is terminated or the transaction is closed. Either party may terminate the Cooperation Agreement upon prior notice. (See "Special Factors Background and Reasons for the Asset Sale.")

Representations and Warranties

         The Purchase Agreement contains various representations and warranties. Both the Company and UEE make representations concerning (i) the due organization, authority, and power of the parties and similar corporate matters;
(ii) the authorization, execution, delivery, and enforceability of the Purchase Agreement; (iii) the lack of conflicts under charters or bylaws or violations of agreements or laws as a result of the transaction; (iv) the lack of any agreements with finders; and (v) the accuracy of the information supplied by the parties. UEE also represents that it has access to sufficient funds to complete the transaction. The Company additionally provides representation with respect to (i) the accuracy and completeness of financial information; (ii) absence of adverse changes to the Explosives Business; (iii) the extent of the liabilities associated with the Explosives Business; (iv) the insurance carried by the Company with respect to the Explosives Business; (v) the completeness and accuracy of previous tax filings; (vi) real property matters; (vii) certain environmental matters; (viii) the Company's title to the assets being transferred and the condition of such assets; (ix) the continued viability of the contracts being assigned; (x) the leases being assigned; (xi) the quality of the inventory and accounts receivable being assigned; (xii) labor matters and employee benefit plans; (xiii) the transactions with affiliated persons; (xiv) the current status and pay scale of employees associated with the Explosives Business; (xv) the intellectual property being transferred; (xvi) litigation and other claims against the Company; (xvii) the availability of necessary permits to conduct the Explosives Business and the compliance of the Company with laws applicable to the Explosives Business; and (xviii) the adequacy of the books and records associated with the Explosives Business.

Operations of the Company Prior to Closing

         The Company has agreed to continue to operate the Explosives Business in the ordinary course and in accordance with certain restrictions set forth in the Purchase Agreement. The Company is obligated to use commercially reasonable efforts to preserve its business organization, customers, suppliers, and employees, to maintain necessary permits, and preserve its intellectual property. Among other things, the Company has agreed that except as otherwise expressly provided by the Purchase Agreement, or as UEE may otherwise consent to in writing, the Company shall not engage in any activity or enter into any transaction outside of the ordinary and usual course of the Company's business or which would be inconsistent with the Company's past practice or with the terms of the Purchase Agreement or which would render inaccurate as of the Closing any of the representations and warranties set forth in the Purchase Agreement. The Company is prohibited from incurring short-term debt in excess of $50,000, materially modifying its contracts, changing its compensation arrangements, terminating insurance coverage or taking other actions that may adversely affect the business. In addition the Company and UEE have entered into the Cooperation Agreement previously described, which provides for cooperation in decision making until the Closing.

No Solicitation Provision

         The Purchase Agreement provides for the Company to recommend that shareholders approve the sale of the Explosives Business to UEE, unless the Company receives an unsolicited offer to acquire the Explosives Business that, in the good faith opinion of the Board, is superior to the terms of the transaction negotiated with UEE. The Company, its officers and its advisors are prohibited from soliciting any offers, engaging in negotiations, or providing information to any other potential purchaser of the Explosives Business unless it receives an offer that is better than the terms of the transaction with UEE.

         In the event that the Company receives such an unsolicited "superior proposal," the Board, pursuant to its fiduciary obligation to seek the best value for the shareholders, would consider such offer and, if the final terms of such offer were superior to those made by UEE, taking into account amounts the Company would have to pay in termination fees and reimbursement of costs to UEE, would recommend such offer to the shareholders. Absent receipt of a superior offer, the Board has agreed to continue to recommend the sale of the Explosives Business to UEE on the terms set forth in the Purchase Agreement.

Non-Competition Obligations

         Except for continued ownership in the Company's West Africa Chemicals joint venture, the Company has agreed that in connection with the sale of the Explosives Business to UEE, it will not engage in any business that competes with the Explosives Business for a period of seven years after the Closing. In addition, for a period of two years following the Closing Date, the Company has agreed not to solicit or attempt to employ any employee of the Explosives Business.

Termination of the Purchase Agreement

         The Purchase Agreement may be terminated under any of the following circumstances:

              (a) Upon the mutual consent of all parties;

              (b) By UEE or the Company if there is any litigation or governmental action brought or threatened against the transaction;

              (c) By either party if the Closing has not occurred by October 31, 2001;

              (d) By either party if the Company's shareholders fail to approve the Asset Sale at the Special Meeting;

              (e) By either party if the following conditions to Closing have not been either waived or satisfied by the appropriate party as of August 31, 2001: (i) obtaining the third-party consents required under the terms of the Purchase Agreement; and (ii) obtaining a commitment for a line of credit for the Explosives Business to replace the existing line of credit;

              (f) By UEE if (i) the Company breaches any representation, warranty, or covenant contained in the Purchase Agreement and fails to cure such breach within 30 days; (ii) the Board withdraws or modifies in any manner adverse to UEE its recommendation to the shareholders;

         (iii) the Company materially breaches its obligations under the "no shop" provision; (iv) an environmental liability associated with the Explosives Business is discovered; or (v) a "Material Adverse Effect" has occurred or is likely to occur, as that term is defined in the Purchase Agreement; and

              (g) By the Company, upon written notice to UEE, if (i) UEE has breached any representation, warranty, or covenant and failed to cure such breach within 30 days; (ii) the Company has entered into an agreement with respect to a "superior proposal;" or (iii) if the Board has recommended or approved a "superior proposal."

Termination Fee

         If the Purchase Agreement is terminated by UEE due to the Company's breach of the "no shop" and "superior proposal" provisions of the Purchase Agreement, as detailed above, or if the Company enters into an agreement with respect to a superior proposal, or the Board approves or recommends a superior proposal, the Company will be obligated to pay UEE a termination fee of $200,000 and to reimburse UEE for up to $500,000 of costs and expenses incurred by UEE in connection with the negotiation and execution of the Purchase Agreement. If the Company's shareholders fail to approve the Asset Sale at the Special Meeting, and there is an acquisition proposal pending at the time of the Special Meeting, the Company will also be required to pay such termination fees.

Indemnification; Survival of Representations and Warranties

         Pursuant to the terms of the Purchase Agreement, the Company has agreed to indemnify UEE and its affiliates for costs and losses resulting from (a) a breach by the Company of its representations and warranties in the Purchase Agreement; (b) any environmental liability resulting from events prior to the Closing; (c) a breach by the Company of any covenant; (d) any tax liability of the Explosives Business attributable to pre-closing periods; and (e) any liability under ERISA.

         The Company is liable under the indemnification provisions only when UEE has suffered losses exceeding $50,000, after which the Company is liable for all of UEE's losses, including the first $50,000. The indemnification may not exceed $500,000 with respect to each of Cayman Mining Services and Eastern Mining Services. There is no indemnification liability for losses or tax liabilities associated with the Company's Turon-MSI joint venture. The Company's total potential indemnification liability with respect to the representations and warranties in the Purchase Agreement is capped at $5,000,000. The indemnification obligations under the Purchase Agreement survive the Closing. Under the terms of the Purchase Agreement, any indemnification obligation the Company may have to UEE can be offset against amounts due to the Company from UEE under the Promissory Note.

         Except for covenants, agreements and indemnification matters that contemplate survival following the Closing, and the following list of specific representations and warranties which survive forever, the representations and warranties and the covenants and agreements set forth in the Purchase Agreement survive until April 30, 2002: authorization of the Company to enter into the transactions with UEE, the binding effect of the Purchase Agreement, the Company's possession of good title to all items transferred, environmental matters, all tax matters, ownership and possession of shares of the Company's subsidiaries and good title transfer of those shares, and broker's and finder's fees matters.

RIGHTS OF EXECUTIVES

         Following the Asset Sale, Dr. Day will continue as an employee of the Company, and will be covered by a contract with respect to such employment. All of the benefits Dr. Day currently is entitled to in connection with his employment will also remain in force. Dr. Day and the Board will agree upon a satisfactory reduction to the compensation he receives as an employee of the Company to reflect the time that he spends consulting for UEE following the sale of the Explosives Business and the compensation he receives from UEE. The terms of this arrangement have not yet been finalized.

INTEREST OF MANAGEMENT OR DIRECTORS IN ASSET SALE

         The Managers and Dr. Day have various interests in the Asset Sale, which are explained above in "Related Agreements."

ACCOUNTING TREATMENT OF THE ASSET SALE

         The Asset Sale will be reflected on the Company's financial statements as a sale of the explosives assets and certain joint venture interests of the Company associated with the Explosives Business and assumption by UEE of certain liabilities, net of tax benefits and expenses of the sale. An impairment of assets in the amount of $4.99 million due to the underlying decrease in value reflected in the Purchase Price was accounted for in the December 31, 2000, financial statements. Accordingly, the only remaining effect on the Company's financial statements at Closing will be the net after-tax costs associated with the Asset Sale, changes in the balance sheet subsequent to December 31, 2000, and the recognition of foreign currency translation losses, which would collectively result in an increase in stockholders' equity of $143,000 at June 30, 2001.

GOVERNMENT AND REGULATORY APPROVALS

         Many permits and approvals on varying governmental levels are required to engage in explosives operations. UEE's newly formed explosives subsidiary is in the process of applying for these permits and approvals with the assistance of UEE and the Company. Other than the foregoing, the Company does not believe that there are any material governmental regulatory requirements or approvals that must be obtained in connection with the transaction.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

         Shareholders have no dissenters' or appraisal rights in connection with the Asset Sale.

REQUIRED VOTES

         The sale of the Explosives Business to UEE is required to be approved by a majority of the outstanding shares of common stock. The following shareholders of the Company, representing approximately 46% of the outstanding shares of Common Stock, have entered into agreements with UEE requiring them to vote in favor of the proposal to sell the Explosives Business: John T. Day, the Company's President, Chief Executive Officer and one of its directors, Nathan Wade, a director of the Company, Lex Udy, a significant shareholder of the Company, and Bryan Bagley, a director of the Company, on behalf of himself and as a trustee of the BLA Trust. After reasonable inquiry, the Company believes that the Managers intend to vote all of the shares over which each of them has voting control in favor of the transaction with UEE. Broker non-votes and other abstentions will have the effect of votes cast against the proposal. The agreement with UEE does not require that the Asset Sale be approved by a majority of the shares held by the unaffiliated shareholders of the Company.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED SALE OF THE COMPANY'S EXPLOSIVES BUSINESS TO UEE. NO OTHER PARTY INVOLVED IN THE TRANSACTION, INCLUDING UEE AND THE MANAGERS, IS MAKING ANY RECOMMENDATION TO THE SHAREHOLDERS OF THE COMPANY WITH RESPECT TO ANY MATTER BEING VOTED UPON.

--------------------------------------------------------------------------------

                        PROPOSAL 2: CORPORATE NAME CHANGE

--------------------------------------------------------------------------------

         The shareholders will be asked at the Special Meeting to authorize an amendment to the Company's Amended Articles of Incorporation, to effect the Corporate Name Change (the "Amendment"). The proposed Amendment in the form of Amended and Restated Articles of Incorporation of the Company effecting the corporate name change is attached as Appendix B to this Proxy Statement. This proposal, if approved by the shareholders, will be implemented only if the Asset Sale is approved and consummated and will be effected by the filing of the Amendment with the state of Utah.

         The terms of the Purchase Agreement require the Company to change its corporate name, since the right to use the name "Mining Services International" is to be sold to UEE as part of the Asset Sale. The Board proposes to change the Company's corporate name from "Mining Services International Corporation" to "Nevada Chemicals, Inc."

REQUIRED VOTES

         Assuming the presence of a majority of the shares of the Company's common stock at the Special Meeting, whether by attendance or proxy, the adoption of the Corporate Name Change proposal requires the votes in favor of the proposed Amendment to be greater than the votes cast against the proposed Amendment. Broker non-votes and other abstentions will have no effect upon the vote on the proposed Amendment if a quorum is present.

         THE  BOARD  UNANIMOUSLY  RECOMMENDS  A VOTE  FOR  THE  APPROVAL  OF THE
CORPORATE NAME CHANGE AND APPROVAL OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE COMPANY EFFECTING THE CORPORATE NAME CHANGE. NO OTHER PARTY INVOLVED IN THE TRANSACTION, INCLUDING UEE AND THE MANAGERS, IS MAKING ANY RECOMMENDATION TO THE SHAREHOLDERS OF THE COMPANY WITH RESPECT TO ANY MATTER BEING VOTED UPON.
--------------------------------------------------------------------------------

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

         The following unaudited pro forma consolidated balance sheet as of June 30, 2001, estimates the pro forma effect of the Asset Sale on the Company's financial position as if the Asset Sale and the transactions contemplated in the Purchase Agreement had been consummated on June 30, 2001. The following unaudited pro forma consolidated statements of income for the six months ended June 30, 2001, and the years ended December 31, 2000, 1999, and 1998 estimate the pro forma effects of the Asset Sale on the Company's results of operations as if the Asset Sale had occurred at the beginning of each of the respective periods. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma information may not be indicative of the results of operations and financial position of the Company as it may be in the future or as it might have been had the transactions been consummated on the respective dates assumed. The pro forma information is included for comparative purposes and should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere in the Proxy Statement.

         As shareholder approval is required to dispose of the Explosives Business, the proposed disposal is not reported in the financial statements and selected financial data as discontinued operations until such approval is obtained. The pro forma information presents all periods, as this transaction does meet the qualifications for discontinued operations treatment.

         The actual amount of the purchase price and the net purchase proceeds from the Asset Sale is to be finalized subsequent to the Closing. The Company believes that such amount will not be materially different from the amount of purchase proceeds reflected in the pro forma consolidated balance sheet presented below.

                                                                                    Mining Services International Corporation
                                                                                         Pro Forma Consolidated Balance Sheet
                                                                                            As of June 30, 2001 (in thousands)

                                                                                         Sale of Explosives Business
                                                                                 ----------------------------------------------
                                                                     Historical     Pro Forma                    Pro Forma
Assets                                                               Consolidated  Adjustments                 Consolidated
                                                                     -----------------------------            ----------------
        Current assets:
             Cash                                                         1,338              (996)      a                 342
                                                                                            6,350       a               6,350
                                                                                             (134)      b                (134)
             Receivables, net                                             8,889            (7,502)      a               1,387
             Inventories                                                  2,327            (2,327)      a                   -
             Prepaid expenses                                               158              (158)      a                   -
             Current portion of related party notes receivable              250              (250)      a                   -
                                                                     -----------------------------            ----------------
                                                                         12,962            (5,017)                      7,945

        Investment in and advances to joint ventures                     14,062            (1,872)      a              12,190
        Property, plant and equipment, net                                7,203            (6,274)      a                 929
        Related party notes receivable                                    1,086            (1,000)      a                  86
        Intercompany receivable-Nevada Chemicals Note                                       1,140       c               1,140
        Other assets                                                        405              (273)      a                 132
                                                                      -----------------------------            ----------------
                                                                         35,718           (13,295)                     22,423
                                                                     =============================            ================
Liabilities and Stockholders' Equity
        Current liabilities
             Accounts payable and accrued expenses                        7,003            (6,676)      a                 327
             Current portion of long-term debt                            5,055            (5,055)      a                   -
                                                                     -----------------------------            ----------------
                                                                         12,058           (11,731)                        327

        Long-term debt                                                    1,389            (1,389)      a                   -
        Deferred income taxes                                             2,043              (318)      d               1,725
                                                                     -----------------------------            ----------------
                                                                         15,490           (13,438)                      2,052

        Minority interest                                                     -                 -       a                   -

        Stockholders' equity
             Common Stock, $.001 par value, 500,000,000
                shares authorized                                             7                 -                           7
             Capital in excess of par value                               5,312                 -                       5,312
             Cumulative foreign currency translation adjustment            (467)              467       e                   -
             Retained earnings                                           15,376              (324)      a              15,052
                                                                     -----------------------------            ----------------
        Total stockholders' equity                                       20,228               143                      20,371
                                                                     -----------------------------            ----------------

        Total liabilities and stockholders' equity                       35,718           (13,295)                     22,423
                                                                     =============================            ================

        Book value per share                                            $2.76               $0.02                      $2.78



                                                   Mining Services International Corporation
                                                  Pro Forma Consolidated Statement of Income
                                                         (In thousands except share amounts)

                                                              Six Months Ended June 30, 2001
--------------------------------------------------------------------------------------------------
                                                            Sale of Explosives Business
                                          --------------------------------------------------------
                            Historical                Pro Forma                         Pro Forma
                           Consolidated              Adjustments                      Consolidated
             -------------------------------------------------------------------------------------
Revenue:
Net Sales                     $   19,532              $   (19,315) f, i                    $   217
Royalties                            489                     (489) f
Equity in earnings of
 joint ventures                    1,198                     (548) f                           650
Other income                          32                      (32) f
                           ------------------------------------------------------------------------
Total revenue                     21,251                  (20,384)                             867
                           ------------------------------------------------------------------------

Costs and expenses:
Cost of Sales                     18,784                  (18,704) f                            80
General and administrative         2,019                   (1,726) f, g                        293
Research and development             300                     (300) f
                           ------------------------------------------------------------------------
Total costs and expenses          21,103                  (20,730)                             373
                           ------------------------------------------------------------------------

Income from operations               148                      346                              494

Other income (expense)              (157)                     157   f, j
                           ------------------------------------------------------------------------
Income (loss) before
 provision for income
 taxes                                (9)                     503                              494
                           ------------------------------------------------------------------------
Benefit (provision)
 for income taxes:                     3                     (168)  h                         (165)
                           ------------------------------------------------------------------------


                                       -                       -                                 -
                           ------------------------------------------------------------------------

Net income (loss) from
 continuing operations        $       (6)             $       335                          $   329
                           ------------------------------------------------------------------------

Earnings from continuing
  operations per common
  share basic                 $        -              $         0                          $     0
                           ------------------------------------------------------------------------

Earnings from continuing
  operations per common
  share diluted               $         -             $         0                          $     0
                           ------------------------------------------------------------------------

Weighted average common and common equivalent shares:
    Basic                       7,314,000                                                7,314,000
    Diluted                     7,314,000                                                7,314,000


                                                                                   Mining Services International Corporation
                                                                                  Pro Forma Consolidated Statement of Income
                                                                                         (In thousands except share amounts)

                                                                                                Year Ended December 31, 2000
----------------------------------------------------------------------------------------------------------------------------
                                                                                            Sale of Explosives Business
                                            --------------------------------------------------------------------------------
                                                             Historical                Pro Forma                 Pro Forma
                                                            Consolidated              Adjustments              Consolidated
                                            --------------------------------------------------------------------------------
Revenue:
Net sales                                             $          35,889            $      (35,530) f, i           $      359
Royalties                                                           892                      (892) f                      -
Equity in earnings of joint ventures                              2,244                      (537) f                   1,707
Other income                                                        105                      (105) f                      -
                                             --------------------------------------------------------------------------------
Total revenue                                                    39,130                   (37,064)                     2,066
                                             --------------------------------------------------------------------------------
Costs and expenses:
Cost of sales                                                    34,619                   (34,475) f                     144
General and administrative                                        4,550                    (3,732) f, g                  818
Research and development                                            686                      (686) f                      -
Impairment of assets                                              4,990                    (4,990) k                      -
                                             --------------------------------------------------------------------------------
Total costs and expenses                                         44,845                   (43,883)                       962
                                             --------------------------------------------------------------------------------
Income (loss) from operations                                    (5,715)                    6,819                     1, 104
Other income (expense)                                             (383)                      383  f, j                   -
                                             --------------------------------------------------------------------------------
Income (loss) before provision for income
taxes and minority interest                                      (6,098)                   7, 202                      1,104
Benefit (provision) for income taxes:                             1,570                    (1,879) h                    (309)
                                             --------------------------------------------------------------------------------
Income (loss) before minority interest                           (4,528)                    5,323                        795
Minority interest in income                                         497                      (497)                        -
                                             --------------------------------------------------------------------------------
Net income (loss) from continuing operations          $          (4,031)           $        4,826                 $      795
Earnings (loss) from continuing operations
  per common share-basic                              $           (0.55)           $         0.66                 $     0.11
                                             --------------------------------------------------------------------------------
Earnings (loss) from continuing operations
  per common share-diluted                            $           (0.55)           $         0.66                 $     0.11
                                             --------------------------------------------------------------------------------
Weighted average common and common equivalent shares:
    Basic                                                     7,314,000                                            7,314,000
    Diluted                                                   7,314,000                                            7,314,000




                                                                               Mining Services International Corporation
                                                                              Pro Forma Consolidated Statement of Income
                                                                                      (In thousands except share amounts)
                                                                                            Year Ended December 31, 1999
-------------------------------------------------------------------------------------------------------------------------
                                                                                       Sale of Explosives Business
                                                                                  ---------------------------------------
                                                                     Historical     Pro Forma                Pro Forma
                                                                    Consolidated   Adjustments              Consolidated
                                                                  -------------------------------------------------------
Revenue:
Net sales                                                         $        26,752   $   (26,446)  f, i       $       306
Royalties                                                                   1,154        (1,154)  f
Equity in earnings of joint ventures                                        2,511            (6)  f                2,505
Other income                                                                  191          (122)  f                   69
                                                                  -------------------------------------------------------
                                                                           30,608       (27,728)                   2,880
                                                                  -------------------------------------------------------
Costs and expenses:
Cost of sales                                                              25,497       (25,424)  f                   73
General and administrative                                                  2,893        (2,193)  f, g               700
Research and development                                                      805          (805)  f
Impairment of assets                                                        2,622        (1,846)  f                  776
                                                                  -------------------------------------------------------
                                                                           31,817       (30,268)                   1,549
                                                                  -------------------------------------------------------
Income (loss) from operations                                              (1,209)        2,540                    1,331
Other income (expense)                                                       (190)          190   f, j
                                                                  -------------------------------------------------------
Income (loss) before provision for income
taxes and minority interest
                                                                           (1,399)        2,730                    1,331
                                                                  -------------------------------------------------------
Benefit (provision) for income taxes:                                         550        (1,064)  h                 (514)
                                                                  -------------------------------------------------------
Income (loss) before minority interest
                                                                             (849)        1,666                      817
Minority interest in income                                                   (25)           25
                                                                  -------------------------------------------------------
Income (loss) from continuing operations                                     (874)        1,691                      817
                                                                  -------------------------------------------------------

                                                                                              -
                                                                  -------------------------------------------------------
                                                                  -------------------------------------------------------
Earnings (loss) from continuing operations per common
    share-basic                                                   $         (0.12)  $      0.23              $      0.11
                                                                  -------------------------------------------------------
Earnings (loss) from continuing operations per common
    share-diluted                                                 $         (0.12)  $      0.23              $      0.11
                                                                  -------------------------------------------------------
Weighted average common and common equivalent shares:
    Basic                                                               7,324,000                              7,324,000
    Diluted                                                             7,375,000                              7,375,000


                                                                                         Mining Services International Corporation
                                                                                        Pro Forma Consolidated Statement of Income
                                                                                                (In thousands except share amounts)
                                                                                                      Year Ended December 31, 1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        Sale of Explosives Business
                                                                                      ---------------------------------------------
                                                                      Historical         Pro Forma                      Pro Forma
                                                                     Consolidated       Adjustments                    Consolidated
                                                                  -----------------------------------------------------------------
Revenue:
Net sales                                                             $     23,414  $  (22,857)                 f, i    $      557
Royalties                                                                    1,345      (1,345)                 f
Equity in earnings of joint ventures                                         4,989        (488)                 f            4,501
Other income                                                                   117         (74)                 f               43
                                                                  -----------------------------------------------------------------
                                                                            29,865     (24,764)                              5,101
                                                                  -----------------------------------------------------------------
Costs and expenses:
Cost of sales                                                               22,128     (21,826)                  f             302
General and administrative                                                   1,331        (852)                  f, g          479
Research and development                                                       587        (587)                  f
                                                                  -----------------------------------------------------------------
                                                                            24,046     (23,265)                                781
                                                                  -----------------------------------------------------------------
Income (loss) from operations                                                5,819      (1,499)                              4,320
Other income (expense)                                                         153        (153)                  f, j
                                                                  -----------------------------------------------------------------
Income (loss) before provision for income
taxes                                                                        5,972      (1,652)                              4,320
Benefit (provision) for income taxes:                                       (2,100)        581                   h          (1,519)
                                                                  -----------------------------------------------------------------
Net income (loss) from continuing operations                          $      3,872  $    (1,071)                        $    2,801
                                                                  -----------------------------------------------------------------
Earnings (loss) from continuing operations per common
     share-basic                                                      $       0.53  $     (0.15)                        $    0.38
                                                                  -----------------------------------------------------------------
Earnings (loss) from continuing operations per common
     share-diluted                                                    $       0.52  $     (0.15)                        $    0.37
                                                                  -----------------------------------------------------------------
Weighted average common and common equivalent shares:
    Basic                                                                7,368,000                                       7,368,000
    Diluted                                                              7,492,000                                       7,492,000


NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

         (a) The unaudited pro forma consolidated balance sheet gives effect to the Asset Sale and the assumption of certain related liabilities as though the Asset Sale had occurred on June 30, 2001. Estimated net proceeds, liabilities assumed, assets sold, and resultant gain from the Asset Sale are as follows (in thousands):

Cash                                                  $ 6,350
Nevada Chemicals Note                                   1,140 (See Note (c))
Liabilities Assumed (rounded)                          13,120 (See Note (c))
                                                      --------
Total Proceeds Received                               $20,610
Book Value of Assets Sold                             $20,651
                                                      --------
Gain (Loss) on Sale Before Taxes                      $   (41)(See Note (d))
Less Expenses of Asset Sale                              (134)
Recognition of Foreign Currency
         Translation Adjustment                          (467)(See Note (e))
Tax Benefit from Sale                                     318 (See Note (d))
                                                      --------
After Tax Gain (Loss) on Sale                         $  (324)



         (b) The following shows the expenses incurred by the Company in connection with the Asset Sale, and the pro forma adjustment reflects the estimated expenses to be incurred subsequent to June 30, 2001, of the Asset Sale, which include (in thousands):


                                        Prior to July 1, 2001,      MSI expects to incur
                                         the Company incurred      the following expenses
                                        the following expenses     in connection with the
                                        in connection with the      Asset Sale following
          Expense Category                    Asset Sale                June 30, 2001            Total

Legal Fees                                       $234                       $ 74                 $308
Accounting Fees and Expenses                     $ 13                       $  2                 $ 15
Fairness Opinion and Appraisals                  $ 40                       $  0                 $ 40
Costs of Proxy Solicitation                      $ 13                       $ 34                 $ 47
Other                                            $  5                       $ 24                 $ 29
                                                 ----                       ----                 ----
Total                                            $305                       $134                 $439

         (c) As part of the Asset Sale, UEE is assuming an intercompany liability from the Explosives Business to Nevada Chemicals in the amount of $1,140,000, plus accrued interest (estimated at $107,000 at June 30, 2001, which is included in Liabilities Assumed).

         (d) The financial effects of the Asset Sale with UEE were included as an impairment of assets in the financial statements for the period ended December 31, 2000. Consequently, the loss of $41,000 before taxes reflects changes in the balance sheet which occurred in the first six months of 2001. In addition to the book loss, there are deferred tax assets associated with the Explosives Business, which are realized upon sale, thus producing a net tax benefit of $318,000.

         (e)  The  cumulative   foreign  currency   translation   adjustment  is
associated with the foreign explosives business and will be recognized for financial purposes upon Closing.

         (f) The unaudited pro forma consolidated statements of income for the quarter ended June 30, 2001, and the years ended December 31, 2000, 1999, and 1998, give effect to the Asset Sale as though it had occurred on January 1, 2001, 2000, 1999, and 1998, respectively. These pro forma adjustments eliminate the historical results of the Explosives Business. Any gain or loss from the Asset Sale is not included in the pro forma consolidated statements of income.

         (g) The allocation of general and administrative expenses is based on estimates. The pro forma consolidated statements of income give effect to the Asset Sale as if it had occurred at the beginning of the respective periods considering the probable administrative structure retained by the Company subsequent to the Asset Sale and those general and administrative costs that are associated with the Explosives Business that would transfer with the Explosives Business, as a result of the Asset Sale.

         (h) The pro forma adjustments for income taxes assumes a consistent effective tax rate for both the Explosives Business and the Company's remaining consolidated results of operations, since it is estimated that the Company had no permanent book/tax differences which are allocable solely to either the Explosives Business or the remaining consolidated results of operations.

         (i) Historically, the management fee from Cyanco has been accounted for in cost of sales as an offset to costs incurred to provide management services to Cyanco. The pro forma adjustments include a reclassification of the management fee received from Cyanco from cost of sales to net sales in response to the expected increased focus by the Company on the management of Cyanco. The management fee is based on a contractual rate of 1.5% of revenues. Pro forma management fee income was $208,000 for the six months ended June 30, 2001, and $342,000, $266,000 and $410,000 for the years ended December 31, 2000, 1999,
1998, respectively.

         (j) The Company's Pro forma Consolidated Balance Sheet as of June 30, 2001, does not include interest bearing debt as the Explosives Business being sold carries all of the lines of credit and long-term debt. Accordingly, the Company would not have incurred interest expense during the periods being presented had the Asset Sale occurred as of the beginning of each respective income statement period.

         (k) The Company's Pro Forma Consolidated Statement of Income for the year ended December 31, 2000, does not include a charge for impairment of assets as the impairment was determined to involve the assets of the Explosives Business only. This determination was made after an analysis of the future cash flows of the Company's assets that will be retained by the Company subsequent to the completion of the Asset Sale.

--------------------------------------------------------------------------------

                       SELECTED HISTORICAL FINANCIAL DATA

--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA




Operating Results Data:
                                  Six Months Ended                              For the Year Ended
                                      June 30                                      December 31,
                             --------------------------------------------------------------------------------------------
                                  2001         2000         2000         1999         1998         1997         1996
                             --------------------------------------------------------------------------------------------
 Operating revenues            $21,251,000  $18,041,000   $39,130,000  $30,608,000  $29,865,000  $26,969,000  $25,172,000
 Income (loss) from
 operations                        148,000       49,000    (5,715,000)  (1,209,000)   5,819,000    6,400,000    6,084,000
 Net income                         (6,000)      38,000    (4,031,000)     725,000    3,872,000    5,008,000    4,545,000

 Earnings (loss) per common
   share - diluted
    Income (loss) from
       continuing operations          (.00)         .01          (.55)        (.12)         .52          .66          .60
    Income (loss)
 extraordinary
       items                             -            -             -          .22            -            -            -
    Net income (loss)                 (.00)         .01          (.55)         .10          .52          .66          .60

 Cash dividends declared
   per common share                   .000         .000          .000         .025         .025         .020         .015

 Earnings to fixed cost ratio        3.4:1        0.4:1       (.38):1        .04:1         24:1        110:1         24:1

 Dollar amount of deficiency     1,211,000      132,000     4,773,000            -            -            -            -

Balance Sheet Data:


                                  June 30,                                       December 31,
                         ---------------------------------------------------------------------------------------------------
                             2001          2000          2000          1999           1998          1997          1996
                         ---------------------------------------------------------------------------------------------------
 Total assets             $35,718,000  $38,297,000     $34,806,000    $34,461,000   $31,919,000   $24,701,000   $19,846,000

 Long-term debt           $ 1,389,000  $ 6,052,000     $ 1,756,000    $ 4,475,000   $ 1,213,000   $         0   $   714,000

 Stockholders' equity     $20,228,000  $24,246,000     $20,245,000    $24,351,000   $24,077,000   $20,605,000   $15,769,000

 Book value per share     $      2.77  $      3.31     $      2.77    $      3.33   $      3.21   $      2.71   $      2.09

                  SELECTED QUARTERLY HISTORICAL FINANCIAL DATA

SELECTED FINANCIAL DATA

Operating Results Data:                              For the Quarter Ended:

                              ------------------------------------------------------------------------------------
                                   June          March       December      September        June         March
                                    30,           31,          31,            30,           30,           31,
                              ------------------------------------------------------------------------------------
                                   2001          2001         2000           2000          2000          2000
                              ------------------------------------------------------------------------------------

Operating revenues              $ 12,365,000  $ 8,886,000   $ 9,640,000   $ 11,400,000  $ 10,806,000  $ 7,284,000
Income (loss) from operations        695,000     (547,000)   (6,044,000)       280,000       246,000     (197,000)
Net income                           394,000     (400,000)   (4,347,000)       278,000       238,000     (200,000)

Earnings (loss) per common
  share - diluted
   Income (loss) from
      continuing operations             0.05        (0.05)        (0.59)          0.04          0.03        (0.03)
   Income (loss) extraordinary
      items                               -            -             -              -             -            -
   Net income (loss)                    0.05        (0.05)        (0.59)          0.04          0.03        (0.03)


                                                     For the Quarter Ended:

                              ---------------------------------------------------------
                                 December     September        June          March
                                   31,           30,           30,            31,
                              ---------------------------------------------------------
                                   1999          1999          1999          1999
                              ---------------------------------------------------------

Operating revenues               $ 8,336,000  $ 7,244,000    $ 7,462,000   $ 7,566,000
Income (loss) from operations     (2,159,000)      57,000         85,000       808,000
Net income                            94,000       76,000         67,000       488,000

Earnings (loss) per common
  share - diluted
   Income (loss) from                  (0.12)        0.01           0.01          0.07
      continuing operations
   Income (loss) extraordinary          0.22            -              -             -
      items
   Net income (loss)                    0.10         0.01           0.01          0.07

--------------------------------------------------------------------------------

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------


         This discussion and analysis of the Company's financial condition and results of operations is primarily focused on a historical perspective. However, this discussion and analysis also includes management's estimation of the pro forma effect of the Asset Sale on the Company's financial position and results of operations as if it had occurred at the beginning of the respective periods. This information should be read in conjunction with the Company's Consolidated Financial Statements and the related notes thereto and the Unaudited Pro Forma Consolidated Financial Statements and the related notes thereto.

RESULTS OF OPERATIONS

         Because of the Company's significant joint venture investments which are not consolidated, but accounted for under the equity method, comparative schedules have historically been prepared to clarify and demonstrate the impact of joint venture operations underlying the consolidated revenue of the Company. The following pro forma comparative schedule gives effect to the Asset Sale as if it had occurred at the beginning of the respective periods, including the six months and quarters ended June 30, 2001, and 2000, and the years ended December 31, 2000, 1999, and 1998. As demonstrated below, the Company has historically actively managed significantly more sales than it has reported in revenues and will continue to do so in the future.


                          Amount
                          Joint                 Joint Venture                   Included in         Non-JV              Consolidated
                      Venture Sales               Net Income          Co's %      Revenue           Revenue                Revenue
                     --------------        -------------------  --------------  ---------       -----------------         ---------


Historical six months ended June 30,

     2001             $ 18,530,000              $ 2,396,000        50%          $ 1,198,000         $ 20,053,000       $ 21,251,000
     2000             $ 11,620,000              $ 2,082,000        50%          $ 1,041,000         $ 17,049,000       $ 18,090,000

Quarter ended June 30,

     2001             $  9,186,000              $ 1,506,000        50%          $   753,000         $ 11,612,000       $ 12,365,000
     2000             $  5.708,000              $   938,000        50%          $   469,000         $ 10,337,000       $ 10,806,000

Year Ended December 31,

     2000             $ 28,429,000              $ 4,488,000        50%          $ 2,244,000         $ 36,886,000       $ 39,130,000
     1999             $ 21,585,000              $ 5,022,000        50%          $ 2,511,000         $ 28,097,000       $ 30,608,000
     1998             $ 37,353,000              $ 9,978,000        50%          $ 4,989,000         $ 24,876,000       $ 29,865,000

Pro Forma Adjustments
Six months ended June 30,

     2001             $ (4,752,000)             $(1,096,000)       50%          $  (548,000)        $(19,836,000)      $(20,384,000)
     2000             $ (1,615,000)             $   (59,000)       50%          $   (30,000)        $(16,887,000)      $(16,917,000)

Quarter ended June 30,

     2001             $ (2,435,000)             $  (612,000)       50%          $  (306,000)        $(11,510,000)      $(11,816,000)
     2000             $ (  938,000)             $   (96,000)       50%          $   (40,000)        $(10,267,000)      $(10,307,000)

Year ended December 31,

     2000             $ (5,592,000)             $(1,074,000)       50%          $  (537,000)        $(36,527,000)      $(37,064,000)
     1999             $ (1,472,000)             $   (12,000)       50%          $    (6,000)        $(27,722,000)      $(27,728,000)
     1998             $ (8,719,000)             $  (976,000)       50%          $  (488,000)        $(24,276,000)      $(24,764,000)



Pro Forma Consolidated
Six months ended June 30,

     2001             $13,778,000               $ 1,300,000        50%            $  650,000            $217,000        $   867,000
     2000             $10,005,000               $ 2,023,000        50%            $1,011,000            $162,000        $ 1,173,000

Quarter ended June 30,

     2001             $ 6,751,000               $   894,000        50%            $  447,000            $102,000        $   549,000
     2000             $ 4,770,000               $   831,000        50%            $  415,000            $ 84,000        $   499,000

Year ended December 31,

     2000             $22,837,000               $ 3,414,000        50%            $1,707,000       $     359,000        $ 2,066,000
     1999             $20,113,000               $ 5,010,000        50%            $2,505,000       $     375,000        $ 2,880,000
     1998             $28,634,000               $ 9,002,000        50%            $4,501,000       $     600,000        $ 5,101,000



PRO FORMA FINANCIAL RESULTS ASSUMING COMPLETION OF ASSET SALE

         As reflected in the Unaudited Pro Forma Consolidated Financial Statements, completion of the Asset Sale will substantially change the financial position and results of operations of the Company. The sale will eliminate all liabilities of the Company other than $327,000 in accounts payable at June 30, 2001, and a deferred tax liability of $1,725,000. Current assets would have been $7,945,000 at June 30, 2001, giving the Company a pro forma current ratio of 24 to 1.

         In addition to the strong balance sheet position of the Company, the operations that will be retained by the Company have historically been profitable, although on a declining basis as a result of deteriorated conditions in the gold mining industry generally. If the Asset Sale had been completed at the beginning of the six months ended June 31, 2001, the Company would have experienced net income of $329,000, instead of a net loss of $6,000. If the transaction with UEE had been completed at the beginning of the year ended December 31, 2000, net income of the Company would have increased from a loss of $4,031,000 to a profit of $795,000. Similarly, income before the extraordinary item would have increased from a loss of $874,000 to a profit of $817,000 for the year ended December 31, 1999. In the year ended December 31, 1998 net income would have decreased from $3,872,000 to $2,801,000. As shown by these results, the operations being sold to UEE have acted as a drain on the profitability of the Company in two out of the three years.

         Despite the fact that the operations to be retained by the Company have consistently been profitable, the net profits associated with these operations have declined as the sales revenue has declined in response to decreased gold mining operations in the geographical area served by the Company. Thus, pro forma net income for the six months ended June 30, 2001, was $329,000, and pro forma net income (or income before the extraordinary item for 1999) for the operations to be retained by the Company were $795,000, $817,000, and $2,801,000 for the years ended December 31, 2000, 1999, and 1998, respectively. Management believes that an increase in gold mining activity, without other changes, would result in increased revenues and profitability for the Company.

         In addition to revenues from operations, the Company anticipates that it will have investment income from its cash and cash receivables subsequent to the sale, at least until the Board determines the application of the sales proceeds.

Three-months ended June 30, 2001 vs. 2000

         Revenues increased $1.5 million or 14% during the three months ended June 30, 2001, as compared to the three months ended June 30, 2000, primarily as a result of the $1.26 million or 13% increase in net sales over the same period. Additionally, equity in earnings of JV's increased $284,000 or 61% during the quarter ended June 30, 2001, compared to the quarter ended June 30, 2000. Giving effect to the Asset Sale as if it had occurred on January 1, 2001, pro forma revenue would have increased $50,000 or 10% during the three-month period ended June 30, 2001, as compared to the three-month period ended June 30, 2000.

         The increase in net sales consists primarily of a $941,000 or 108% increase in the revenues of the Company's Canadian Division due to the increased production of the two mines serviced by the Company. Third-party sales from the Company's West Virginia packaged explosives facility increased $326,000 or 98% during the second quarter of 2001 compared to the same period in 2000 as new coal and construction accounts were established through increased sales effort to take advantage of increasing coal production in that region during 2001 resulting from improving market prices for coal. Green Mountain Explosives, Inc. ("GME"), Tennessee Blasting Services, L.L.C. ("TBS") and Central Asia Chemicals Ltd. ("CAC") each experienced sales increases of $280,000, $165,000 and $244,000, respectively during the quarter ended June 30, 2001, compared to the same period in the prior year. These increases in net sales were offset by a decrease in the sales of the Company's Western Division of $341,000 or 12% for the quarter ended June 30, 2001, compared to the three-month period ended June 30, 2000; and as the international trading revenues of MSI Chemicals Ltd. ("MSIC") decreased $462,000 over the same comparative periods. While the Company expects sales at GME, the West Virginia plant, and the Canadian plant to remain strong for the remainder of the year, sales may decline at TBS and in the Company's Western Division as the construction industry softens in eastern Tennessee and as the explosives market continues to consolidate in the western U.S.

         Equity in earnings of JV's increased as the Company recognized $125,000 of equity earnings from Eastern Mining Services ("EMS") during the second quarter of 2001 and as the Company's Colombian JV, Cayman Mining Services Ltd. ("CMS"), experienced an increase in its operations during the same period. EMS began operations in July of 2000; therefore, the Company recognized no equity income during the second quarter of 2000 for this JV. It is expected that explosives production will continue to increase in Colombia as overall coal production increases in response to improvements in coal transportation and storage facilities, which are now being made.

         Income from operations increased $449,000 or 183% during the three-month period ended June 30, 2001, as compared to the three-month period ended June 30, 2000. This increase consists primarily of the $284,000 or 61% increase in equity earnings in JV's, the $131,000 or 24% decrease in general and administrative expenses, excluding the general and administrative expenses of GME and TBS, and a $29,000 increase in gross margin. As a consequence of TBS's operating results, in June 2001 the Company reached an agreement with four of the minority shareholders of TBS and obtained an additional 40% interest in TBS by agreeing to convert some of the accounts receivable due from TBS to equity. The Company continues negotiations with the remaining TBS shareholder with the objective of obtaining 100% ownership of TBS. Since the fourth quarter of 2000, the Company has recognized 100% of the operating results of TBS after the point at which TBS reached negative equity. Accordingly, during the second quarter of 2001 the Company recognized no benefit from minority interest in the losses of TBS compared to a $106,000 benefit recognized during the second quarter of 2000. Pro forma income from operations increased $125,000 or 44% for the three months ended June 30, 2001, as compared to the three months ended June 30, 2000, resulting from the $50,000 increase in revenues for the period combined with a decrease in general and administrative expenses as the Company experienced lower legal fees during the second quarter of 2001.

Six-months ended June 30, 2001 vs. 2000

         Revenue for the six-month period ended June 30, 2001, increased $3.16 million compared to the six-month period ended June 30, 2000, consisting primarily of a $3 million increase in net sales. Similar to the three-month period ended June 30, 2001, the increase is predominantly the result of a $1.4 or 88% increase in the sales of the Company's Canadian Division, a $558,000 increase in the sales of TBS, a $469,000 or 9 % increase in the sales of GME, a $392,000 or 68% increase in the third party sales of the Company's Eastern Division, and a $334,000 increase in the sales of CAC. Sales by MSIC decreased by $481,000 as a result of the absence of international trading revenues during the second quarter 2001 as compared to the second quarter of 2000. Giving effect to the Asset Sale as if it had occurred on January 1, 2001, pro forma revenue would have decreased $306,000 or 26% during the six-month period ended June 30, 2001, as compared to the six-month period ended June 30, 2000, as the cost of raw materials increased at the Company's Cyanco joint venture during the first three months of 2001 due to the increase in the cost of natural gas in the U.S. during the same period.

         Equity in earnings of unconsolidated subsidiaries increased $157,000 or 15% as the results of operations from CMS and EMS for the six-month period ended June 30, 2001, as compared to the quarter ended June 30, 2000, were strong enough to overcome the 36% decrease in equity in the earnings of Cyanco Company ("Cyanco").

         Other expenses increased $38,000 or 32% during the three months ended June 30, 2001, as compared to the three months ended June 30, 2000. This increase is reflective of the Company's increased utilization of its line of credit during the period.

         Similar to the three-month period ended June 30, 2001, the Company recognized 100% of the operating loss of TBS during the six months ended June 30, 2001, and did not recognize any benefit from minority interest in TBS losses as it had during the six month period ended June 30, 2000, in the amount of $129,000.

2000 vs. 1999

         Revenues increased 28% from $30.6 million in 1999 to $39.1 million in 2000, as net sales increased $9.1 million for the period, resulting primarily from an increase in the revenues of Tennessee Blasting Services and Green Mountain Explosives ("GME") of $6.2 million and $2.5 million, respectively. As illustrated in the pro forma Consolidated Statement of Income for the year ended December 31, 2000, and in the pro forma comparative schedule of the Company's investment in JV's, total revenue of $2.1 million for the year ended December 31, 2000, represents a decrease of $814,000, or 28%, compared to the pro forma results of the year ended December 31, 1999. The loss from operations increased $4.5 million, from $1.2 million for the year ended December 31, 1999, to $5.7 million for the year ended December 31, 2000, as operating performance weakened by $2.1 million for the same period, and as the Company recognized an estimated impairment of its explosives business assets of approximately $5 million in connection with the proposed transaction with UEE, which represented a $2.4 million increase from the $2.6 million impairment the Company recognized during the year ended December 31, 1999, on its joint ventures in Ghana and Uzbekistan. The pro forma Consolidated Statement of Operations for the period ended December 31, 1999 includes an impairment of $776,000 related to the Company's joint venture in Ghana, which joint venture interest is not included in the Asset Sale.

         The increase in TBS revenues of $6.2 million during the year ended December 31, 2000, as compared to the year ended December 31, 1999, is reflective of the consolidation of a full year of operating results at TBS in 2000 versus the four-month start-up period consolidated in 1999. While TBS was able to achieve its revenue goals, difficulties in managing its costs resulted in a net loss to the Company's consolidated operating results of $1.1 million, including general and administrative expenses attributable to TBS. Management does not expect improvement in TBS's overall performance until organizational changes have sufficient time to take effect. In addition, the second and third quarters should show better results than those incurred during the traditional winter low-point of the construction industry's yearly cycle. The $2.5 million, or 29%, increase in the revenues of GME for the year ended December 31, 2000, compared to the year ended December 31, 1999 is primarily the result of increased market penetration. The Company's Canadian operation increased revenues nearly $600,000 or 21% from $2.8 million for the year ended December 31, 1999, to $3.4 million for the year ended December 31, 2000, as its primary customer increased its coal production.

         After adding the general and administrative expenses of TBS and GME to total Cost of Sales for the respective years, gross margin on Net Sales and Royalties decreased $1.3 million for the year ended December 31, 2000, as compared to the year ended December 31, 1999. The $1.3 million decrease consists primarily of the $1.1 million increase in the loss from TBS when comparing 1999 to 2000. Additionally, the contribution from Royalties decreased approximately $200,000, or 26%, for the year ended December 31, 2000, as compared to the year ended December 31, 1999. Increasing competition in the bulk explosives market in the Western U.S. has added pressure to already small margins resulting in a $700,000 decrease in contribution from the Company's Western U.S. division for the year ended December 31, 2000, as compared to the same period in 1999. This decrease in contribution for the period was essentially offset by the combined increase in contribution from GME and from the Company's Eastern U.S. and Canadian divisions. For the year ended December 31, 2000, as compared to the prior period, the increase in equity in earnings from CMS and EMS of $411,000 and $121,000, respectively, combined with a decrease in the equity loss from WAC of $181,000, was not enough to offset the decrease in equity in earnings from Cyanco of $980,000, resulting in a net decrease in equity in earnings for the period of $267,000. The $814,000 decrease in pro forma revenue during the period reflects a continuation of the depressed condition of gold prices combined with an increase in raw material prices at Cyanco. Because the results of Cyanco's operations are accounted for using the equity method, the decrease in pro forma income from operations is primarily attributable to the decrease in revenues from Cyanco.

         The general and administrative expenses of the Company increased from $2.89 million for the year ended December 31, 1999 to $4.55 million for the year ended December 31, 2000, for an increase of $1.66 million. In analyzing the gross margin results of the Company's explosives operating units, the general and administrative expenses of GME and TBS were considered components of the direct contribution from those operating units. However, for purposes of financial statement disclosure, general and administrative expenses for the Company include the general and administrative expenses of GME and TBS. The $1.1 million of general and administrative expenses of GME for the year ended December 31, 2000, remained relatively static, increasing 5% or $54,000, as compared to 1999. However, the general and administrative expenses of TBS increased $1.03 million, from $240,000 for the year ended December 31, 1999, to $1,270,000 for the year ended December 31, 2000. The increase in the general and administrative expenses of TBS during the period is primarily attributable to the consolidation of a full year of TBS operating results as compared to the four months consolidated in 1999. However, the $1.03 million increase also includes $350,000 of bad debt expense reflecting the inability of TBS to fully manage its growth during the year ended December 31, 2000. Excluding the results of TBS and GME, general and administrative expenses increased $570,000 during the year ended December 31, 2000, when compared to the prior year. Approximately $250,000 of the increase is attributable to increased professional fees and travel expenses related to the UEE transaction. An increase in fees paid to the Company's Board of Directors accounted for $103,000 of the increase. Additionally, bad debt expense unrelated to TBS increased $85,000 over the prior period. Considering the pro forma effect of the Asset Sale on the comparative periods ended December 31, 2000, and 1999, only the increase in professional fees and travel expenses related to the UEE transaction, as well as the increase in fees paid to the Company's Board of Directors, impact the Company's pro forma increase in general and administrative expenses during the period.

         Other expenses, which consist primarily of interest expense, increased $193,000, or 102%, during the year ended December 31, 2000, as compared to the year the ended December 31, 1999, as a result of increased borrowings to fund the cash operating losses of the Company. As illustrated by the absence of interest-bearing debt in the Company's Pro Forma Consolidated Balance Sheet as of December 31, 2000, the Company would not have incurred interest expense during the period had the Asset Sale occurred as of January 1, 2000. The Company recognized a benefit for income taxes of $1.57 million with an effective tax rate of 24% for the year ended December 31, 2000, compared to a benefit of $550,000 and an effective tax rate of 38.6% for the year ended December 31, 1999. The difference between the statutory rate and the 24% effective tax rate for the year ended December 31, 2000, is primarily attributable to the recognition of the difference between the book and tax basis of assets expected to be sold in the transaction with UEE.

1999 vs 1998

         Consolidated revenues increased in 1999 by only 2%; however, the slight change included a $3.3 million, or 14%, increase in net sales offset by a $2.5 million or 50% decrease in equity earnings of joint ventures. The increase in net sales consisted primarily of an increase in sales from GME of $7.6 million and TBS of $1.5 million, largely offset by a decrease in the sales of the Company's remaining US, Canadian and foreign joint venture explosives operations of $5.4 million. Most of the $2.5 million decrease in equity earnings of joint ventures was attributable to a decrease in Cyanco's 1999 earnings, with the remainder of the decrease resulting from the decrease in equity in the earnings of Turon-MSI and CMS. Giving effect to the Asset Sale, pro forma consolidated revenue decreased $2.2 million, or 44%, for the year ended December 31, 1999 as compared to the year ended December 31, 1998. The decrease was primarily due to the nearly $2 million decrease in pro forma equity in earnings of joint ventures as equity in earnings from Cyanco decreased $1.87 million, or 41%, in 1999 as compared to 1998. The remainder of the decrease in pro forma equity earnings in 1999, as compared to 1998, results from a decrease in the equity earnings of WAC of $100,000 during the period.

         Expectations of increased net sales in 1999 were realized with the acquisition of GME and, subsequently, the establishment of TBS. However, the Company's plans to offset the expected loss of significant revenues from a completed dam project in California were delayed until several new projects in the Company's western division were brought on line in the first half of 2000. Cyanco's contribution to equity in earnings of joint ventures decreased as volumes and prices for sodium cyanide fell in 1999 in response to the lowest gold prices in 20 years. Because of gold market conditions, the Company was able to negotiate the elimination of deferred royalty obligations it had with respect to its interest in Cyanco, resulting in an extraordinary gain for the Company of $1.6 million, net of taxes.

         The loss from operations for the year ended December 31, 1999 of $1.2 million represents a $7 million decrease from the $5.8 million income from operations experienced during the same period in 1998. The $7 million decrease is attributable to the decrease in equity in earnings of Cyanco as explained above, combined with a net decrease in contribution from the Company's explosives operations of $2 million, and the recognition of an impairment of assets of $2.6 million.

         As a result of the completion of the dam project in California in the early part of 1999, combined with decreased coal production by customers in Canada and Colombia, contribution from the Company's western US and Canadian explosives divisions and the Company's Colombian joint venture decreased by a total of $1.7 million when comparing 1999 to 1998. The inability of the Company's joint venture in Uzbekistan to purchase raw materials resulted in a decrease in production. Consequently, contribution from Turon-MSI decreased $400,000 in 1999 as compared to 1998. In analyzing the results of the Company's explosives operating units above, the general and administrative expenses of GME and TBS were considered components of the direct contribution from those operating units. However, for purposes of financial statement disclosure, general and administrative expenses for the Company include the general and administrative expenses of GME and TBS, which represent $1.3 million of the $1.6 million increase in general and administrative expenses in 1999 as compared to 1998. Although intensified effort toward product improvement contributed to the 1999 increase in research and development costs, the establishment of a more resilient packaged emulsion product allowed the Company to reduce losses from its West Virginia plant by approximately $200,000, and strengthened expectations of realizing long-term benefit from the research through increased revenues from packaged emulsions.

         In 1999, the impairment of assets represents a write-off of $2.6 million of the Company's investments in WAC and Turon-MSI of $800,000 and $1.8 million, respectively, including a $700,000 note receivable from WAC. Although the Company expects to receive payment for raw materials and supplies it sells to its joint venture in Uzbekistan, due to deteriorating conditions observed in the later part of 1999, the Company considered the probability of converting profits from Turon-MSI into hard currency to be remote. The Company also determined that future undiscounted cash flows would be insufficient to maintain the carrying value of its investment in WAC and Turon-MSI. Additionally, depressed gold prices and an oversupply of explosives products in Ghana have deterred WAC in obtaining market share sufficient to sustain profitable operations in the long-term and have combined to cause continuing losses. Accordingly, the Company determined in the last quarter of 1999 that it was necessary to write off the respective investments. Future recognition of income or loss from these equity method joint ventures will occur as cash is either received or disbursed. The pro forma Statement of Income for the year ended December 31, 1999 gives effect to the Asset Sale as if it had occurred as of January 1, 1999, resulting in a charge for the impairment of assets of $776,000, representing the write-off of the Company's investment in WAC.

         The Company incurred interest expense of $190,000 versus $153,000 of interest income that the Company earned in 1998. Giving effect to the Asset Sale as if it had occurred on January 1, 1999, due to the absence of interest-bearing debt during the period, the Company would not have incurred interest expense.

Liquidity and Capital Resources

         The Company's current ratio is 1.07 to 1 as of June 30, 2001, compared to 1.19 to 1 as of December 31, 2000. As of June 30, 2001, the ratio of total liabilities to equity was 0.77 to 1 compared to 0.72 to 1 as of December 31, 2000. Giving effect to the Asset Sale as if it had been consummated on June 30, 2001, the current ratio is estimated to be 24 to 1 and the ratio of total liabilities to equity is estimated to be 0.10 to 1 as of June 30, 2001. Both accounts receivable and accounts payable increased primarily due to the increased sales activity of GME and TBS as both companies enter into the peak of the construction cycle, and due to the increased sales in the Company's Canadian operations.

         Due to the Company's marginal performance since the later part of 1999, the Company will likely refinance its commercial bank borrowing with an asset-based loan facility. Because the Company was not able to obtain a significant extension of its existing line of credit, the entire balance of the loan has been reclassified as a current liability since the third quarter of

2000. The Company had $4.36 million owing on its line of credit as of June 30, 2001, and utilized up to $4.5 million during the six months ended June 30, 2001. The Company is not in default for reasons of nonpayment, but was in default of certain covenants relating to the financial ratios specified in the loan agreement existing as of September 30 and December 31, 2000, resulting in the bank increasing the line of credit rate of interest from prime minus 1% to prime plus 0.25%.

         The bank has recently granted an extension of the line of credit from the current maturity date of August 30, 2001, until 30 days following the final date for Closing under the Purchase Agreement (currently October 31, 2001), but in no event later than November 30, 2001. In exchange for the extension, the Company paid $10,000 and agreed to an increased interest rate of prime plus 3% under the current line of credit.

         UEE has recently signed a loan agreement, conditioned on the closing of the Asset Sale, to replace a portion of the existing line of credit. The maximum amount available on this loan commitment is $4 million. Using the proposed calculations to determine credit availability, the Company believes that approximately $3.5 million will be available under this line of credit at Closing. UEE is continuing negotiations with other potential lenders for an additional approximately $2.5 million. However, there is no assurance that UEE will be able to enter into final loan documents with the other potential lenders acceptable to it or that the Company can otherwise complete a refinancing prior to the maturity date, including extensions, of the current line of credit.

         If refinancing acceptable to UEE is obtained, this will satisfy the requirements of the Asset Purchase Agreement in lieu of obtaining a consent of assignment and assumption of liabilities from the bank as provided in the Asset Purchase Agreement. Giving effect to the Asset Sale as if it had been consummated on June 30, 2001, the pro forma Consolidated Balance Sheet as of June 30, 2001, estimates that the line of credit and all other interest bearing liabilities are assumed by UEE or its newly formed subsidiaries; consequently, the Company would not have experienced the technical defaults of the line of credit nor would have the Company incurred interest expense resulting from such borrowings. Rather, the Company would likely have had excess funds available for investment or other uses as determined by the Company.

         The increase in the use of the Company's borrowing capacity has been the result of poor operating performance, primarily at TBS and prior capital expenditures at ODA, GME and the West Virginia plant, which combined have exceeded cash flow from operations. Even though changes to the organization and the capitalization of the joint venture are currently being negotiated and management expects TBS's performance to continue improving during the third quarter of 2001, the losses sustained by TBS during 2000 and the first six months of 2001, along with the slow collection on some of its accounts have left the future of the joint venture uncertain if the Company elects not to fund TBS's excess cash flow requirements. Reserves established against the Company's investment in TBS in connection with the Company's fourth-quarter 2000 recognition of impairment against its explosives assets are deemed by management to be adequate. Beginning in June, 2001, the Company has advanced $200,000 to TBS ($140,000 through June 30, 2001) and is obligated to advance up to an additional $100,000 at the request of UEE. UEE has provided a conditional guaranty with respect to this obligation. TBS is obligated to repay the advance, together with interest at the rate equal to the Company's borrowing rate from its principal bank, on or before December 31, 2001.

         Achieving adequate liquidity and procuring sufficient capital resources for the Company is materially dependent on whether the Company can implement its business plan to sell the explosives operations to UEE, which is subject to a number of conditions. Consequently, there can be no assurance it will be completed. In the event that the UEE transaction is not completed and other possible transactions to sell the explosives business cannot be timely consummated or if the Company is unable to complete a refinancing of its line of credit prior to the end of any extensions of the maturity date, the Company may not have immediate resources to provide for its liquidity needs. Giving effect to the Asset Sale as if it had been consummated on June 30, 2001, it is estimated that the capital resources of the Company would have been adequate to finance its business activity in the ordinary course of business assuming the political, financial, and economic environment continue favorable to the gold mining industry at large.

INFLATION

         The amounts presented in the financial statements do not provide for the effect of inflation on the Company's operations or its financial position. Amounts shown for property, plant and equipment and for costs and expenses reflect historical cost and do not necessarily represent replacement cost or

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

charges to operations based on replacement cost. The Company's operations, together with other sources, are intended to provide funds to replace property, plant and equipment as necessary. Net income would be lower than reported if the effects of inflation were reflected either by charging operations with amounts that represent replacement costs or by using other inflation adjustments.

         Because of inflation associated with the economies of underdeveloped countries where the Company invests, there exists a substantial risk that the value of investments in those jurisdictions may continue to erode. Additionally, as has been the case with the Company's investment in Uzbekistan, the internal balance of payment and capital shortages in some of those countries may limit the ability to convert local currencies into hard currency necessary for importing raw materials or remitting profits. Management intends to use appropriate transfer pricing, investments in hedges, loans and other credit facilities where practical and available to minimize the risks inherent in doing business in these countries. The Company continues to pursue its policy of investing with government entities or stable international and U.S. companies as its partners to help insure its long-term success. To date, the Company has not utilized any hedging activities to minimize exchange risks. Following consummation of the Asset Sale, the Company does not expect inflation to materially impact its operations.

OTHER COMMENTS

         Within this Proxy Statement, including this discussion and analysis by management of the financial condition and results of operations of the Company, there are forward-looking statements made in an effort to inform the reader of management's expectations of future events. These expectations are subject to numerous factors and assumptions, any one of which could have a material effect on current expectations. These factors which may impact future results include, but are not limited to, changes in world supply and demand for commodities, particularly gold and coal, political, environmental, economic and financial risks, especially those associated with underdeveloped and developing countries, changes in demand for construction activities, major changes in technology which could affect the mining industry as a whole or which could affect explosives and sodium cyanide specifically, competition, the continued availability of highly qualified technical and other professional employees of the Company who can successfully manage the ongoing change and growth. The Company believes it is taking appropriate actions in order to address these and other factors previously disclosed; however, the actual results could materially differ from those indicated in the statements made.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The Company is exposed to market risk from changes in foreign currency and interest rates, principally due to the Explosives Business. The Company manufactures and sells some of its products in Colombia, Ghana, Uzbekistan, Russia and Canada. It also purchases products for raw materials and for resale from additional foreign markets such as Australia and India. In addition, the Company licenses its technology in other foreign countries such as South Africa, India, Korea, and Namibia. Approximately 19% of the Company's consolidated revenue is generated from foreign markets; however, as explained in the Management's Discussion and Analysis of Operation, the Company's sales in joint ventures are not reported in consolidated revenues and the percentage of the Company's business in foreign countries will likely remain significant. The Company manages its risk of foreign currency rate changes by maintaining foreign currency bank accounts in currencies in which it regularly transacts business and by maintaining hard currency accounts to which dollar denominated contracts are credited. Most of the sales and purchase contracts are denominated in US dollars except in Ghana and Uzbekistan where the investments have now been written off. None of the license royalty payment obligations are denominated in US dollars and are thus subject to the risks of currency rate changes. All excess cash balances are immediately transferred to US dollar accounts to the extent possible. Option contracts to hedge foreign currency transactions are not used by the Company. The Company does not enter into derivative contracts for trading in speculative purposes. Changes in the currency rate are not expected to have a material impact on the Company's results of operations currently. Sales contracts related to the Company's joint venture in Russia are paid in local currency, though pegged to a dollar denominated price. Sales receipts and leasing contract receipts may be subject to significant time delay in converting them from local currency to US dollars. Accordingly, equity in earnings from that joint venture may be subjected to more currency exchange risk than is experienced by the Company in other foreign joint ventures. It is not expected that currency rate hedging transactions will be used in 2001.

         The Company's cash equivalents and short-term investments and its outstanding debt bear variable interest rates. The rates are adjusted to market conditions. Changes in the market rate affects interest earned and paid by the


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Company. The Company does not use derivative  instruments to offset the exposure to changes in interest rates. Changes in the interest rates are not expected to have a material impact on the Company's results of operations.

--------------------------------------------------------------------------------


                             BUSINESS OF THE COMPANY


--------------------------------------------------------------------------------

GENERAL

         The Company is engaged in the explosives supply, manufacture and services industry and in the production of sodium cyanide. A more complete discussion of the historical business of the Company can be found in its report on Form 10-K for the year ended December 31, 2000.

EXPLOSIVES BUSINESS

Description of Business and Products
------------------------------------

         Products and Markets: The Company, through its subsidiaries, licensees and joint ventures, primarily services the surface mining and construction industries. The Company's products are divided into explosives and related products and liquid sodium cyanide.

         Explosives: The Company's products are used in the blasting operations of surface mines in base and precious metals, coal and industrial minerals and construction projects. The explosive products are divided into three major categories: (1) Bulk explosives including HEF(R), a proprietary oil-in-water emulsified oxidizer which enhances the quality and control of the explosion or blast in order to produce more consistent breakage of ore; and ammonium nitrate prill, acquired from third parties, used with HEF(R) and in ANFO, a common explosive blasting agent used in surface boreholes which is made from a mixture of ammonium nitrate prill and diesel fuel; (2) explosives accessories, such as shock tube initiation systems and detonating cord which will be manufactured from new plant facilities in Rhode Island and Connecticut in 2001; and (3) packaged explosives (EMGEL(R)) which are currently being manufactured at the Company's West Virginia Plant. In September 1993, the Company was granted a patent on the compositions and methods used to formulate EMGEL(R) which is a water-in-oil type emulsion explosive produced by emulsifying a water solution of oxidizer salts into a blend of oils. The emulsion is then packaged into small polyethylene cartridges or "chubs" and larger "shot" bags using special form and fill machines. A variety of cartridge diameters and lengths can be produced. As the emulsion is being loaded into the cartridges and bags, a trace quantity of a cross-linking chemical is added to the composition which reacts and polymerizes or crosslinks the entire mass into a soft, rubber-like material. The uniquely crosslinked emulsion is stable and the package or cartridge and bags can be punctured or split without product spills. This significantly improves the handling characteristics of the explosive and provides additional safety in transportation, storage and use.

         With the addition of packaged explosives and accessories, the Company has strengthened its position for worldwide market production. With both HEF(R) and EMGEL(R), the Company is able to joint venture the technology and manufacturing plants on a relatively small scale and enter markets where locally produced explosive products have been unavailable due to cost or inadequate infrastructure. With the technology and facilities know-how acquired from ODA, the Company will also be positioned to supply its own explosives accessories to certain niche markets in the U.S. and around the world.

         In the U.S. and Canadian markets, the Company markets and services mine and construction sites directly for its own account. The U.S. markets are concentrated in New England, the West Virginia coal belt, the Wyoming, Montana and Colorado coal belts, western U.S. surface gold operations, principally in Nevada, industrial minerals in California and now in the Tennessee area. Aggregates, tar sands and coal mining operations in western and central Canada are also major markets where the Company markets for its own account.

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

         The Company has traditionally licensed its HEF(R) technology directly to mines or to explosive manufacturers or supply companies in foreign markets. Currently, the Company has licensees in South Africa for sub-equatorial Africa, Namibia, India and Korea.

         Dependence on Customers: Since most of MSI's explosives customers are large surface mining companies, the number of companies it services is relatively small compared to those of a wholesale distribution or retail business. A net loss of such customers, which is not expected to occur, could adversely affect sales. In most cases the Company has long-term contracts with such customers. With the addition of accessories and packaged products, MSI's customer base in explosives is increasingly made up of a larger base of smaller customers, particularly in those areas focusing on building materials and construction.

         Patents, Trademarks and Licenses: The Company is the holder of six U.S. patents, four of which relate to the composition and control of its HEF(R) and EMGEL(R) emulsion products and two of which relate to methods of delivery of explosives products at the mine site. These patents, which are not deemed material to the Company's ability to compete in the explosives business, expire at various dates beginning in 2004 and ending in 2013. The Company has obtained similar patents in several foreign countries and has licensed all or parts of its technology to manufacture HEF(R) and EMGEL(R) to companies in South Africa, Namibia, India and Korea.

         The composition of E-21 and the other emulsifier formulations upon which the Company's HEF(R) emulsion products are based are proprietary ingredients and are deemed important trade secrets by the Company. The Company has also trademarked HEF(R) as a component of its bulk blasting agent and EMGEL(R) as its crosslinked packaged emulsion explosive. The trademarks are registered in the United States, Canada, South Africa and several other foreign countries.

         Research and Development: Expenditures for technical research and development for the fiscal years ended December 31, 2000, 1999 and 1998 were $686,000, $805,000 and $587,000, respectively. The Company actively conducts research on product improvement and development. The expenditures in each of the years ending December 31, 2000, 1999 and 1998 were primarily related to the Company's explosives business. There has not been any customer-sponsored research and development.

         Raw Materials: The Company has not experienced significant difficulty in obtaining necessary raw materials used in the manufacture of its explosives products and does not expect significant difficulty in obtaining raw materials in the future except temporarily where import restrictions may occur due to lack of convertibility of local currency to hard currency or other foreign political or economic factors which may occur in countries experiencing capital shortages or devaluations. The Company must compete with the agricultural market for a major portion of its raw materials (ammonium and calcium nitrate). The supplies of these products have been adequate in past years to meet the needs of industrial as well as agricultural users. The Company has ensured its supply of needed materials by entering into several supply agreements with the manufacturers of these raw materials. The Company does not deem any of the supply agreements to be a contract upon which its explosives business is substantially dependent.

         Competition: The manufacture and sale of explosives and related services and equipment is a highly competitive business. The continuing cost-cutting measures implemented by owners of mines as the mining industry consolidates places growing emphasis on lowering explosive prices. This emphasis continues to adversely affect gross profit margins. The Company, in its efforts to develop, manufacture and sell its products, is competing with a number of companies having greater financial resources and more well established global relationships in the industry than it does. The Company believes that ORICA, formerly ICI Explosives, Austin Powder and Dyno Nobel Group are significant competitors in the industry. Although the competitive position of the Company is not relatively significant, the Company believes its bulk explosives and packaged products have a number of advantages in product performance and safety over products of its competitors (see "Products and Markets"). As the large mining companies continue consolidating, the Company's strategy is to focus on niche markets, providing full service and added value to the end users. Historically the explosives business has experienced low margins and as consolidation in the Industry continues, pressure on margins is expected to increase.


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

         Employees: The Company employs 107 full time employees in its direct explosives operations. Employment at joint ventures include 16 local employees in Colombia, 7 local employees in Ghana, 58 local employees in Uzbekistan and 50 employees at Tennessee Blasting Services, LLC, and approximately 12 employees in Kovdor, Russia. In Canada and Uzbekistan, employees belong to labor unions. The Company and its joint ventures consider relations with their employees to be positive.

         Environmental Regulation: The Company is subject to federal, state and local laws regulating the protection of the environment in the handling, storage and shipment of explosives materials. Within the Company's explosives operations, compliance with these regulations has not required material expenditures and has not materially affected earnings or the competitive position of the Company.

Other Developments regarding Explosives Business
------------------------------------------------

         During 2000, the Company continued to develop and secure partnering arrangements for its explosives business worldwide, to develop its accessories and EMGEL(R) packaged explosives products, and to secure major customers in the United States and Canada. In September 1999, MSI acquired a 51% interest in Tennessee Blasting Services, L.L.C. , a joint venture engaged in drilling and blasting services in the Tennessee tri-city areas of Nashville, Knoxville and Chattanooga. The joint venture more than achieved its revenue goal of $7,000,000, but due to various circumstances had a loss of approximately $1.5 million during its first full year of operations. Management has changed its immediate focus from revenue growth to cost containment and strategic marketing changes in an attempt to make TBS profitable.

         On December 9, 1998, MSI acquired a 100% interest in Green Mountain Explosives, Inc. ("GME"), an explosives distribution and blasting services company operating in the New England market. Its 2000 annual sales were approximately $11.1 million compared to 1999 sales of approximately $8.6 million and the Company believes revenues will continue to grow and represent a major enhancement to the Company's U.S. market penetration into distribution, serving as an outlet of its manufactured products and services.

         In 1998, MSI also acquired 100% interest in O'Brien Design Associates, Inc. ("ODA"), a company located in Charlestown, Rhode Island, which owns technology and facilities for the production of certain explosive accessories. During 1999, ODA completed its shock tube production plant and largely completed its first detonating cord plant in 2000 and began production. The addition of the accessories products to MSI's product line allows MSI to garner better revenue and gross margin from existing accounts and provides strategic advantages as it continues to supply full line explosives, drilling and blasting services to its worldwide customer base.

         During 1998, the Company entered into a joint venture with Norsk Hydro, the largest fertilizer producer in the world, with whom the Company also has a joint venture in Colombia, to produce and service bulk explosives operations in the Kovdor Mining District in Russia. Norsk Hydro purchases fertilizer raw materials mined at Kovdor, thus providing reasonable assurance that the Company's joint venture will be able to achieve repatriation of earnings and convertibility of local currency to U.S. dollars. The plant was completed in June 2000 and beginning in July produced sales of over $1,000,000 by December. The Plant is continuing to exceed initial production goals and should produce approximately 7,000 tons of explosives during 2001.

         The Company has committed to continue operations in Uzbekistan through Turon-MSI Ltd ("Turon-MSI"), its 51% owned joint venture, without committing any new capital investment, and the leading Uzbekistan gold mining enterprise has committed to the joint venture that it will assist Turon-MSI in acquiring US dollar conversion for raw materials. During 2000 it substantially lived up to this commitment. The ability to convert local currency to dollars will enable Turon-MSI to continue its operations. Assuming US dollar conversion continues for raw material imports, Turon-MSI should be able to complete its contracts to supply approximately 10,000 tons of explosives in 2001. The Company reports results from the joint venture on a cash basis when profits are repatriated; however, to date no profits have been able to be repatriated. Because of the large future potential in having an established platform for growth in the Central Asia mining area, the Company has determined to continue operations so long as no significant external cash is needed to continue the operations.

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

         The MSI and Norsk Hydro joint venture in Colombia produced explosives during 1998 to support the mining of approximately four million metric tons of coal. Production significantly decreased during 1999 due to curtailed mining (approximately 1 million tons of coal compared to over three million tons of coal in previous years), reflecting lower coal prices in Europe where much of the Colombian coal is marketed. During late 1999 and 2000, however, the Company's major coal customer achieved better prices and commitments for its coal which will allow the Colombian customer to continue investing in less expensive transportation and port facilities via railroad. During the second half of 2000 coal production increased to an annualized level of three million tons with the possibility of increasing its long-term output to 7 - 10 million tons by 2003. For 2001 production levels should continue at or above the same rate as experienced during the last half of 2000.

         During 2000, the Company's operations in Ghana, a 50/50 joint venture with Bulk Mining Explosives from South Africa, continued to decline consistent with the decline in gold production in Ghana as a result of low gold prices. Production was curtailed in the last half of the year. Accordingly, the Company is considering several options at the present time, including sale of its Ghana operations. As stated above, the Ghana operations are not part of the Asset Purchase Agreement with UEE.

BUSINESS OF THE COMPANY SUBSEQUENT TO THE ASSET SALE

         Following the sale of the Explosives Business, the primary business of the Company will be based upon the Company's Cyanco and West Africa Chemicals joint ventures. In addition, the Company will have income from the lease of its office building, receipt of principal and interest on the five-year note receivable from UEE's subsidiary, and short-term investment income on the proceeds of the Asset Sale until such time as the Company's Board of Directors determines alternate uses of the proceeds. The following discussion focuses on the remaining primary business of the Company, assuming the Asset Sale has been consummated. For a discussion of the Company's explosives operations see the Company's report on Form 10-K for the year ended December 31, 2000.

CYANCO JOINT VENTURE INTEREST

         Cyanco is a 50/50 joint venture between the Company and Degussa Corporation ("Degussa") that produces and markets liquid sodium cyanide from its Winnemucca, Nevada plant. Cyanco services the Western U.S. gold mining area, primarily located in Nevada, and has concentrated on quality and service. There are principally two types of products marketed to gold mines for the leaching process: (1) a solid "briquette" sodium cyanide product which requires handling and physical dissolution before use and (2) the type provided by Cyanco, a liquid sodium cyanide which provides for greater personal and environmental safety and comes to the mining customer ready to use. The manufacturing cost for the liquid product is substantially lower than for solid product when drying, handling and chemical adjustment costs are taken into account.

         Since the liquid product is shipped by truck from the plant to the mine site in a solution of about 30% sodium cyanide and 70% water, freight costs are very significant and shipping must be managed carefully, both in terms of cost and safety and environmental protection. Cyanco has contracted this service with an Omaha, Nebraska company which utilizes dedicated equipment specifically designed for Cyanco. Cyanco currently contracts this service on a month-to-month basis.

         With the 1998 addition of a second production unit, Cyanco has an annual liquid sodium cyanide production capacity of approximately 85 million pounds. The Company has primary responsibility for Cyanco's production and delivery, and Degussa has primary responsibility for the joint venture's marketing and sales activities.

         Since 1998, worldwide gold prices have continued to be depressed, ranging between $250.00 and $320.00 per ounce. As of August 9, 2001, the spot

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

trading price for an ounce of gold was approximately $276. If gold prices do not further deteriorate, gold production in the Company's market area should remain relatively stable for the foreseeable future. Gross sales and operating profits in the sodium cyanide business in the Nevada market have been declining in the last two years and are likely to remain depressed in the short-run. During 2000, Cyanco successfully increased its market share, increasing its projected annual production by approximately 10,000,000 pounds. In addition it was issued a patent for the production and transportation of a "wet-cake" product, which may provide Cyanco with the ability to significantly increase its freight logical market. Management believes that Cyanco has positioned itself to continue increasing market share in the long run.

COMPETITION

         Cyanco represents one of three sources of delivered liquid sodium cyanide in the Western United States. The world market for briquette or dry-form sodium cyanide is dominated by E.I. DuPont Nemours ("DuPont"). There continue to be opportunities in the worldwide market for liquid sodium cyanide, although the worldwide supply of dry product currently exceeds demand. Domestically, Cyanco competes with DuPont and also with FMC, which markets delivered liquid sodium cyanide in the same geographic area as Cyanco. The Company believes that the important competitive factors in the liquid sodium cyanide market are location, service and quality. However, as gold prices have declined and Cyanco's innovations in the marketplace have taken effect, the price of liquid sodium cyanide has become a significant competitive factor. In addition, some competitors provide more than one product to Cyanco's customers. Cyanco has had to meet competitive demands and has been able to achieve results by being creative and service-oriented. Cyanco expects that efforts to gain market share during this period of lower gold prices will continue to keep operating profits at lower levels in the Nevada market during 2001.

DEPENDENCE ON CUSTOMERS

         Since most of the Company's cyanide customers are large surface mining companies, the number of companies it services is relatively small compared to those of a wholesale distribution or retail business. A loss of one or more customers could adversely affect future sales. However, such losses are not expected to occur, since these customers have lower than average operating costs to produce gold, which should allow them to continue producing gold in this depressed market. However, mining companies may elect to terminate or suspend operations at a particular location, even when production costs are less than gold prices. In most cases the Company has long-term contracts with its customers.

PATENTS, TRADEMARKS AND LICENSES

         In March 1989, Cyanco obtained from Mitsubishi Gas Chemical Company, Inc. ("Mitsubishi"), a Japanese corporation, in consideration of payment of a one-time license fee, a perpetual license of a patented process and related technical information covering the manufacture of hydrogen cyanide for use in the manufacture of liquid sodium cyanide at the Cyanco plant. The license is a nonexclusive, nonsublicensable and nontransferable right to use the technology at the Cyanco plant, and is materially important to the plant's operation.
Although the Company actively conducts research on product improvement and development, the Company's research and development expenditures in each of the years ending December 31, 2000, 1999, and 1998, were primarily related to the Explosives Business. However, the Company developed a Patent issued during 2000 for the production and transportation of a "wet-cake" cyanide product which may be used by Cyanco in expanding its freight logical market. There has not been any customer-sponsored research and development.

RAW MATERIALS

         The Company has historically not experienced significant difficulty in obtaining necessary raw materials used in the manufacture of its products. In the present environment, due to the increasing costs of natural gas, raw material availability could be impacted for short periods of time, but Cyanco does not expect significant difficulty in obtaining raw materials for the longer term. The Company must compete with other markets for a major portion of its raw materials (ammonia, caustic soda, natural gas and electricity). The supplies of these products have been adequate in past years to meet the needs of industrial as well as agricultural users. Cyanco has entered into long-term transportation agreements with Paiute Pipeline and Northwest Pipeline for transportation of natural gas to the Cyanco facility. Cyanco has not had significant difficulty in obtaining the other necessary raw materials since there are alternative sources of supply. However, due to the current increased costs and decreased availability of natural gas, it is anticipated that there could also be some shortage of ammonia production during 2001, which could have a temporary adverse impact on prices and margins. It is Cyanco's intent to pass short-term raw material price fluctuations on to its client base in order to maintain profitability. There is, however, no assurance that Cyanco will be successful in obtaining price relief. Cyanco believes that it will be able to obtain the necessary raw materials based on existing supply arrangements and, as required, purchases in the open market at the then prevailing spot prices.

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


EMPLOYEES

         Following the sale of the Explosives Business, the Company anticipates having three employees at its corporate offices. Cyanco will have 28 employees at its plant in Winnemucca, Nevada, and the Company's West Africa Chemicals joint venture will have 7 local employees. The Company and its joint venture partners consider relations with their employees to be positive.

WEST AFRICA CHEMICALS JOINT VENTURE INTEREST

         West Africa Chemicals is a 50/50 joint venture with Chemical Holdings International, Limited, a subsidiary of the Omnia Group, the parent company of Bulk Mining Explosives, which is an explosives licensee of the Company. Due to certain restrictions on transfers to competitors, the Company's joint venture interest will not be transferred to UEE in the Asset Sale. Consequently, the Company is retaining its West Africa Chemicals joint venture interest until such time as the business can be appropriately sold or wound up, subject to the requirements of its joint venture agreement. The West Africa Chemicals joint venture has operated at a net loss from its inception in 1997, and in 1999 the Company wrote off its interest in the joint venture for financial reporting purposes and now records income or loss on a cash basis. Due to the relationship that the Company has with its joint venture partner, the receivable on the books of the Company due from West Coast Explosives, a subsidiary of West Africa Chemicals, which, as of December 31, 2000, was approximately $498,000, is being retained by the Company. Subject to requirements in the joint venture documents, the Company anticipates that the operations will be discontinued or sold in the near future unless gold prices rebound. In the event that the operations are discontinued, it is expected that the proceeds from the collection of receivables and the sale of plant and equipment, raw materials and real estate holdings will exceed the liabilities of the joint venture.

ENVIRONMENTAL COMPLIANCE

         The Company is subject to federal, state and local laws regulating the protection of the environment in the handling, storage and shipment of cyanide and related raw materials. In preparation for the manufacture and sale of liquid sodium cyanide at the Cyanco plant, Cyanco incurred material capital expenditures relating to compliance with environmental laws and regulations, including expenditures required for specialty trucks and tankers and development of an emergency response plan in the event of a hazardous materials spill. Cyanco's operations are designed such that no liquid discharge is created during the manufacture of its product. Compliance with such laws, rules and regulations on an ongoing basis is not expected to require additional material capital expenditures in the short-term.

OTHER GOVERNMENTAL REGULATIONS

         Cyanco is subject to various governmental authorities with respect to transportation and handling of hazardous materials. In addition, it is subject to OSHA's Process Safety Management program at the Winnemucca Plant. Cyanco has implemented compliance programs, which the Company believes addresses the program objectives and guidelines. Cyanco is regularly inspected by Nevada's regulatory agencies to monitor compliance.

PROPERTY

         The corporate offices of the Company, built in 1997, are located at 8805 South Sandy Parkway, Sandy, Utah. These facilities, consisting of 1.8 acres, an office building and adjacent research and laboratory facilities, were constructed by the Company at a cost of approximately $1.2 million. It is anticipated that the corporate facilities will be leased to UEE for at least one year following the Asset Sale at commercially competitive rates. The Company expects to lease office space in the Salt Lake City area for its corporate headquarters subsequent to the Asset Sale. The property and facilities of the Company's joint ventures, including Cyanco and West Africa Chemicals, are deemed adequate and suitable for their respective operations.


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

LEGAL PROCEEDINGS

         There are no legal proceedings, other than of a routine, business nature currently filed against the Company.

--------------------------------------------------------------------------------

             MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

--------------------------------------------------------------------------------

         The common stock of the Company is currently listed on the Nasdaq National Market ("NNM"), under the symbol "MSIX." It is anticipated that the Company may seek a new trading symbol subsequent to the Asset Sale and the Corporate Name Change.

         The following table sets forth the approximate range of high and low closing prices for the common stock of the Company during the periods indicated. The quotations presented reflect interdealer prices, without retail markup, markdown, or commissions, and may not necessarily represent actual transactions in the common stock.

        Quarter Ended                    High Close                 Low Close

      December 31, 1998                  $   5.63                   $  4.38
      March 31, 1999                     $   7.38                   $  4.63
      June 30, 1999                      $   5.63                   $  4.13
      September 30, 1999                 $   4.63                   $  2.13
      December 31, 1999                  $   4.50                   $  2.00
      March 31, 2000                     $   3.687                  $  2.25
      June 30, 2000                      $   2.75                   $  1.625
      September 30, 2000                 $   2.75                   $  1.375
      December 31, 2000                  $   2.25                   $  1.187
      March 31, 2001                     $   2.375                  $  1.34
      June 30, 2001                      $   1.75                   $  1.00

         On September 10, 2001, the closing quotation for the common stock on NNM was $1.32. As reflected by the high and low prices on the foregoing table, the trading price of the Common Stock of the Company can be volatile, with dramatic changes over short periods. The trading price may reflect market reaction to perceived changes in the industry in which the Company sells products and services, the direction and results of research and development efforts, and many other factors. Investors are cautioned that the trading price of the common stock can change dramatically based on changing market perceptions that may be unrelated to the Company and its activities.

         As of August 9, 2001, there were 7,314,260 shares of the Company's common stock issued and outstanding, held by approximately 560 shareholders of record.

         The Company paid an annual dividend of $0.025 per share of outstanding Common Stock in 1999. The Board of Directors did not approve a dividend in 2000. There are no restrictions on the declaration or payment of dividends set forth in the articles of incorporation of the Company or any other agreement with its shareholders or creditors. The Board anticipates retaining the majority of any future earnings for working capital and investment in growth and expansion of the Company's businesses.

         During August of 1997, the Company, NASDAQ and a principal shareholder of the Company, entered into a voting agreement with respect to the shares of Common Stock held by the principal shareholder. Under this voting agreement, the shares of Common Stock held by the principal shareholder would be voted pro rata in accordance with the votes cast by other shareholders in order to address NASDAQ concerns regarding the potential control exercisable by such principal shareholder over the Company. Subsequently, the shareholder transferred his shares to the BLA Irrevocable Investment Trust (the "BLA Trust") and the BLA Trust took the position that the shares were no longer subject to the voting agreement. This gave rise to a dispute between the Company and the BLA Trust resulting in litigation. The Company subsequently entered into a settlement agreement with the BLA Trust, whereby the governing documents for the BLA Trust were amended and the parties agreed that the shares of common stock held by the

BLA Trust could be voted independent of the voting agreement. The shares held by the BLA Trust have not yet been voted apart from the voting agreement. A presentation has been made to NASDAQ concerning this issue but NASDAQ has to date not concurred that the shares are free of the voting agreement. The BLA Trust entered into an agreement with UEE to vote its shares in favor of the Asset Sale. Bryan Bagley, a director of the Company, is a trustee of the BLA Trust.

--------------------------------------------------------------------------------

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

--------------------------------------------------------------------------------

         The following tabulation shows, as of August 1, 2001, the number of shares of the Company's common stock, par value $0.001, owned beneficially by:
(a) all persons known to be the holders of more than five percent (5%) of the Company's voting securities, (b) persons deemed affiliates for purposes of the Asset Sale, (c) directors, (d) named executive officers, and (e) all officers and directors of the Company as a group:

                                                         Amount and Natures of
                                                        Beneficial ownership(1)
Name and Address of Beneficial Owner                    Shares         Percent

E. Bryan Bagley            -----------------------------2,111,034(2, 3)27.1%
1470 Arlington Dr.
Salt Lake City, UT 84103

Dr. John T. Day            -------------------------------600,804(4)    7.7%
5 Dawn Hill
Sandy, Utah 84092

Edward N. Bagley Estate    -------------------------------583,280       7.5%
8987 St. Ives Drive
Los Angeles, California 90069

Lex L. Udy                 -------------------------------560,906(5)    7.2%
4597 Ledgemont Drive
Salt Lake City, Utah 84124

Affiliates

Jack O'Brien               --------------------------------28,009       0.4%
195 River Road
Pawcatuck, CT 06379
(401) 322-0700

Mitch Green                ---------------------------------  900       0.0%
66 Gold Ledge Avenue
Auburn, NH 03032
(603) 669-8442

UEE                        ----------------------------------   0       0.0%
Av. Del Partenon
16-5a Pl.
Campo de las Naciones
Madrid, Spain 28042

Directors and Officers

Dr. John T. Day            -------------------See Above----------------------

E. Bryan Bagley            -------------------See Above----------------------

Nathan L. Wade             -------------------------------262,822(6)    3.4%

M. Garfield Cook           -----------------------------------  0       0.0%

James E. Solomon           -----------------------------------  0       0.0%

James W. Sight             -----------------------------------  0       0.0%

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

Frances Flood              -----------------------------------  0       0.0%

Duane W. Moss              --------------------------------98,312(7)    1.3%

David P. Reddick           -------------------------------102,347(8)    1.3%

Richard M. Clayton         --------------------------------63,349(9)    0.8%

Douglas W. Later           --------------------------------20,000(10)   0.3%

Wade L. Newman             --------------------------------13,000(11)   0.0%

All Officers and Directors
as a group (12 persons     -----------------------------3,439,466(12)  44.0%
-------------------------

(1)(2) Unless otherwise indicated, each person identified in the table has sole voting and investment power with respect to the Company's common stock beneficially owned by such person. The total number of outstanding shares included in the computation of percentages is 7,314,260 plus 487,613 options which are exercisable or become exercisable by executives and directors within 60 days.
(3) Includes 1,883,287 shares held by the BLA Irrevocable Investment Trust of which Bryan Bagley is a co-Trustee with his adult sister, Lisa Higley, who lives in Colorado and 39,500 options currently exercisable by Mrs. Bagley.
(4) Includes options for 49,500 shares which are presently exercisable or will become exercisable within 60 days and 5,705 shares held by family members residing in his home.
(5) Includes shares owned solely by Dr. Udy's wife and shares in a family limited partnership.
(6) Includes shares held by a partnership of which Mr. Wade is a partner, shares held in an IRA account for the benefit of Mr. Wade's spouse and shares held by Mr. Wade's family members residing in his home; also included are 39,500 options currently exercisable by Mr. Wade.
(7) Includes options for 49,849 shares which are presently exercisable or will become exercisable within 60 days and 12,719 shares held through the Company's 401(k) plan.
(8) Includes options for 76,415 shares which are presently exercisable or will become exercisable within 60 days and 1,953 shares held through the Company's 401(k) plan.
(9) Includes options for 49,849 shares which are presently exercisable or will become exercisable within 60 days. (10) Includes options for 15,000 shares which are presently exercisable or will become exercisable within 60 days. (11) Includes options for 10,000 shares which are presently exercisable or will become exercisable within 60 days. (12) Includes shares controlled by Bryan Bagley as co-trustee of the BLA Irrevocable Investment Trust and includes 487,613 options for shares which are currently exercisable or which become exercisable by the directors and executive officers of the Company within 60 days.

         None of the individuals or entities acquired common stock of the Company during the preceding two years, except that Nathan Wade and/or his spouse acquired 2,000 shares in an open market transaction on September 21, 1999, at a price of $2.25 per share and 2,200 shares on February 2, 2000, at a price of $2.25 per share. In addition, Duane Moss and David Reddick are participants in the Company's 401(k) plan and elected to have a portion of their contributions to the plan invested in Company stock. All of the purchases through the 401(k) plan were effected through open market purchases at the then prevailing market price. Other than the foregoing, none of the individuals or entities on the foregoing table has acquired or disposed of stock of the Company in the preceding 60 days.

         Except as set forth elsewhere in this proxy: (a) neither UEE nor UEE-MSI nor Mining Services International, Inc., nor, to our knowledge, any of the persons affiliated with UEE or any associate or majority-owned subsidiary affiliated with UEE, beneficially owns or has a right to acquire any shares of common stock of the Company or any other equity securities of the Company; (b) neither UEE nor, to our knowledge, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in any shares of common stock of the Company or any other equity securities of the Company during the past 60 days; (c) neither UEE nor, to UEE's knowledge, any affiliated persons, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) since August 1, 1999, there have been no transactions which would require reporting under the rules and regulations of the SEC between UEE or any of its subsidiaries or, to UEE's knowledge, any of its affiliated persons, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and
(e) since August 1, 1999, there have been no contacts, negotiations or transactions between UEE or any of its subsidiaries or, to UEE's knowledge, any of its affiliated persons, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

IDENTITY AND BACKGROUND OF OFFICERS, DIRECTORS, AND AFFILIATES OF THE COMPANY.

         Except as otherwise indicated, each of the following individuals can be reached at the address of the Company, Mining Services International Corporation, 8805 South Sandy Parkway, Sandy, Utah, 84070, telephone number
(801) 233-6000. All of the following individuals are United States citizens.

         Nathan L. Wade, 73, has been a Director of the Company since June 1989. Since 1953 Mr. Wade has been a director and principal owner of Nate Wade Subaru, 1207 South Main, Salt Lake City, Utah 84111, a Utah automobile dealership for new and used automobiles. Mr. Wade was appointed Chairman of the Company's Board of Directors on January 21, 2000.

         M. Garfield Cook, 61, was appointed to the Company's Board of Directors on April 4, 2000, and on April 25, 2000, was appointed as Co-Chairman of the Board. From 1972 to 1989 Mr. Cook was President and Chief Executive Officer of IRECO Chemicals, an industrial explosives company with about 1,700 employees serving in the natural resource industry worldwide. He has served on the boards of a number of corporations involved in the explosives and mining industry. He is also a past Chairman of the Institute of Makers of Explosives in Washington, D.C. From 1988 to 1995, Mr. Cook was Chairman of Non-Invasive Medical Technology Corporation (NMT) involved in developing and producing specialized medical treatment devices and supplies, and from 1991 to 1995 he also served as Chairman of In-Line Diagnostics Corporation (IDC), an affiliate of NMT. Mr. Cook has been a private investor since 1995 and has served in executive positions with several civic organizations in Salt Lake City and his business address is the same as his home address, 2976 E. Crestview Dr., Salt Lake City, Utah 84108. Mr. Cook is a 1966 graduate of the University of Utah with a B.S. degree in Physics

         Dr. John T. Day, 62, has been President and Chief Executive Officer of the Company since April 1993. He was one of the founders of the Company and from 1979 to 1993 was Executive Vice President with responsibility for plant design, operations, equipment design and construction, and new product development. Dr. Day was appointed a member of the Board of Directors on November 10, 1986. Dr. Day obtained a B.S. degree in Chemical Engineering from the University of Utah in 1964 and obtained a Sc.D. degree from MIT in 1972.

         James E. Solomon, 51, CPA, was appointed a director in March 2000. He is managing partner at Red Rock Investors, LLC, a venture capital firm. Mr. Solomon specializes in maximizing value for small to mid-size companies. He was formerly a financial manager at Exxon Corporation from 1972 to 1980. From 1980 to 1983 Mr. Solomon was Vice President of Farm Management Company, one of the world's largest agricultural companies. Since 1983, Mr. Solomon has been self employed, 2051 North Kingston Rd., Farmington, Utah 84025 and is an Adjunct Professor at the Graduate School of Business at the University of Utah and serves as a director of TruDynamics International, Inc., a company based in Scottsdale, Arizona.


         James W. Sight, 45, was appointed a director on April 4, 2000. Mr. Sight graduated from the Wharton School of Finance in 1977. Mr. Sight has been an investor and financial consultant for several years, currently at 8500 College Blvd., Overland Park, Kansas 66210. He currently serves as a director of Westmoreland Coal Co. and Programmer's Paradise, both publicly-held companies.


         Bryan Bagley, 37, was appointed a director on June 28, 2000. Since November 1991, Mr. Bagley has been a market maker for Wilson-Davis & Company, 39
W. Market Street, Salt Lake City, Utah 84111. Prior to his current position, he was a securities trader for over ten years with increasing responsibilities at Covey & Co., Bagley Securities and Wilson-Davis & Company. Mr. Bagley graduated from the University of Utah in 1987 with a Bachelor of Science degree in Economics.

         Frances Flood, 45, was appointed a director of the Company on June 28, 2000. Since June of 1998, Ms. Flood has served as Chief Executive Officer and as a director of Gentner Communications (Nasdaq) 1825 West 2770 South, West Valley City, Utah 84119. Ms. Flood joined Gentner in October of 1996 as Vice-President of Sales and Marketing and, prior to her current positions, served as President of Gentner from December of 1997. Prior to joining Gentner, Ms. Flood was Area Director of Sales and marketing for Ernst & Young, LLP, an international accounting and consulting firm. Ms. Flood graduated from Thomas Edison State College with a BSBA degree in Banking and Finance. Ms. Flood serves as a director of Sound Tube, a privately-held company based in Park City, Utah.

         In addition to Dr. Day, certain information is furnished with respect to the following executive officers of the Company:

         Richard M. Clayton, 59, was first employed by the Company from 1981 to 1983. Mr. Clayton joined the Company again in 1986 as Director of Marketing and was appointed Vice President in 1991. He currently serves as Vice-President in charge of marketing. Prior to joining the Company, Mr. Clayton held key management and marketing positions with Texaco Petroleum Corporation and Nitrate Services Corporation, an explosives company.

         David P. Reddick, 44, has been employed by the Company since 1985 as Director of Operations. Since 1991, Mr. Reddick has been a Vice President of the Company. Prior to joining the Company, Mr. Reddick was associated with Cyprus Minerals in operations management. Mr. Reddick obtained a B.S. degree in Resource Economics from the University of California at Berkeley.

         Duane W. Moss, 53, has been employed by the Company since December 1994. He was appointed Senior Vice President and General Counsel in 2000. Previously, Mr. Moss served as Chief Financial Officer and Legal Counsel. Mr. Moss began his career as a tax accountant with Arthur Andersen & Company and obtained a Juris Doctorate and a B.A. degree in Accounting from the University of Utah.

         Douglas W. Later, 48, has been employed by the Company since September 1998. In 2000, he was appointed Vice President in charge of Research and Development and certain operations relating to the Eastern US explosives business. During 1998 and 1999 he was the Assistant to the President responsible for research and development activities of the Company and the manufacturing of its packaged explosives products. From 1989 to 1998, Dr. Later was president of Mountain States Analytical, a testing and research laboratory. Dr. Later has eighteen years experience in the chemicals industry and management of operations. He received a bachelor's degree in Chemistry in 1978 and a Ph.D. in analytical chemistry in 1982 from Brigham Young University.

         Wade L.  Newman,  CPA,  42,  has been  employed  by the  Company  since
February 1999. In 2000, he was appointed as Chief Financial Officer of the Company. Previously he was the Company's Controller. Mr. Newman was Vice President and CFO, Secretary and Treasurer of Recovery Corporation from 1991 to 1999 and was with Ernst & Young from 1985 to 1991 where he served as a Manager in the audit department. Mr. Newman received a bachelor's degree in Accounting from Brigham Young University in 1985. Mr. Newman has served as a director of Suma Corporation, a privately-held company based in Sandy, Utah, since 1993.

         The following individuals are deemed to be affiliates of the Company for purpose of the Asset Sale.

         John P. O'Brien, 56, has been employed as President of O'Brien Design Associates, Inc. ("ODA"), 366 Ross Hill Road, Charleston, RI 02813, since it was purchased by the Company in September 1998. Mr. O'Brien founded ODA in 1987 to pursue opportunities in the specialty explosives field with detonating cord and non-electric detonating systems. Prior to ODA, he was with Ensign-Bickford Company for 19 years in a variety of positions, the latest of which was Vice-President of Research and Engineering. Mr. O'Brien received an MBA from the University of Connecticut and a Bachelor of Arts degree in Chemistry from Holy Cross College. Mr. O'Brien is a director of two privately-held companies based in Connecticut, Detotec North America, Inc., and Shock Tube Systems, Inc.

         Mitch  Green,  42, has been  employed as  President  of Green  Mountain
Explosives, 66 Gold Ledge Avenue, Auburn, New Hampshire 03032 since it was acquired by the Company in December 1998. From 1996 through December 1998, Mr. Green served as Vice-President and Chief Operating Officer of Green Mountain Explosives. Mr. Green has extensive experience in the explosives distribution and drilling and blasting businesses and has served in operating, marketing and executive positions throughout his career.

         During the past five years, none of the foregoing individuals nor the individuals identified in the tables that immediately follow have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and none have been a party to any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.


DIRECTORS AND EXECUTIVE OFFICERS OF UEE

         A. Directors and Executive Officers of UEE: The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of UEE and certain other information are set forth below. Unless otherwise indicated below, the address of each executive officer and director is Av. Del Partenon, 16 5(a) Campo de las Naciones, 28042 Madrid, Spain. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with UEE. Unless otherwise indicated herein, all directors and executive officers listed below are citizens of Spain.

         1.       Directors of UEE

                                                             Current Position and Present, Principal
                                       Year      Current        Occupation or Employment; Material
                                    Appointed      Term               Positions Held During
           Name and Age             to Board     Expires                 Past Five Years
           ------------             ---------    -------                 ---------------
Jose Fernando Sanchez-Junco Mans,      1994        2006    Chairman  of the Board of  Directors  of UEE
54                                                         since 1994.  Chief Executive  Officer of UEE
                                                           since 1994. Sole  Administrator of UEE Group
                                                           until   1994.   Member   of  the   Board  of
                                                           Directors, Uralita, S.A. since 1993.

Jose Maria Castane Ortega, 62          1994        2006    Member of the Board of UEE since 1994.
                                                           Vice-Chairman of UEE since 2001.  Chairman
                                                           of the Board of Argo Capital Invest since
                                                           1996. Chairman of the Board of Directors of
                                                           ING Barings Espana, S.A. since 2000.
                                                           Member of COMMERCIAL GEDESCO "Maheso", S.A.
                                                           since 1996. Member of the Board of Juste,
                                                           S.A. Quimico-Farmaceutica since 1979.
                                                           Member of the Board of Delta Management
                                                           (Guernsey) Ltd. from 1992 until 1999.
                                                           Member of the Board of Controljornal-SGPS
                                                           since 1992. Member of the Board of PAYMA,
                                                           S.A. from 1993 until 1999. Member of the
                                                           Board of NECA, S.A. from 1994 until 1999.
                                                           Member of the Board of GP DELTA LTD LLC,
                                                           Delaware, since 1999. Member of the Board
                                                           of Athena Seguros since 1997.

Jaime Burguera Eleta, 63               1994        2006    Retired since 1993. Member of the Board of
                                                           UEE since 1994. Board Member of Agrupacion
                                                           Eolica, S.L., since 1996.

Miguel Camino de Miguel, 42            2001        2006    Member of the Board of UEE since 2001.
                                                           Corporate Chief Financial Officer of UEE
                                                           since 2000.  Financial Director for Europe
                                                           of US Filter Corporation from April 1996
                                                           until April 1999. World Wide Controller of
                                                           Vivendi Water System from April 1999 until
                                                           May 2000.

Andrew T. Kellet, 42                   2001        2006    Member of the Board of UEE since 2001.
                                                           Banker at BancBoston Capital since 1996.
                                                           Citizen of the United Kingdom.

Rafael Lopez-Sors Gonzalez, 61         2001        2006    Member of the Board of UEE since 2001.
                                                           General Secretary of UEE since 1996.

Carlos Llari de Sangenis y Seix, 62    1994        2006    Member of the Board of UEE since 1994.
                                                           Member of the Board of Explosivos Alaveses,
                                                           S.A. of UEE since 1995. Freelance economist
                                                           since 1996.

Jose V. Moreno Huart, 53               2001        2006    Member of the Board of UEE since 2001.
                                                           Human Resources Corporate Director of UEE
                                                           since 1996.

Renaud M. Rivain,  54                  1999        2006    Member of the Board of UEE since 1999.
                                                           Managing Director Pallas Invest, S.A.,
                                                           Investment Holding Company since 1996.
                                                           Citizen of France.




         2.       Executive Officers of UEE

                                                             Current Position and Present, Principal
                                      Year Appointed to         Occupation or Employment; Material
                                      Current Executive               Positions Held During
           Name and Age                Officer Position                  Past Five Years
           ------------                ----------------                  ---------------
Jose Fernando Sanchez-Junco Mans,            1994          Chief Executive  Officer of UEE since 1994.
54                                                         Chairman  of the Board of UEE  since  1994.
                                                           Sole   Administrator  of  UEE  Group  until
                                                           1994.  Member  of the  Board of  Directors,
                                                           Uralita, S.A. since 1993.

Miguel Camino de Miguel, 42                  2000          Corporate  Chief  Financial  Officer of UEE
                                                           since  2000.  Member  of the  Board  of UEE
                                                           since 2001.  Financial  Director for Europe
                                                           of US Filter  Corporation  from  April 1996
                                                           until April 1999.  World Wide Controller of
                                                           Vivendi  Water System from April 1999 until
                                                           May 2000.

Rafael Lopez-Sors Gonzalez, 61               1996          General   Secretary   of  UEE  since  1996.
                                                           Member of the Board of UEE since 2001.

Carlos Gastanaduy Tilve, 39                  1996          Legal  Department   Manager  of  UEE  since
                                                           1996.  Board  Secretary  of UEE since 2001.
                                                           From  July  1996  to  October  1998,  Legal
                                                           Department Manager of Andersen Consulting.

Jaime Barbeito Diez, 50                      1996          General  Manager  Defense  Business Unit of
                                                           UEE since 1996.

Ricardo Lopez Migoya, 59                     1996          General    Manager    Initiating    Systems
                                                           Business    Unit   of   UEE,    UEB   Union
                                                           Explosivos-Ensign  Bickford Ensign Sistemas
                                                           de Iniciacion, S.L., since 1996.

Jose Martin Ruiz, 58                         1996          General Manager Cartridge Business Unit of
                                                           UEE, UEE Cartucheria Deportiva, S.A., since
                                                           1996.

Andres Soto Aguera, 49                       1996          General Manager Nitrochemicals Business
                                                           Unit of UEE since 1996.

         B. Directors and Executive Officers of UEE-MSI. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of UEE-MSI and certain other information are set forth below. Unless otherwise indicated below, the address of each executive officer and director is Av. Del Partenon, 16 5(a) Campo de las Naciones, 28042 Madrid, Spain. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with UEE-MSI. Unless otherwise indicated herein, all directors and executive officers listed below are citizens of Spain.

         1.       Directors of UEE-MSI

                                                             Current Position and Present, Principal
                                       Year      Current        Occupation or Employment; Material
                                    Appointed      Term               Positions Held During
           Name and Age             to Board     Expires                 Past Five Years
           ------------             ---------    -------                 ---------------
Jose Fernando Sanchez-Junco Mans,      2000        2001    Chairman  of  the  Board  of  UEE-MSI  since
54                                                         2000.  Chairman & C.E.O.  of UEE since 1994.
                                                           Sole  Administrator of UEE Group until 1994.
                                                           Member of the Board of  Directors,  Uralita,
                                                           S.A. since 1993.

Rafael Lopez-Sors Gonzalez, 61         2000        2001    Director of UEE-MSI since 2000. Member of
                                                           the Board of UEE since 2001.  General
                                                           Secretary of UEE since 1996.

Carlos Gastanaduy Tilve, 39            2000        2001    Director of UEE-MSI since 2000. Board
                                                           Secretary of UEE since 2001.  Legal
                                                           Department Manager of UEE since 1996. From
                                                           July 1996 to October 1998, Legal Department
                                                           Manager of Andersen Consulting.





         2.       Executive Officers of UEE-MSI

                                                             Current Position and Present, Principal
                                      Year Appointed to         Occupation or Employment; Material
                                      Current Executive               Positions Held During
           Name and Age                Officer Position                  Past Five Years
           ------------                ----------------                  ---------------
Carlos Gastanaduy Tilve, 39                  2000          Executive  Officer of UEE-MSI  since  2000.
                                                           Board Secretary of
                                                           UEE since 2001. Legal
                                                           Department Manager of
                                                           UEE since 1996. From
                                                           July 1996 to October
                                                           1998, Legal
                                                           Department Manager of
                                                           Andersen Consulting.

         C. Directors and Executive Officers of Mining Services International, Inc. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Mining Services International, Inc., a Delaware corporation formed by UEE, and certain other information are set forth below. Unless otherwise indicated below, the address of each executive officer and director is 8805 South Sandy Parkway, Sandy, Utah 84070. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Mining Services International, Inc. Unless otherwise indicated herein, all directors and executive officers listed below are citizens of Spain.

         1.       Directors of Mining Services International, Inc.

                                                             Current Position and Present, Principal
                                       Year      Current        Occupation or Employment; Material
                                    Appointed      Term               Positions Held During
           Name and Age             to Board     Expires                 Past Five Years
           ------------             ---------    -------                 ---------------
Jose Fernando Sanchez-Junco Mans,      2000        2001    Chairman  of  the  Board  of   Directors  of
54                                                         Mining Services  International,  Inc., since
                                                           November  2000.  Chairman  &  C.E.O.  of UEE
                                                           since 1994. Sole  Administrator of UEE Group
                                                           until   1994.   Member   of  the   Board  of
                                                           Directors, Uralita, S.A. since 1993.

 Carlos Gastanaduy Tilve, 39           2000        2001    Director of Mining Services International,
                                                           Inc., since November 2000. Board Secretary
                                                           of UEE since 2001. Legal Department Manager
                                                           of UEE since 1996. From July 1996 to
                                                           October 1998, Legal Department Manager of
                                                           Andersen Consulting.

         2.       Executive Officers of Mining Services International, Inc.

                                                             Current Position and Present, Principal
                                      Year Appointed to         Occupation or Employment; Material
                                      Current Executive               Positions Held During
           Name and Age                Officer Position                  Past Five Years
           ------------                ----------------                  ---------------
Jose Fernando Sanchez-Junco Mans,            2000          President      of      Mining      Services
54                                                         International,  Inc.,  since November 2000.
                                                           Chairman & C.E.O.  of UEE since 1994.  Sole
                                                           Administrator  of  UEE  Group  until  1994.
                                                           Member of the Board of Directors,  Uralita,
                                                           S.A. since 1993.
Carlos Gastanaduy Tilve, 39                  2000          Vice-President     of    Mining    Services
                                                           International,  Inc.,  since November 2000.
                                                           Board  Secretary  of UEE since 2001.  Legal
                                                           Department  Manager of UEE since 1996. From
                                                           July   1996   to   October   1998,    Legal
                                                           Department Manager of Andersen Consulting.
Fernando Olaso Echevarria, 34                2000          Vice-President since November 2000. Head
                                                           of Corporate Development of UEE since
                                                           October 1996.  Associate at Union Bank
                                                           of Switzerland, M&A Group until October
                                                           1996.
Andres Soto Aguera, 49                       2000          Vice-President of Mining Services
                                                           International, Inc., since November
                                                           2000. General Manager Nitrochemicals
                                                           Business Unit of UEE since 1996.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors, and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all forms required by Section 16(a), including amendments thereto, were timely filed, except that Wade Newman and Douglas Later were late in filing their reports of initial ownership on Form 3 and David P. Reddick was late in filing a report of change in beneficial ownership on Form 4.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On April 10, 1998, the Company provided Dr. John T. Day, its President and Chief Executive Officer, a five-year loan of $75,000, bearing interest at the LIBOR 30-day rate plus 1%, adjusted annually each year on the anniversary date. Interest is payable annually with principal due on the date of maturity. As of December 31, 2000, the current outstanding principal and accrued interest balance on Dr. Day's loan was $32,341.64. The loan is secured with shares of Company stock owned by Dr. Day.

         In connection with the Asset Sale, Mr. Richard Clayton, a vice-president of the Company, is transferring 13,500 shares of the Company's stock to the Company in full satisfaction of $58,000 owed to the Company as a result of a loan made to Mr. Clayton in 1998. Mr. Clayton will continue to owe the Company all accrued interest on such loan. (See "Proposal No. 1: The Asset Sale--Related Agreements.")

--------------------------------------------------------------------------------

                              SHAREHOLDER PROPOSALS

--------------------------------------------------------------------------------


         No proposals have been submitted by shareholders of the Company for consideration at the Special Meeting. The Company has not fixed the date of its annual meeting of shareholders. In order for shareholder proposals to be included in the Company's proxy materials, they must be received by the corporate secretary of the Company, at the Company's executive offices, 8805 South Sandy Parkway, Sandy, Utah, 84070, a reasonable time prior to the mailing of the Company's proxy materials pursuant to Rule 14a-8, assuming such meeting is not held within 30 days of the date of last year's meeting. Any shareholder proposal also must be proper in form and substance, as determined in accordance with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. If the Company's 2001 annual meeting of shareholders is within 30 days of December 20, 2001, then the last date to submit a proposal under Rule 14a-8 is July 23, 2001. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of 14a-4(c), notice of such proposal must be received by the Company on or prior to October 19, 2001.


--------------------------------------------------------------------------------

                                  OTHER MATTERS

--------------------------------------------------------------------------------

         Management does not know of any business, other than as stated in the Notice, that may be considered at the Special Meeting. If any other matters should properly come before the Special Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

         In order to assure the presence of the necessary quorum and to vote on the matters to come before the Special Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy does not prevent you from attending and voting at the Special Meeting.

--------------------------------------------------------------------------------

                         INDEPENDENT PUBLIC ACCOUNTANTS

--------------------------------------------------------------------------------

         Representatives from the Company's independent auditors, Tanner + Co., are expected to be in attendance at the Special Meeting in order to respond to questions concerning financial statements and the financial treatment of the Asset Sale and may make a statement if they desire to do so.

--------------------------------------------------------------------------------


                              AVAILABLE INFORMATION


--------------------------------------------------------------------------------

         The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Any interested party may inspect information filed by the Company, without charge, at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Any interested party may obtain copies of all or any portion of the information filed by the Company at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information with respect to the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission at http://www.sec.gov.

         The Company's Common Stock is listed on the Nasdaq National Market and trades under the symbol "MSIX." Reports and other information concerning the Company can be inspected at the offices of Nasdaq at 1735 "K" Street, N.W., Washington, D.C. 20006-1500.

--------------------------------------------------------------------------------

                          INDEX TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------




                   MINING SERVICES INTERNATIONAL CORPORATION
                       Consolidated Financial Statements
                           December 31, 2000 and 1999

                                       MINING SERVICES INTERNATIONAL CORPORATION

                                      Index to Consolidated Financial Statements


--------------------------------------------------------------------------------





                                                                         Page
                                                                         ----

Independent Auditors' Report                                             F-2


Consolidated balance sheet                                               F-3


Consolidated statement of operations                                     F-4


Consolidated statement of stockholders' equity                           F-6


Consolidated statement of cash flows                                     F-8


Notes to consolidated financial statements                               F-9



--------------------------------------------------------------------------------

                                                    INDEPENDENT AUDITORS' REPORT








To the Board of Directors and Stockholders of Mining Services International Corporation


We have audited the consolidated balance sheet of Mining Services International Corporation and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2000, 1999, and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mining Services International Corporation and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000, 1999, and 1998 in conformity with generally accepted accounting principles.




TANNER+CO.



Salt Lake City, Utah
April 12, 2001

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                                      Consolidated Balance Sheet
                                            (In thousands, except share amounts)

--------------------------------------------------------------------------------




                                                             June 30,                   December 31,
                                                              2001              --------------------------
              Assets                                       (Unaudited)                2000            1999
              ------                                    --------------------------------------------------
Current assets:
     Cash                                               $            1,338   $       2,113    $        975
     Receivables, net                                                8,889           7,971           6,495
     Inventories                                                     2,327           2,248           1,807
     Prepaid expenses                                                  158             212             112
     Current portion of related party notes
       receivable                                                      250             250             250
                                                        --------------------------------------------------

                  Total current assets                              12,962          12,794           9,639

Investment in and advances to joint ventures                        14,062          12,886          12,846
Property, plant and equipment, net                                   7,203           7,647           9,165
Goodwill, net                                                            -               -           2,018
Related party notes receivable                                       1,086           1,086             633
Other assets                                                           405             393             160
                                                        --------------------------------------------------

                                                        $           35,718   $      34,806    $     34,461
                                                        --------------------------------------------------

----------------------------------------------------------------------------------------------------------

              Liabilities and Stockholders' Equity
              ------------------------------------

Current liabilities:
     Accounts payable and accrued expenses              $            7,003   $       5,901    $      2,257
     Current portion of long-term debt                               4,889           4,850             473
                                                        --------------------------------------------------

                  Total current liabilities                         11,892          10,751           2,730

Long-term debt                                                       1,555           1,756           4,475
Deferred income taxes                                                2,043           2,054           2,408
                                                        --------------------------------------------------

                  Total liabilities                                 15,490          14,561           9,613
                                                        --------------------------------------------------

Minority interest                                                        -               -             497
                                                        --------------------------------------------------

Commitments and contingencies                                            -               -               -

Stockholders' equity:
     Common stock, $.001 par value, 500,000,000
       shares authorized 7,314,260 shares issued
       and outstanding                                                   7               7               7
     Capital in excess of par value                                  5,312           5,312           5,312
     Cumulative foreign currency translation
       adjustments                                                    (467)           (456)           (381)
     Retained earnings                                              15,376          15,382          19,413
                                                        --------------------------------------------------

              Total stockholders' equity                            20,228          20,245          24,351
                                                        --------------------------------------------------

                                                        $           35,718   $      34,806    $     34,461
                                                        --------------------------------------------------


----------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.
                                                                                                       F-3



                                                                 MINING SERVICES INTERNATIONAL CORPORATION

                                                                      Consolidated Statement of Operations
                                                                      (In thousands, except share amounts)

----------------------------------------------------------------------------------------------------------

                                                       Six Months Ended
                                                           June 30,
                                                          (unaudited)         Years Ended December 31,
                                                     -----------------------------------------------------
                                                        2001       2000      2000       1999      1998
                                                     -----------------------------------------------------
Revenue:
     Net sales                                       $    19,532  $ 16,517  $  35,889  $ 26,752  $  23,414
     Royalties                                               489       503        892     1,154      1,345
     Equity in earnings of joint ventures                  1,198     1,041      2,244     2,511      4,989
     Other income                                             32        29        105       191        117
                                                     -----------------------------------------------------

                                                          21,251    18,090     39,130    30,608     29,865
                                                     -----------------------------------------------------

Costs and expenses:
     Cost of sales                                        18,784    15,617     34,619    25,497     22,128
     General and administrative                            2,019     2,101      4,550     2,893      1,331
     Research and development                                300       323        686       805        587
     Impairment of assets                                      -         -      4,990     2,622          -
                                                     -----------------------------------------------------

                                                          21,103    18,041     44,845    31,817     24,046
                                                     -----------------------------------------------------

Income (loss) from operations                                148        49     (5,715)   (1,209)     5,819

Interest expense                                            (275)     (156)      (509)     (211)       (16)
Other income                                                 118        37        126        21        169
                                                     -----------------------------------------------------

Income (loss) before (provision) benefit for
  income taxes, minority interest, and
  extraordinary item                                          (9)      (70)    (6,098)   (1,399)     5,972
                                                     -----------------------------------------------------

Benefit (provision) for income taxes:
     Current                                                  (8)      (21)     1,216       426     (1,790)
     Deferred                                                 11         -        354       124       (310)
                                                     -----------------------------------------------------

                                                               3       (21)     1,570       550     (2,100)
                                                     -----------------------------------------------------

Income (loss) before minority interest                        (6)      (91)    (4,528)     (849)     3,872

Minority interest in (income) loss                             -       129        497       (25)         -
                                                     -----------------------------------------------------

Income (loss) before extraordinary item                       (6)       38     (4,031)     (874)     3,872

Extraordinary item - extinguishment of deferred
  obligation                                                   -         -          -     1,599          -
                                                     -----------------------------------------------------

Net income (loss)                                    $        (6) $     38  $  (4,031) $    725  $   3,872
                                                     -----------------------------------------------------

----------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.
                                                                                                       F-4


                                                                   MINING SERVICES INTERNATIONAL CORPORATION

                                                                        Consolidated Statement of Operations
                                                                        (In thousands, except share amounts)
                                                                                                   Continued

------------------------------------------------------------------------------------------------------------

                                                       Six Months Ended
                                                           June 30,
                                                          (unaudited)         Years Ended December 31,
                                                     -------------------------------------------------------
                                                        2001       2000      2000        1999      1998
                                                     -------------------------------------------------------
Earnings (loss) per common share-basic

     Income (loss) from continuing operations        $      (.00) $     .01  $    (.55) $    (.12) $     .53

     Income (loss) extraordinary items                         -          -          -        .22          -
                                                     -----------------------------------------------------

     Net income (loss)                               $      (.00) $     .01  $    (.55) $     .10  $     .53
                                                     -----------------------------------------------------

Earnings (loss) per common share-diluted

     Income (loss) from continuing operations        $      (.00) $     .01  $    (.55) $    (.12) $     .52

     Income (loss) extraordinary items                         -          -          -        .22          -
                                                     -----------------------------------------------------

     Net income (loss)                               $      (.00) $     .01  $    (.55) $     .10  $     .52
                                                     -----------------------------------------------------

Weighted average shares:
     Basic                                             7,314,000  7,314,000  7,314,000  7,324,000  7,368,000
                                                     -----------------------------------------------------

     Diluted                                           7,314,000  7,316,000  7,314,000  7,375,000  7,492,000
                                                     -----------------------------------------------------

-------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.
                                                                                                          F-5

                                                                 MINING SERVICES INTERNATIONAL CORPORATION

                                                            Consolidated Statement of Stockholders' Equity
                                                                      (In thousands, except share amounts)

                                                             Years Ended December 31, 2000, 1999, and 1998
----------------------------------------------------------------------------------------------------------


                                                                      Cumulative
                                                         Capital in     Foreign
                                    Common Stock           Excess      Currency
                              -------------------------    of Par     Translation   Retained
                                 Shares       Amount       Value      Adjustments   Earnings     Total
                              ----------------------------------------------------------------------------

Balance at
January 1, 1998                   7,353,344  $        7   $     5,416   $        -  $   15,182   $  20,605

Comprehensive net income
  calculation:
  Net income                              -           -             -            -       3,872       3,872

  Other comprehensive
    income-foreign currency
    translation adjustment, net           -           -             -          242           -         242
                                                                                              ------------
Comprehensive income                      -           -             -            -           -       3,630
                                                                                              ------------

Shares issued for:
  Exercise of stock options          33,407           -           119            -           -         119
  Acquisition of subsidiary          28,009           -           302            -           -         302

Acquisition and retirement of
  common stock                       75,000           -           394            -           -         394

Cash dividends paid                       -           -             -            -        (185)       (185)
                              ----------------------------------------------------------------------------

Balance at
December 31, 1998                 7,339,760           7         5,443         (242)     18,869      24,077

Comprehensive net income
  calculation:
  Net income                              -           -             -            -         725         725

  Other comprehensive
    income-foreign currency
    translation adjustment, net           -           -             -         (139)          -        (139)
                                                                                              ------------
Comprehensive income                      -           -             -            -           -         586
                                                                                              ------------

Acquisition and retirement of
  common stock                      (25,500)          -          (131)           -           -        (131)

Cash dividends paid                       -           -             -            -        (181)       (181)
                              ----------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.
                                                                                                       F-6

                                                                 MINING SERVICES INTERNATIONAL CORPORATION

                                                            Consolidated Statement of Stockholders' Equity
                                                                      (In thousands, except share amounts)
                                                                                                 Continued

----------------------------------------------------------------------------------------------------------

                                                                      Cumulative
                                                         Capital in     Foreign
                                                           Excess      Currency
                                    Common Stock           of Par     Translation   Retained
                              -------------------------
                                 Shares       Amount       Value      Adjustments   Earnings     Total
                              ----------------------------------------------------------------------------
Balance at
December 31, 1999                 7,314,260           7         5,312         (381)     19,413      24,351

Comprehensive net income
  calculation:
  Net loss                                -           -             -            -      (4,031)     (4,031)

  Other comprehensive
    income-foreign currency
    translation adjustment, net           -           -             -          (75)          -         (75)
                                                                                              ------------
Comprehensive loss                        -           -             -            -           -      (4,106)
                                                                                              ------------


                              ----------------------------------------------------------------------------
Balance at
December 31, 2000                 7,314,260           7         5,312         (456)     15,382      20,245

Comprehensive net income
  calculation:
  Net loss (unaudited)                    -           -             -            -        (400)       (400)

  Other comprehensive
    income-foreign currency
    translation adjustment, net           -           -             -            2           -           2
                                                                                              ------------
Comprehensive loss (unaudited)            -           -             -            -           -        (398)
                                                                                              ------------
                              ----------------------------------------------------------------------------
Balance at
March 31, 2001 (unaudited)        7,314,260  $        7   $     5,312   $     (454) $   14,982   $  19,847
                              ----------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.
                                                                                                       F-7

                                                                 MINING SERVICES INTERNATIONAL CORPORATION
                                                                     Consolidated Statement of Cash Flows
                                                                                            (In Thousands)

----------------------------------------------------------------------------------------------------------

                                                       Six Months Ended
                                                           June 30,
                                                          (unaudited)         Years Ended December 31,
                                                     -----------------------------------------------------
                                                        2001       2000      2000       1999      1998
                                                     -----------------------------------------------------
Cash flows from operating activities:
   Net income (loss)                                 $        (6) $     38  $  (4,031) $    725  $   3,872
   Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
     Depreciation and amortization                           592       777      1,595     1,318        797
     Provision and reserves for losses on assets             (78)       87        222        66        147
     Loss (gain) on disposal of equipment                    (88)       (1)         1       (11)       (14)
     Stock compensation expense                                -         -          -         -         37
     Undistributed (earnings) loss of joint ventures      (1,205)   (1,041)    (2,245)   (2,510)    (4,989)
     Impairment of assets                                      -         -      4,990     2,622          -
     Extraordinary item - extinguishment of deferred
       obligation                                              -         -          -    (2,422)         -
     Deferred income taxes                                   (11)       34       (354)     (124)       305
     (Increase) decrease in:
       Receivables                                          (839)   (2,641)    (1,711)     (692)    (1,735)
       Inventories                                           (79)     (452)      (441)      (86)       320
       Prepaid expenses                                       54       (92)      (100)        8        185
       Other assets                                          (12)       28       (233)       61        157
     Increase (decrease) in:
       Accounts payable and accrued expenses               1,102     2,645      3,644      (686)      (174)
       Minority interest                                       -      (129)      (497)       25          -
                                                     -----------------------------------------------------
           Net cash provided by
           operating activities                             (570)     (747)       840    (1,706)    (1,092)
                                                     -----------------------------------------------------

Cash flows from investing activities:
   Proceeds from the sale of plant and equipment             253        13         35        62         74
   Increase in notes receivable                                -         -       (500)      (58)      (475)
   Payments on note receivable                                 -         -         47       100        250
   Purchase of plant and equipment                          (281)     (858)    (2,945)   (3,971)    (1,189)
   Distribution from joint ventures                            -     1,000      2,000     4,000      4,978
   Investment in joint venture                               (15)     (357)         3      (507)    (1,196)
   Net cash paid in acquisition                                -         -          -         -     (2,399)
   Capital contribution from minority interest                 -         -          -       472          -
                                                     -----------------------------------------------------
           Net cash used in
           investing activities                              (43)     (202)    (1,360)       98         43
                                                     -----------------------------------------------------

Cash flows from financing activities:
   Proceeds from long-term debt and line of credit           167     1,044      2,241     3,890        700
   Payments on long-term debt and line of credit            (329)     (290)      (583)   (1,309)         -
   Retirement of common stock                                  -         -          -      (131)      (394)
   Cash dividend paid                                          -         -          -      (181)      (185)
   Issuance of common stock                                    -         -          -         -         82
                                                     -----------------------------------------------------
           Net cash provided by
           financing activities                             (162)      754      1,658     2,269        203
                                                     -----------------------------------------------------

Net increase (decrease) in cash                             (775)     (195)     1,138       661       (846)

Cash, beginning of year                                    2,113       975        975       314      1,160
                                                     -----------------------------------------------------

Cash, end of year                                    $     1,338  $    780  $   2,113  $    975  $     314
                                                     -----------------------------------------------------
----------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.
                                                                                                       F-8

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)

                                               December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


1.   Organization       Organization
     and                Mining Services International  Corporation (the Company)
     Significant        and its wholly owned  subsidiaries,  MSI Chemicals  Ltd.
     Accounting         (MSIC), Central Asia Chemicals LTD (CAC), O'Brien Design
     Policies           Associates,   Inc.(ODA)   which  the  Company   acquired
                        effective  October 30, 1998, Green Mountain  Explosives,
                        Inc. (GME) which the Company acquired effective December
                        9, 1998,  MSI Russia,  L.L.C.  (MSIR)  which the Company
                        organized   effective   October   16,   1998,   and  MSI
                        International  Holding  Company,  Ltd.  (MSI  IHC),  are
                        primarily  engaged in the  development,  manufacture and
                        sale  of  bulk   explosives  and  related   support  and
                        services.  In addition,  Nevada Chemicals,  Inc., also a
                        wholly-owned subsidiary, has a fifty percent interest in
                        Cyanco Company (Cyanco),  a non-corporate joint venture,
                        which is engaged in the  manufacture  and sale of liquid
                        sodium  cyanide.  The Company also owns 51% of Tennessee
                        Blasting  Services,  L.L.C (TBS),  which was established
                        September 1, 1999. TBS provides  drilling,  blasting and
                        explosives resale services and its accounts are included
                        in  the  Company's  consolidated  financial  statements,
                        including   accounts   which   represent   the  minority
                        interest. During the fourth quarter of 2000, TBS reached
                        a deficit in stockholder  equity and as such the Company
                        reduced the  minority  interest to $0.  Since that time,
                        the  Company  has  recorded  100% of the  results of TBS
                        operations.   The  financial   statements   reflect  the
                        investment in joint ventures of which the Company owns a
                        50%  or  less  interest   under  the  equity  method  of
                        accounting. Summarized financial information for these joint ventures is included in note 15.

                        The acquisitions of ODA and GME were accounted for as purchase transactions.


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------



1.   Organization       Organization - Continued
     and                The Company has an agreement with Production Association
     Significant        "Ammofos" of Almalyk,  the Republic of Uzbekistan (PAA),
     Accounting         a government  owned  chemical  producer.  The  Agreement
     Policies           creates a joint  venture  with the Company and PAA which
     Continued          operates under a limited liability  enterprise organized
                        under   Uzbekistan   laws.   The  enterprise  is  called
                        Turon-MSI  Ltd.  (Turon),  in  which  MSI  holds  a  51%
                        interest  through MSI IHC and PAA holds a 49%  interest.
                        The Company has not  consolidated  Turon under FAS 94 in
                        the  accompanying   financial   statements  due  to  the
                        political situation and economic controls and conditions
                        in  Uzbekistan.  MSI has  committed  to supply plant and
                        equipment  along  with  its  technological  know-how  in
                        return for its interest in the joint venture and PAA has
                        committed  to provide the  infrastructure  of the plant.
                        Effective   December  28,  1999,  MSI   transferred  its
                        ownership  of Turon-MSI  Ltd. to MSI IHC. The  Company's
                        investment   in   Turon-MSI   has  not   generated   any
                        significant cash or return on the Company's  investment.
                        In looking at future cash flow projections, it became apparent that the political and business environment, along with Turon-MSI operations, would not provide a source for cash flow or recovery of the investment in Turon-MSI. Accordingly, in the fourth quarter of 1999, the investment was fully written off as an impaired asset. Subsequently, the Company has not recovered or received any cash or other assets from its investment in Turon-MSI. The Company only recognizes income or loss as cash is either received or disbursed.

                        MSIR owns a 50% interest in Eastern Mining Services Ltd.
                        (EMS), a Russian company registered in Moscow, to manufacture and deliver bulk explosives in the Kovdor mining district in Russia.

                        The Company owns a 50% interest in a joint venture in Grand Cayman called Cayman Mining Services Limited
                        (CMS). CMS owns virtually all of Colombia Mining Supply and Services Limited (SSMC), a Colombia- based company, which has an agreement to manufacture and supply mining explosives in Colombia. CMS also owns 100% of Mining Capital Resources Ltd., which leases plant and equipment to EMS for its Russian operations.


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

1.   Organization       Organization - Continued
     and                The Company also has a joint venture to manufacture  and
     Significant        supply  explosives  in West  Africa.  The joint  venture
     Accounting         operates  as  a  Ghanaian   company  called  West  Coast
     Policies           Explosives  Limited  (WCE).  WCE is wholly owned by West
     Continued          Africa  Chemicals  Limited  (WAC),  a Mauritius  company
                        owned 50% by the Company. In the fourth quarter of 1999, the Company wrote-off its investment in WAC, including a note receivable, due to continuing sustained losses and the unlikelihood of realizing profits in this market where explosives supply now exceeds demand. Similar to its investment in Turon - MSI, Ltd., the Company will only recognize income or loss as cash is either received or disbursed.

                        On November 30, 2000 the Company entered into an Asset Purchase Agreement to sell its explosives business. Pursuant to such agreement, the Company will sell substantially all of the assets, subsidiaries and certain joint venture interests of the explosives manufacturing, services and supply business. The Company will maintain its investment in the corporate office building, Cyanco and WAC (see note 8).

                        Principles of Consolidation
                        The  consolidated   financial   statements  include  the
                        accounts of the Company, and its consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated.

                        Cash Equivalents
                        For  purposes  of the  statement  of  cash  flows,  cash
                        includes  all  cash  and   investments   with   original
                        maturities to the Company of three months or less.

                        Inventories
                        Inventories are recorded at the lower of cost or market, cost being determined on a first-in, first-out (FIFO) method.

                        Property, Plant and Equipment
                        Property, plant and equipment are recorded at cost, less accumulated depreciation. Depreciation and amortization on capital leases and property, plant and equipment are determined using the straight-line method over the estimated useful lives of the assets or terms of the lease. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. Gains and losses on sale of property, plant and equipment are reflected in net income.

--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

1.   Organization       Investments
     and                The Company  records income or loss for its  investments
     Significant        in Turon-MSI  and WAC which have been fully  written off
     Accounting         when cash is  received  or  disbursements  made on their
     Policies           behalf.  Subsequent to the investments being written off
     Continued          in 1999 the Company has not had any  significant  income
                        or loss from these investments.

                        Goodwill
                        Goodwill reflects the excess of the costs of purchasing GME over the fair value of the related net assets at the date of acquisition, and is being amortized on the straight-line basis over 10 years. Amortization of goodwill began January 1, 1999. Amortization expense totaled $224, $225 and $0 in 2000, 1999 and 1998, respectively. On November 30, 2000 the Company entered into an asset purchase agreement for the sale of its explosives business. As a result of the proposed transaction the Company has recognized an impairment against assets related to its explosives business and has eliminated all unamortized goodwill as of December 31, 2000 (see Note 8).

                        Other Assets
                        Certain items included in other assets are amortized over five years using the straight-line method. Amortization expense totaled $4, $4, and $4, in 2000, 1999, and 1998, respectively.

                        Translation of Foreign Currencies
                        The cumulative effect of currency translation adjustments are included in stockholders' equity. These items represent the effect of translating assets and liabilities of the Company's foreign operations.

                        Generally for joint ventures, unrealized gains and losses resulting from translating foreign companies' assets and liabilities into U.S. dollars are accumulated in an equity account on the joint venture's balance sheet, which is reported using the equity method, until such time as the company is sold or substantially or completely liquidated. Translation gains and losses relating to operations of companies where hyperinflation exists are included in equity in earnings from joint ventures.


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

1.   Organization       Revenue Recognition
     and                The  Company  recognizes  revenue  through  the  sale of
     Significant        chemical-based   products,   as  well  as  through   the
     Accounting         performance  of technical  services  under  contracts of
     Policies           varying lengths.  Revenue is recognized upon shipment of
     Continued          product or performance of services.

                        Cost of Sales
                        Cost of sales consist primarily of product costs, freight, labor related to products and miscellaneous technical service overheads.

                        General and Administrative Expense
                        General and administrative expenses consist primarily of
                        salary,  wages,  occupancy  costs,   professional  fees,
                        insurance, travel and supplies.

                        Income Taxes
                        Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial and tax reporting, principally related to depreciation and undistributed earnings from foreign-based joint ventures, which qualify under certain tax deferral treatment.

                        Impairment of Long-Lived Assets
                        The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through undiscounted future cash flows. If it is determined that an impairment loss has occurred based on expected cash flows, such loss is recognized in the Statement of Operations.

                        Earnings Per Common Share
                        The computation of earnings per common share is based on the weighted average number of shares outstanding during the year.

                        The computation of earnings per common share assuming dilution is based on the weighted average number of shares outstanding during the year plus the weighted average common stock equivalents which would arise from the exercise of stock options outstanding using the treasury stock method and the average market price per share during the year.


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

1.   Organization       Concentration of Credit Risk
     and                Financial  instruments  which  potentially  subject  the
     Significant        Company  to   concentration   of  credit  risk   consist
     Accounting         primarily of trade receivables.  In the normal course of
     Policies           business,  the  Company  provides  credit  terms  to its
     Continued          customers.  Accordingly,  the Company  performs  ongoing
                        credit   evaluations  of  its  customers  and  maintains
                        allowances for possible losses which, when realized, have been within the range of management's expectations.

                        The Company's customer base consists primarily of mining companies. Although the Company is directly affected by the well-being of the mining industry, management does not believe significant credit risk exists at December 31, 2000.

                        The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

                        Use of Estimates in the Preparation of Financial Statements
                        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        Unaudited Financial Statements
                        The consolidated unaudited financial statements include the accounts of Mining Services International Corporation and subsidiaries and include all adjustments (consisting of normal recurring items) which are in the opinion of management necessary to present fairly the financial position as of March 31, 2001 and the results of operations and cash flows for the three months ended March 31, 2001 and 2000. The results of operations and cash flows for the three months ended March 31, 2001 are not necessarily indicative of the results to be expected for the entire year.


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

1.   Organization       Reclassification
     and                Certain  amounts  in  the  1999  and  1998  consolidated
     Significant        financial  statements have been  reclassified to conform
     Accounting         with classifications adopted in the current year.
     Policies
     Continued


2.   Detail of
     Certain
     Balance
     Sheet
     Accounts                                                 December 31,
                                                   -----------------------------
                                                        2000          1999
                                                   -----------------------------
Receivables:
     Trade receivables                             $        6,051  $      4,938
     Income tax refund receivable                           1,110             -
     Related party receivables (see Note 10)                  920         1,653
     Other                                                    215           117
     Less allowance for doubtful accounts                    (325)         (103)
                                                   -----------------------------

                                                   $        7,971  $      6,605
                                                   -----------------------------

Inventories:
     Raw materials                                 $          761  $        737
     Finished goods                                         1,487         1,070
                                                   -----------------------------

                                                   $        2,248  $      1,807
                                                   -----------------------------

Accounts payable and accrued expenses:
     Trade payables                                $        4,757  $      1,422
     Accrued expenses                                       1,144           835
                                                   -----------------------------

                                                   $        5,901  $      2,257
                                                   -----------------------------

--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

3.   Property,          Property, plant and equipment consists of the following:
     Plant and
     Equipment                                           December 31,
                                                 --------------------------
                                                     2000         1999
                                                 --------------------------

Plant equipment and fixtures                     $       8,761  $     9,501
Support equipment and fixtures                           5,319        5,586
Office equipment and fixtures                              370          537
Vehicles                                                   546          642
Land                                                       107          107
                                                 --------------------------

                                                        15,103       16,373

Less accumulated depreciation
  and amortization                                      (7,456)      (7,208)
                                                 --------------------------

                                                 $       7,647  $     9,165
                                                 --------------------------

4.   Related            Notes receivable are comprised of the following:
     Party Notes
     Receivable                                         December 31,
                                                 --------------------------
                                                     2000         1999
                                                 --------------------------

Unsecured note receivable from CMS, in
annual installments of $250 and semi-
annual interest payments at the rate of
1.5% above the six-month LIBOR
                                                 $       1,250  $       750

Notes receivable from officers of the
Company secured by stock, interest
payments due annually at 1% above the
three-month LIBOR, principal due in full
April 2003 and June 2004                                    86          133
                                                 --------------------------

                                                         1,336          883
Less current portion                                      (250)        (250)
                                                 --------------------------

                                                 $       1,086  $       633
                                                 --------------------------


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

5.   Long-Term          Long-term debt is comprised of the following:
     Debt
                                                            December 31,
                                                     --------------------------
                                                         2000         1999
                                                     --------------------------

Line of credit agreement, secured by a
blanket lien on all assets, which allows the
Company to borrow a maximum amount of
$4,500 at the bank's prime rate plus 0.25%,
due August 31, 2001.  At December 31, 2000,
the Company was not in compliance with loan
covenants related to debt service coverage
and working capital maintenance
requirements, and is therefore technically in
default with the line of credit agreement.
There are no cross default provisions in the
Company's other debt agreements.
                                                     $       4,195  $     2,916

Notes payable to financial institutions, due in
monthly installments of $37, including interest
ranging from 7.35% to 9.75%, secured by
property                                                     1,230          563



Unsecured performance deposit payable to a
company, due in monthly installments of $16,
including imputed interest at 7%, due on
December 9, 2003                                               503          649

Notes payable to individuals, due  in monthly
installments of $13, including interest at 12%,
secured by property and equipment, due
December 9, 2003                                               402          507

Construction loan payable in monthly
installments of $2, including interest at 8.15%,
secured by property, due April 10, 2004                        230          241


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

5.   Long-Term
     Debt
     Continued


Unsecured non-compete agreement payable
to an individual, due in monthly installments of
$1, including imputed interest at 7%, due
December 9, 2003                                                 36          47

Mortgage note payable to an individual, due in
annual installments of $2, including interest at
10%, due October 13, 2003                                        10          13

                                                      -------------------------
Loan payable to a Company, due in monthly
installments of $2, including interest at 9.5%,
secured by property, due August 1, 2000                           -          12
                                                      -------------------------

                                                              6,606       4,948

Less current portion                                         (4,850)       (473)
                                                      -------------------------

                                                      $       1,756  $    4,475
                                                      -------------------------

                        Future maturities of long-term debt are as follows:


                        Year Ending December 31:               Amount
                        ------------------------          -----------------

                             2001                         $           4,850
                             2002                                       714
                             2003                                       711
                             2004                                       318
                             2005                                        13
                                                          -----------------

                                                          $           6,606
                                                          -----------------

--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

6.   Operating          During the year ended  December  31,  2000,  the Company
     Leases             leased certain vehicles,  property,  and equipment under
                        various non-cancelable operating leases. Lease expense relating to the operating leases was approximately $245, $160 and $10 for the years ended December 31, 2000, 1999 and 1998, respectively. Future minimum lease payments are as follows:

                        Year Ending December 31:                    Amount
                        ------------------------              ------------------

                             2001                             $              194
                             2002                                            122
                             2003                                             62
                                                              ------------------

                                                              $              378
                                                              ------------------

7.   Income             The current  provision for income taxes  represents U.S.
     Taxes              federal  income taxes,  taxes  withheld on royalties and
                        other foreign income taxes.

                        The benefit (provision) for income taxes is different than amounts which would be provided by applying the statutory federal income tax rate to (loss) income before benefit (provision) for income taxes for the following reasons:

                                         Years Ended December 31,
                                -------------------------------------------
                                     2000           1999          1998
                                -------------------------------------------

Federal income tax benefit
(provision) at statutory rate   $         2,073  $        476  $     (2,030)
Goodwill                                   (420)            -             -
Life insurance and meals                    (23)            6           (12)
Other                                       (60)           68           (58)
                                -------------------------------------------

                                $         1,570  $        550  $     (2,100)
                                -------------------------------------------

--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

7.   Income             Deferred tax assets  (liabilities)  are comprised of the
     Taxes              following:
     Continued
                                                       December 31,
                                               ----------------------------
                                                    2000          1999
                                               ----------------------------

Depreciation and amortization                  $       (3,311) $     (2,912)
Deferred income                                          (556)         (216)
Write-down of impaired assets                           1,151           600
Foreign tax credit carryforward                           438           120
Other                                                     224             -
                                               ----------------------------

                                               $       (2,054) $     (2,408)
                                               ----------------------------


8.   Impairment         The Company  entered  into an  agreement on November 30,
     of Assets          2000 to sell its  explosives  business.  In applying FAS
                        121 the Company  evaluated its future cash flow from the
                        potential sale of its explosives business and determined
                        that it had  impaired  assets.  Based  on the  estimated
                        sales  proceeds  and the net book value of the assets to
                        be  sold  it  was  determined  that  the  Company  would
                        recognize a loss of approximately $4.99 million upon the
                        sale.  Accordingly,  as of December 31, 2000, based upon
                        FAS 121, the Company recognized an estimated  impairment
                        of  $1,794  related  to  goodwill,   $3,086  related  to
                        property  plant and  equipment,  and $110 related to its
                        investment in and advances to joint  ventures.  Pursuant
                        to the Asset Purchase  Agreement,  the Company will sell
                        substantially  all  of  the  assets,   subsidiaries  and
                        certain  joint  venture   interests  of  the  explosives
                        manufacturing, services and supply business. The Company will maintain its investment in Cyanco and WAC.


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

8.   Impairment         During the year ended  December  31,  1999,  the Company
     of Assets          evaluated the carrying  value of its  investments in and
     Continued          advances to joint ventures  based upon projected  future
                        cash flows, the circumstances and location of its investments and its ability to recover its investments in cash or any other negotiable asset. Based on this evaluation and in accordance with FAS 121, the Company determined its investments in and advances to Turon-MSI and WAC were impaired and recorded an aggregate non-cash expense for the impairment as follows:

Investment in and advances to foreign
  joint ventures                                             $        1,922
Related party notes receivable from foreign
  joint ventures                                                        700
                                                             --------------

                                                             $        2,622
                                                             --------------

                        At December 31, 1999, equity in earnings of joint ventures included approximately $140 of interest income relating to the impairment.


9.   Supplemental       During the year ended  December 31,  1998,  officers and
     Cash Flow          shareholders retired common stock with a market value of
     Information        $1,091 in order to  exercise  stock  options,  pay notes
                        receivable, related interest, and advances.

                        Actual amounts paid for interest and income taxes are as follows:

                                    Years Ended December 31,
                      -----------------------------------------------------
                             2000              1999             1998
                      -----------------------------------------------------

Interest              $              509  $            211  $            16
                      -----------------------------------------------------

Income taxes          $              127  $            801  $         1,965
                      -----------------------------------------------------


10.  Related Party      The Company  performs  certain  functions for Cyanco for
     Transactions       which it receives a fee. The fee is offset against costs
                        of sales.  Fees  totaled  $342,  $287 and $326,  for the
                        years  ended   December  31,  2000,   1999,   and  1998,
                        respectively.

--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

10.  Related Party      At  December   31,  2000  and  1999,   the  Company  had
     Transactions       receivables of $920 and $1,653, respectively, from joint
     Continued          ventures (see Notes 1 and 2).

                        As of December 31, 2000 and 1999, the Company had notes receivable from joint ventures of $1,250 and $750, respectively (see Note 4).

                        As of December 31, 2000 and 1999, the Company had notes receivable from officers of the Company for $86 and$133, respectively (see Note 4).

                        For the years ended December 31, 2000, 1999 and 1998, the Company recognized interest income of $105, $191, and $117, respectively, related to notes receivable from joint ventures.

                        During the years ended December 31, 2000, 1999 and 1998, the Company recognized revenues of approximately $709, $206, and $686, respectively, from joint ventures, related to royalties, services provided, and the sale of manufacturing products.


11.  Major              Sales to major customers which exceeded 10% of net sales
     Customers          are as follows:
     and Foreign
     Operations                              Years Ended December 31,
                                    ---------------------------------------
                                        2000         1999         1998
                                    ---------------------------------------

                        Company A   $     6,612  $     4,638  $           -
                        Company B   $            $            $       4,844
                        Company C   $            $            $       3,855
                        Company D   $            $            $       2,781

                        Management  believes  that the loss of any one  customer
                        would  not  have  a  material   adverse  effect  on  the
                        Company's consolidated operations.


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

11.  Major              The Company has operations in the United States, Canada,
     Customers          other foreign locations, and equity in earnings of joint
     and Foreign        ventures.  The  following is a summary of  operations by
     Operations         geographic region:
     Continued
                                            Years Ended December 31,
                                    ---------------------------------------
                                        2000         1999         1998
                                    ---------------------------------------
Revenue:
  United States                     $      32,421  $    23,253  $    18,648
  Canada                                    3,444        2,849        4,134
  Other foreign locations                   1,021        1,995        2,094
  Equity in earnings of JV                  2,244        2,511        4,989
                                    ---------------------------------------

Total revenues                      $      39,130  $    30,608  $    29,865
                                    ---------------------------------------

                                           Years Ended December 31,
                                    ---------------------------------------
                                        2000         1999         1998
                                    ---------------------------------------
Income (loss) from
  Operations:
  United States                     $       1,282   $    1,119   $    1,580
 United States impairment of
     assets                                (4,880)           -            -
  Canada                                      496          381          660
  Other foreign                              (197)        (326)         204
  Equity in earnings of JV                  2,244        2,511        4,989
 JV impairment of assets                     (110)      (2,622)           -
  Corporate Expenses                       (4,550)      (2,272)      (1,614)
                                    ---------------------------------------

Total income (loss) from
  operations                        $      (5,715)  $    (1,209) $    5,819
                                    ---------------------------------------

                                                            December 31,
                                                     ---------------------------
                                                         2000          1999
                                                     ---------------------------
Identifiable Assets:
  United States                                      $      19,074  $     17,456
  Canada                                                       858           876
  Other foreign                                              1,893         3,283
  Investments/advances to JV's                              12,886        12,846
                                                     ---------------------------

Total identifiable assets                            $      34,711  $     34,461
                                                     ---------------------------

--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

12.  Non-Qualified      Under  the 1987  Non-Qualified  Stock  Option  Plan (the
     Stock Option       Option Plan), as amended in 1988, 1990, 1992, 1993, 1998
     Plan               and  1999,  a  maximum  of  1,315,130  shares  were made
                        available for granting of options to purchase common stock at prices generally not less than the fair market value of common stock at the date of grant. Under the Option Plan, grants of non-qualified options may be made to selected officers and key employees without regard to any performance measures. The options may be immediately exercisable or may vest over time as determined by the Board of Directors. However, the maximum term of an option may not exceed ten years. Options may not be transferred except by reason of death, with certain exceptions, and termination of employment accelerates the expiration date of any outstanding options to 30 days from the date of termination.

                        Information regarding the Option Plan is summarized below:

                                              Number of      Option Price
                                               Options        Per Share
                                          ---------------------------------

Outstanding at January 1, 1998                      360,609  $  1.38 -11.30
     Granted                                         46,950     2.96 -11.30
     Exercised                                      (33,266)    5.00 - 7.56
     Expired                                        (14,546)    4.12 - 5.00
                                          ---------------------------------

Outstanding at December 31, 1998                    359,747     1.38 -11.30
     Granted                                          7,500     3.00 - 5.06
     Exercised                                       (5,500)    4.72 - 5.06
     Expired                                         (9,000)    2.26 - 5.22
                                          ---------------------------------

Outstanding at December 31, 1999                    352,747     1.38 -11.30
     Granted                                        376,000     1.44 - 2.31
     Exercised                                            -               -
     Expired                                              -               -
                                          ---------------------------------

Outstanding at December 31, 2000                    728,747  $  1.38 -11.30
                                          ---------------------------------

--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

12.  Non-Qualified      Options  exercisable  and available for future grant are
     Stock Option       as follows:
     Plan
     Continued                                   December 31,
                                -------------------------------------------
                                     2000           1999          1998
                                -------------------------------------------

Options exercisable                     524,510       113,815        76,816
Options available for grant              93,960       469,960       230,261


13.  Stock-Based        The Company has adopted the  disclosure-only  provisions
     Compensation       of Statement of Financial  Accounting  Standards  (SFAS)
                        No.  123,   Accounting  for  Stock-Based   Compensation.
                        Accordingly, no compensation cost has been recognized in the financial statements. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                              Years Ended December 31,
                                      -----------------------------------------
                                           2000          1999         1998
                                      -----------------------------------------

Net Income - as reported              $       (4,031) $       725  $     3,872
Net Income - pro forma                $       (4,393) $       622  $     3,961

Diluted earnings per share -
  as reported                         $         (.55) $       .10  $       .52
Diluted earnings per share -
  pro forma                           $         (.60) $       .08  $       .51
                                      -----------------------------------------

--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

13.  Stock-Based        The fair value of each option  grant is estimated at the
     Compensation       date of grant  using the  Black-Scholes  option  pricing
     Continued          model with the following assumptions:

                                                 December 31,
                                   ----------------------------------------
                                       2000          1999         1998
                                   ----------------------------------------

Expected dividend yield            $         .01 $         .02  $       .02
Expected stock price volatility              53%           52%          33%
Risk-free interest rate                       6%            6%           5%
Expected life of options               3-5 years   0 - 3 years      3 years
                                   ----------------------------------------

                        The weighted average fair value of options granted during 2000, 1999, and 1998 are $.73, $.28 and $1.20, respectively.


                        The following table summarizes information about stock options outstanding at December 31, 2000:

                        Options Outstanding             Options Exercisable
              -----------------------------------------------------------------
                             Weighted
                              Average
                 Number      Remaining    Weighted      Number      Weighted
   Range of    Outstanding  Contractual    Average    Exercisable    Average
   Exercise        at          Life       Exercise         at       Exercise
    Prices      12/31/00      (Years)       Price      12/31/00       Price
-------------------------------------------------------------------------------

$1.38 -  2.96    389,283      4.18       $  1.60      389,283         1.60
 3.00 -  4.09    299,214      4.38          3.64       94,977         3.28
 5.00 - 11.30     40,250      1.09          5.07       40,250         5.07
-------------------------------------------------------------------------------

$1.38 - 11.30    728,747      4.11       $  4.91      524,510         2.19
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

14.  Earnings Per       Financial  accounting  standards  require  companies  to
     Share              present  basic  earnings  per share  (EPS)  and  diluted
                        earnings per share along with additional informational disclosures. Information related to earnings per share is as follows:

                                               Years Ended December 31,
                                        ---------------------------------------
                                            2000         1999         1998
                                        ---------------------------------------
Basic EPS:
  Net income (loss) available to
    common                              $      (4,031)  $      725  $    3,872
    stockholders
                                        ---------------------------------------

  Weighted average common                   7,314,000    7,324,000   7,368,000
shares
                                        ---------------------------------------

  Net income (loss) per share           $       (.55)   $      .10  $      .53
                                        ---------------------------------------

Diluted EPS:
  Net income (loss) available to
    common                              $      (4,031)  $      725  $    3,872
    stockholders
                                        ---------------------------------------

  Weighted average common                   7,314,000    7,375,000   7,492,000
shares
                                        ---------------------------------------

  Net income (loss) per share           $       (.55)   $      .10  $      .52
                                        ---------------------------------------


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

15.  Significant        Summarized   financial   information   for   significant
     Unconsolidated     unconsolidated   affiliates  of  the  Company,   are  as
     Affiliates         follows:

                                             December 31,
                              ---------------------------------------------
                                   2000           1999           1998
                              ---------------------------------------------

Result for year:
     Gross revenues           $        28,429  $     21,585  $     37,353
     Gross profit             $         7,286  $      7,449  $     14,365
     Net income               $         4,488  $      5,385  $      9,978

Year-end financial
  position:
     Current assets           $        10,344  $      5,545  $     10,415
     Non-current assets       $        19,766  $     20,893  $     24,998
     Current liabilities      $         5,170  $      3,024  $      4,256
     Non-current liabilities  $         2,655  $      1,500  $      5,323


16.  Profit Sharing     The Company has a defined  contribution  profit  sharing
     Plan               plan,  which is qualified  under  Section  401(K) of the
                        Internal  Revenue  Code.  The plan  provides  retirement
                        benefits for employees  meeting  minimum age and service
                        requirements.  Participants  may contribute a percentage
                        of their gross  wages,  subject to certain  limitations.
                        The   plan   provides   for    discretionary    matching
                        contributions, as determined by the Board of Directors, to be made by the Company. The discretionary amount contributed to the plan by the Company for the years ended December 31, 2000, 1999, and 1998 was $80, $79, and $48, respectively.


17.  Fair Value of      The  Company's  financial  instruments  consist of cash,
     Financial          receivables,  payables,  and notes  payable the carrying
     Instruments        amount of cash,  receivables,  and payables approximates
                        fair  value  because of the  short-term  nature of these
                        items.   The  carrying   amount  of  the  notes  payable
                        approximates fair value as the individual borrowings bear interest at floating market interest rates.


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

18.  Commitments        The  Company  is  subject  to  various  claims and legal
     and                proceedings  arising in the ordinary  course of business
     Contingencies      activities.  The Company and  certain  directors  of the
                        Company in prior years were named in complaints  related
                        to:  alleged  violations  of laws and  fiduciary  duties
                        related  to the voting of  shares,  decisions  regarding
                        certain  corporate  transactions and the adoption of the
                        Stock Rights Plan.  This litigation was resolved in 2000
                        with no material  financial impact. The Company does not
                        believe the damage  claims of any pending  matters  will
                        materially   impact  the  financial   condition  of  the
                        Company.

19.  Extraordinary      During the year ended December 1999,  Cyanco  negotiated
     Item               the  extinguishment  of a deferred  royalty  obligation.
                        Accordingly, the Company paid $58 in cash to terminate the indemnification of Cyanco under the deferred royalty agreement. The result was an extraordinary gain of $1,599 after providing for income taxes of $823.


20.  Subsequent         In June 2001, the Company entered into an agreement with
     Events             the  minority  shareholders  of TBS to teminate  the TBS
                        Join Venture Agreement (the Termination Agreement).  The
                        Termination Agreement causes TBS to redeem the ownership
                        interest of the minority shareholders for one dollar and
                        for the minority  shareholders  to resign as members and
                        managers.   MSI  will   convert   $1.5  million  of  its
                        receivables  to equity and obtain 100% ownership of TBS.
                        The minority  shareholders  who remain  employed after 1
                        year will be granted a 4% equity  interest  in TBS which
                        is  exercisable   during  the  following  two  years  at
                        specific prices.

                        In July 2001, the Company's primary bank determined not to waive certain technical defaults related to financial ratio covenants, but also agreed to delay enforcement of its rights under the line of credit (LOC) agreement. The bank agreed to extend the maturity date of the LOC to be 30 days after the expiration of the Asset Purchase Agreement with UEE, which expires October 31, 2001. Accordingly, the maturity date of the LOC is extended to be no later than November 30, 2001. During the period of the extension, interest will be charged at the bank's prime rate plus 3%.



--------------------------------------------------------------------------------
                                                                            F-29

PROXY                         MINING SERVICES INTERNATIONAL
THIS PROXY IS SOLOCITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints John T. Day, M. Garfield Cook, and Nathan L. Wade as Proxies with full power of substitution, and hereby appoints them to represent AND VOTE, AS DESIGNATED BELOW, ALL SHARES OF Common Stock of the Company held of record by the undersigned on October 9, 2001, at the Special Meeting of Shareholders to be held at 10690 South Holiday Park Drive, Sandy, Utah on November 7, 2001, at 2:00 p.m. (local time), or at any adjournment thereof.


1. Proposal to sell substantially all of the assets, subsidiaries and certain joint venture interests of Mining Services International Corporation's (the "Company") explosives manufacturing, services and supply business (the "Asset Sale") pursuant to an Asset Purchase Agreement, dated November 30, 2000, as amended, by and among Union Espanola de Explosivos S.A., Union Espanola de Explosivos-MSI International, S.A., UMSI Acquisition Co., and the Company.

         __  FOR            __   AGAINST                __   ABSTAIN

2. Proposal to amend the Company's Articles of Incorporation to change the Company's name to "Nevada Chemicals, Inc." immediately following the consummation of the Asset Sale.

         __  FOR            __   AGAINST                __   ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please sign and date this Proxy where shown below and return it promptly.

Signed: _____________________  Signed: ___________________   Date: _____________


Note: Please sign above exactly as the shares are registered. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.